UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tollgrade Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TOLLGRADE COMMUNICATIONS, INC.
3120 Unionville Road
Suite 400
Cranberry Township, Pennsylvania 16066

March 31, 2011
Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which we refer to as the special meeting, of Tollgrade Communications, Inc., a Pennsylvania corporation, which we refer to as the Company, to be held on May 5, 2011 at 2:00 p.m. Eastern time, at the Pittsburgh Marriott North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066.

On February 21, 2011, the Company entered into a merger agreement providing for the acquisition of the Company by Talon Holdings, Inc., a wholly-owned subsidiary of investment funds managed by Golden Gate Private Equity, Inc. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $10.10 in cash, without interest, for each share of our common stock owned by you.

The board of directors of the Company has unanimously determined that it is in the best interests of the shareholders to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock entitled to vote thereon (assuming a quorum is present).

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Mackenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or emailing proxy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.
Sincerely,

Edward H. Kennedy
Chairman of the Board, President and
Chief Executive Officer

The proxy statement is dated March 31, 2011, and is first being mailed, with the form of proxy, to our shareholders on or about April 4, 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TOLLGRADE COMMUNICATIONS, INC.
3120 Unionville Road
Suite 400
Cranberry Township, Pennsylvania 16066

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

DATE:	May 5, 2011

TIME:	2:00 p.m. Eastern time

PLACE:	Pittsburgh Marriott North 100 Cranberry Woods Drive Cranberry Township, Pennsylvania 16066

ITEMS OF BUSINESS:
1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 21, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Talon Holdings, Inc., a Delaware corporation, which we refer to as Parent, and Talon Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.  To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. For purposes of this proposal, any shares of common stock of the Company that are present at the special meeting, whether in person or by proxy, will constitute a quorum.

3.  To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only shareholders of record at the close of business on March 22, 2011 are entitled to notice of, and to vote at, the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of a majority of the votes cast by the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted.

If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee (which is considered the shareholder of record) in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that it is in the best interests of the shareholders and the Company to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors as more fully described in this proxy statement. The board of directors of the Company recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE; SHAREHOLDER LIST:	Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting. A list of our shareholders will be available at our principal executive offices at 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066, during ordinary business hours for ten days prior to the special meeting.

The Company is incorporated under Pennsylvania law. Under Pennsylvania law, our shareholders do not have appraisal or similar rights of dissenters with respect to the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.
BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

Jennifer M. Reinke
General Counsel and Secretary
Dated: March 31, 2011
Cranberry Township, PA

Page
Shareholders Meeting	61
Further Action; Efforts	61
Employee Benefit Matters	62
Indemnification; Directors’ and Officers’ Insurance	63
Conditions to the Merger	64
Termination	65
Termination Fees	67
Expenses	69
Remedies	69
Access	69
Amendment; Waiver	69
MARKET PRICE OF COMPANY COMMON STOCK	70
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK	70
NO DISSENTERS’ RIGHTS	74
DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK	74
ADJOURNMENT OF THE SPECIAL MEETING	74
OTHER MATTERS	75
Other Matters for Action at the Special Meeting	75
Deadline for Shareholder Proposals to be Presented at Next Annual Meeting	75
Shareholders Sharing the Same Address	75
Where You Can Find More Information	76
Annex A Agreement and Plan of Merger, dated as of February 21, 2011, among Tollgrade Communications, Inc., Talon Holdings, Inc. and Talon Merger Sub, Inc.	A-1
Annex B Opinion of Piper Jaffray & Co. dated February 21, 2011	B-1

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

Parties to the Merger (page 15)

Tollgrade Communications, Inc. (or the Company, we or us) is a Pennsylvania corporation headquartered in Cranberry Township, Pennsylvania. We design, engineer, market and support test system and status monitoring hardware and software products for the telecommunications industry and test system solutions with power grid monitoring capabilities for the electric utilities market.

Talon Holdings, Inc., or Parent, is a Delaware corporation that is a wholly-owned subsidiary of investment funds managed by Golden Gate Private Equity, Inc. (or Golden Gate), solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, the Company will be a direct, wholly-owned subsidiary of Parent.

Talon Merger Sub, Inc., or Merger Sub, is a Pennsylvania corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of February 21, 2011, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (page 16)

Time, Place and Purpose of the Special Meeting (page 16)

The special meeting will be held on May 5, 2011, starting at 2:00 p.m. Eastern time, at the Pittsburgh Marriott North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066.

At the special meeting, holders of common stock of the Company, par value $0.20 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (page 16)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on March 22, 2011, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned at the close of business on the record date. At the close of business on the record date, there were 13,092,152 shares of Company common stock outstanding and entitled to vote on the matters to be acted upon at the special meeting. The presence, in person or represented by proxy, of a majority of all of the shares of Company common stock issued and outstanding at the close of business on the record date which are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting.

Thus, at least 6,546,077 shares must be present, whether in person or represented by proxy, at the special meeting to have a quorum.

Vote Required (page 17)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the outstanding shares of Company common stock entitled to vote thereon (assuming a quorum is present).

Adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the affirmative vote of a majority of the votes cast by the outstanding shares of Company common stock entitled to vote on that matter. The shares which are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum for purposes of this action.

As of the close of business on March 22, 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 2,359,681 shares of Company common stock (including shares of restricted stock granted to the directors and executive officers as of the record date, but excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance shares or performance units), representing approximately 18% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (page 19)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted at the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on May 4, 2011.

The Merger (page 20)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company’s common stock will cease to be publicly traded. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (page 20)

In the merger, each outstanding share of Company common stock (except for shares owned by Parent, Merger Sub, the Company (i.e., shares held in treasury) or any of the Company’s subsidiaries, which we refer to collectively as the excluded shares) will be converted into the right to receive $10.10 in cash, without interest, which amount we refer to as the per share merger consideration. For a discussion of the treatment of equity awards in the merger, see

“The Merger Agreement — Treatment of Company Common Stock, Options, SARs, Performance Shares and Performance Units” beginning on page 52.

Reasons for the Merger; Recommendation of the Board of Directors (page 26)

After consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that it is in the best interests of our shareholders and the Company for the Company to enter into the merger agreement, (ii) approved and declared advisable the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to adopt the merger agreement.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 41.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Piper Jaffray & Co. (page 29)

Piper Jaffray & Co. (which we sometimes refer to in this proxy statement as “Piper Jaffray”) rendered an oral opinion to the Company’s board of directors on February 21, 2011, which was subsequently confirmed by delivery of a written opinion dated February 21, 2011, to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Piper Jaffray’s work described below and other factors Piper Jaffray deemed relevant, the $10.10 per share cash consideration is fair, from a financial point of view, to the holders of the Company’s common stock.

The full text of the Piper Jaffray written opinion, dated February 21, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety, and this summary is qualified by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of our common stock of the $10.10 per share cash consideration to be paid to the holders of the Company’s common stock pursuant to the merger agreement. The Piper Jaffray opinion was directed to our board of directors and was not intended to be, and does not constitute, a recommendation as to how any of our shareholders should act or vote with respect to the merger or any other matter.

Financing of the Merger (page 39)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of March 22, 2011, would be approximately $137.6 million; and

•	pay our fees and expenses related to the merger,

will be funded as follows:

•	shareholder payments will be funded through a combination of:

•	equity financing of not less than $74.4 million to be provided by an investment fund affiliated with Golden Gate, or other parties to which it assigns all or a portion of its commitment; and

•	approximately $62.0 million of our available cash and cash equivalents; and

•	our fees and expenses related to the merger will be funded through our available cash and cash equivalents in excess of the $62.0 million referred to above.

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Golden Gate Capital Opportunity Fund, L.P., which we refer to as the guarantor, dated February 21, 2011. Under the equity commitment letter, subject to the terms and conditions set forth therein, the guarantor committed to make capital contributions to Parent at the closing of the merger in an aggregate amount of $74.4 million. The guarantor may assign all or a portion of its equity commitment to other persons. However, the assignment by the guarantor of any portion of its equity commitment to other persons will not affect the guarantor’s commitment to make the capital contribution pursuant to its equity commitment letter.

The funding under the equity commitment letter is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the equity commitment letter, together with approximately $62.0 million of our cash and cash equivalents, plus an amount necessary to pay fees and expenses related to the merger, will be sufficient to complete the merger, but we cannot assure you of that. The amounts committed under the equity commitment letters might be insufficient if, among other things, the guarantor fails to fund the committed amounts in breach of the equity commitment letter or if the conditions to its commitment are not met. Although obtaining the proceeds of any financing, including the financing under the equity commitment letter, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $4.0 million, or the Parent fee, as described under “The Merger Agreement — Termination Fees” beginning on page 67. The obligation of Parent to pay the Parent fee is guaranteed by guarantor pursuant to the terms of a guaranty agreement, dated as of February 21, 2011, made by the guarantor in favor of the Company.

Parent and Merger Sub may also seek debt financing to complete the merger, the proceeds of which would reduce the amount of the guarantor’s equity investment.

Guaranty Agreement (page 40)

Pursuant to the guaranty agreement, which we refer to as the guaranty, delivered by the guarantor in favor of the Company, dated as of February 21, 2011, the guarantor has agreed to guarantee the obligation of Parent under the merger agreement to pay the Parent fee to the Company if, as and when due. See “The Merger Agreement — Termination Fees” beginning on page 67.

Interests of Certain Persons in the Merger (page 41)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. These interests may include the following:

•	consistent with the treatment of such awards generally, the vesting of all restricted stock awards (and the lapse of any restrictions thereon), stock options, stock appreciation rights, performance shares, performance units, and cash awards held by our executive officers and directors, and the cashing out of such awards;

•	pursuant to employment agreements and severance agreements with our executive officers, as applicable, the provision of severance benefits in connection with a termination of employment following the merger; and

•	pursuant to employment agreements with our Chief Executive Officer, Chief Financial Officer, Vice President — Marketing and Business Development, and General Counsel and Secretary, tax gross-ups (i) relating to excise taxes resulting from the accelerated vesting and payment of stock awards, the payment of cash awards upon consummation of the merger, and/or the payment of severance benefits, if the aggregate value of these amounts is sufficiently large to trigger the tax gross-up, and (ii) solely in the case of our Chief Executive Officer, relating to any additional taxes imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the merger agreement, Parent has committed to honor employment, severance and certain other arrangements between the Company and its officers, directors and employees, in each case, to the extent legally binding on the Company and outstanding as of the date of the merger agreement.

Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (page 48)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 48 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (page 49)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on March 2, 2011 and obtained early termination of the waiting period on March 11, 2011.

Litigation Relating to the Merger (page 50)

We are aware of four purported class action lawsuits related to the merger, two of which are derivative actions. The two derivative cases, Steven Tencza vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert and Charles E. Hoffman and Tollgrade Communications, Inc. (Case No. GD-11-003755), and Vladimir Gusinsky Revocable Trust vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert and Charles E. Hoffman and Tollgrade Communications, Inc. (Case No. GD-11-003908), were filed on February 24, 2011 and on March 1, 2011, respectively, in the Court of Common Pleas of Allegheny County, Pennsylvania. Both complaints allege, among other things, that the Company’s directors breached certain fiduciary duties in connection with the merger. The relief sought by the plaintiffs in these actions includes: (i) a declaration that the action is properly maintainable as a derivative and class action, (ii) a declaration that the merger is unlawful and unenforceable, (iii) an injunction barring the merger, (iv) rescinding (to the extent already implemented) the merger or any of the terms thereof and (v) the award of costs and disbursements relating to his or its action, including attorneys’ and experts’ fees. The other two lawsuits are Equity Benefit Partners vs. Edward H. Kennedy, Scott C. Chandler, Richard H. Heibel, M.D., Charles E. Hoffman, Robert W. Kampmeinert, Edward B. Meyercord, III, Jeffrey M. Solomon, and Golden Gate Capital (Case No. 11-10364), filed on March 18, 2011 in the Court of Common Pleas of Butler

County, Pennsylvania, and Margaret W. Crouthamel vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert, Charles E. Hoffman, Tollgrade Communications, Inc., Talon Holdings, Inc. and Talon Merger Sub, Inc., filed in the U.S. District Court for the Western District of Pennsylvania (Case No. 2:11-cv-00403-RCM) on March 28, 2011. In the Crouthamel lawsuit, the complaint alleges the defendants violated certain federal securities laws and that the Company, Parent and Merger Sub aided and abetted those violations. The Equity Benefit Partners complaint claims that the defendants interfered with an alleged contractual relationship between the Company and its shareholders and with the alleged prospective economic advantage of the plaintiff. The Company is not a defendant in the Equity Benefit Partners lawsuit. The relief sought by the plaintiffs in both actions includes: (i) a determination that the action is a proper class action, (ii) the award of compensatory and/or rescissory damages, (iii) the award of interest, attorney’s fees, expert fees and other costs relating to the action, and (iv) an injunction to bar the merger. Based on the facts known to date, the defendants believe that the claims asserted are without merit and intend to defend all four suits vigorously.

The Merger Agreement (page 50)

Treatment of Company Common Stock, Options, SARs, Performance Shares and Performance Units (page 52)

•	Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $10.10 in cash, without interest, and shall thereafter be automatically cancelled and you shall cease to have any rights in such shares (other than the right to receive the per share merger consideration).

•	Options and Stock Appreciation Rights. Immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Company common stock and each then-outstanding stock appreciation right relating to shares of Company common stock granted under any equity plan of the Company, in either case whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the merger) and will be cancelled and converted into the right to receive, and the Company will pay, to each such individual holder, at the effective time of the merger (or if payment at such time is not practicable, within three business days after the effective time of the merger), an amount in cash equal to the product of (i) the excess of the merger consideration of $10.10 per share over the applicable exercise price per share of such stock option or stock appreciation right and (ii) the number of shares of Company common stock such holder could have purchased had such holder exercised such stock option, or the number of shares on which such stock appreciation right is based, in full immediately prior to the effective time of the merger. However, if the applicable exercise price per share of any stock option or stock appreciation right is greater than the merger consideration of $10.10 per share, such stock option or stock appreciation right will be cancelled without payment of any merger consideration.

•	Performance Shares and Performance Units. Immediately prior to the effective time of the merger, each then-outstanding performance share and each then-outstanding performance unit granted under any award agreement or equity plan of the Company will become fully earned (contingent upon the occurrence of the merger) for the entire performance period and will be paid in full at the effective time of the merger. As of the date of this proxy statement, there are no outstanding performance shares or performance units.

•	Restricted Stock Awards. Immediately prior to the effective time of the merger, the restrictions applicable to each then-outstanding share of restricted stock granted under any restricted stock award or equity plan of the Company will lapse and the awards will become fully vested (contingent upon the occurrence of the merger), will be converted into the right to receive the per share merger consideration of $10.10 along with the holders of the Company common stock and shall thereafter be automatically cancelled so that the holders of such shares will cease to have any rights in such shares except for the right to receive the per share merger consideration.

•	Cash Awards. Immediately prior to the effective time of the merger, each then-outstanding cash-based award granted under any award agreement or compensation plan or arrangement of the Company or any equity plan of the Company will be deemed to have been fully earned for the entire performance period (contingent upon the occurrence of the merger) and will be paid in full at the effective time of the merger.

Solicitation of Acquisition Proposals (Page 59)

From and after February 21, 2011, the date of the merger agreement, and until the effective time of the merger, we are not permitted to solicit any inquiry or the making of any acquisition proposals or engage in any negotiations or discussions with any person relating to an acquisition proposal. Notwithstanding these restrictions, under certain circumstances and subject to the satisfaction of certain requirements under the merger agreement, and prior to the time our shareholders adopt the merger agreement, we may respond to a written acquisition proposal or engage in discussions or negotiations with the person making such an acquisition proposal.

At any time before the merger agreement is adopted by our shareholders, if our board of directors determines that an acquisition proposal is a superior proposal to the merger proposed in the merger agreement (the required parameters of a superior proposal are more specifically defined in the merger agreement), we may terminate the merger agreement and enter into an agreement providing for the implementation of the superior proposal, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent immediately prior to or substantially concurrently with such termination of the merger agreement. See “The Merger Agreement — Termination Fees” beginning on page 67. In addition, we must notify Parent at least four business days prior to the board changing its recommendation from supporting the merger agreement and the merger proposed thereby to supporting a superior proposal. We must take into consideration changes to the merger agreement proposed by Parent in determining whether a third party acquisition proposal continues to be a superior proposal. See “The Merger Agreement — Termination Fees” beginning on page 67.

Conditions to the Merger (Page 64)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the adoption of the merger agreement by our shareholders, expiration or termination of the applicable waiting period under the HSR Act, the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the merger, the absence of any pending litigation challenging the merger, the absence of a material adverse effect on the Company, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination (page 65)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the closing of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by May 31, 2011, which date we refer to as the termination date;

•	the special meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting, or the merger agreement is not submitted to the shareholders of the Company for adoption at a duly convened shareholders meeting by May 26, 2011; or

•	applicable law prohibits consummation of the merger or an order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, which we refer to as an order, has become final and non-appealable.

However, the termination right under the first bullet point will not be available to any party whose breach of the merger agreement has been the principal cause of or resulted in the other party’s failure to consummate the merger by May 31, 2011.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our shareholders (i) our board of directors authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, and (ii) immediately prior to or substantially concurrent with such termination, we pay Parent the termination fee discussed under “The Merger Agreement — Termination Fees”;

•	there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, and such breach or failure to be true would cause the closing condition relating to the accuracy of Parent’s and Merger Sub’s representations and warranties or the closing condition relating to Parent and Merger Sub’s performance of their obligations under the merger agreement, not to be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements so as to cause any of the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be capable of being satisfied); or

•	the conditions to the obligation of Parent and Merger Sub to complete the merger have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), yet Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

•	by Parent, if:

•	the board of directors fails to make, withdraws (or fails to continue to make), modifies, qualifies or amends the Company recommendation in support of the merger, which we refer to as an adverse recommendation change;

•	the board of directors fails to include in this proxy statement, when mailed, the Company recommendation in support of the merger;

•	the board of directors fails to call a shareholders meeting to adopt the merger agreement or fails to mail the proxy statement for such meeting within five business days after the proxy statement is cleared by the SEC or, if no comments are received from the SEC as of the tenth day following the initial filing date, within five business days after such tenth day;

•	the board of directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an acquisition proposal (other than by Parent or any of its affiliates), within ten business days after the commencement of such tender or exchange offer;

•	the Company enters into or publicly announces its intention to enter into an alternative acquisition agreement;

•	there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, and such breach or failure to be true would cause the closing condition relating to the accuracy of the Company’s representations and warranties or the closing condition relating to the Company’s performance of its obligations under the merger agreement, not to be satisfied, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements so as to cause any of the conditions to the obligation of the Company or of either party to consummate the merger not to be capable of being satisfied); or

•	the Company has materially breached its obligation under the merger agreement (i) to duly call a shareholders meeting for the purpose of adopting the merger agreement, or (ii) to comply with the “no shop” provisions restricting our ability to solicit acquisition proposals from other parties.

Termination Fees (page 67)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fees” beginning on page 67:

•	the Company may be obligated to pay a termination fee in an aggregate amount equal to (i) $3.0 million plus (ii) the amount of the out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with entering into the merger agreement or enforcing the merger agreement up to a maximum amount of $1.0 million or, even if no termination fee is required to be paid, to reimburse to Parent all out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to a maximum amount of $1.0 million; or

•	Parent may be obligated to pay the Company the Parent fee of $4.0 million. The guarantor has guaranteed the obligation of Parent to pay the Parent fee pursuant to the guaranty.

Remedies (page 69)

Our right to terminate the merger agreement and receive the Parent fee of $4.0 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, the guarantor, and certain related parties for any loss suffered as a result of any breach of any covenant in the merger agreement or the failure of the merger to be consummated. Upon payment of such amount, no such party has any further liability or obligation relating to the merger agreement, the guaranty, the equity commitment letter or any of the transactions contemplated by the foregoing agreements.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee equal to $3.0 million plus the amount of expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, up to a maximum amount of $1.0 million, such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantor and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with such termination.

Subject to certain limitations described under “The Merger Agreement — Remedies” beginning on page 73, Parent and Merger Sub are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Market Price of Company Common Stock (page 70)

The closing price of Company common stock on the NASDAQ Global Select Market, or NASDAQ, on Friday, February 18, 2011, the last trading day prior to the Company’s press release announcing the execution of the merger agreement was $10.08 per share of Company common stock. On March 30, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price of the Company common stock on the NASDAQ was $10.08 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

No Dissenters Rights (page 74)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Pennsylvania Business Corporation Law of 1988, as amended. As a result of one of these exceptions, the holders of the Company common stock are not entitled to dissenters rights in the merger.

Delisting and Deregistration of Company Common Stock (page 74)

If the merger is completed, the Company common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Therefore, we would no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and the Company’s common stock will no longer be publicly traded, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $10.10 in cash, without interest, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $1,010.00 in cash in exchange for your shares of Company common stock. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 29% over the Company’s closing share price on September 1, 2010, the day on which the Company began exploring its strategic alternatives with the assistance of Piper Jaffray, and is within one percent of the Company’s three-year high closing stock price reached on February 16, 2011.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of May 2011.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, Company common stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of Company common stock. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 67.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 48 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be adopted by the shareholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 41.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on May 5, 2011 at 2:00 p.m. Eastern time, at the Pittsburgh Marriott North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by the outstanding shares of Company common stock entitled to vote thereon (assuming a quorum is present).

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of votes cast and not the total number of shares outstanding, assuming a quorum is present, the outcome of the vote on the proposal to adopt the merger agreement will not be affected if you fail to submit a proxy or vote in person at the special meeting, abstain, or fail to provide your bank, brokerage firm or other nominee with voting instructions, as applicable.

Q.	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by a majority of the votes cast by shares of Company common stock entitled to vote thereon. For purposes of this proposal, the shares of Company common stock which are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on March 22, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	The presence, in person or represented by proxy, of a majority of all of the shares of Company common stock issued and outstanding at the close of business on the record date which are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting. Abstentions, if any, and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. On the record date, there were 13,092,152 shares outstanding and entitled to vote on the matters to be acted upon at the special meeting. Thus, at least 6,546,077 shares must be present, whether in person or represented by proxy, at the special meeting to have a quorum.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Company common stock, as the “shareholder of record.” Accordingly, with respect to such shares, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	How do I vote?

A.	If you are a shareholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there;

• by proxy — shareholders of record have a choice of voting by proxy:

• over the Internet — the website for Internet voting is on your proxy card;

• by using a toll-free telephone number noted on your proxy card; or

• by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066, or by attending the special meeting and voting in person. However, attending the special meeting, by itself, will not revoke a previously submitted proxy. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on May 4, 2011.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” We have designated Edward H. Kennedy and Jennifer M. Reinke, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the shareholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If you hold certificates of Company common stock, you will be sent a letter of transmittal promptly, and in any event within three business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	What if I oppose the merger?

A.	If you are a shareholder who objects to the merger, you may vote against adoption of the merger agreement and the plan of merger. However, under Pennsylvania law you will not be entitled to dissenters’ or appraisal rights. See “No Dissenters’ Rights” on page 74.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Mackenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or emailing proxy@mackenziepartners.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “may,” “will,” “should,” “could,” “potential,” “continue,” “estimate,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	Parent’s failure to obtain the necessary equity financing set forth in the equity commitment letter received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the amount of cash and cash equivalents we have at the time of the closing is insufficient to complete the merger (i.e., (i) the amount of our net cash balance, after paying the fees and expenses of the merger, is less than $66.0 million plus cash proceeds from the exercise of Company stock options during the period from February 21, 2011 through the closing date, or (ii) the amount of our cash and cash equivalents available to fund the merger consideration to our shareholders and holders of other equity or equity-based awards is less than $62.0 million);

•	the inability to complete the merger because of the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 76). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Tollgrade Communications, Inc.
3120 Unionville Road
Suite 400
Cranberry Township, Pennsylvania 16066
(724) 720-1400

Tollgrade Communications, Inc. (or the Company, we or us) is a Pennsylvania corporation headquartered in Cranberry Township, Pennsylvania that designs, engineers, markets and supports test system and status monitoring hardware and software products for the telecommunications industry and test system solutions with power grid monitoring capabilities for the electric utilities market.

For more information about the Company, please visit our website at http://www.tollgrade.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 76. Company common stock is publicly traded on NASDAQ under the symbol “TLGD.”

Parent

Talon Holdings, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, California 94111
(415) 983-2700

Talon Holdings, Inc., or Parent, is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Parent has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent is currently controlled by investment funds affiliated with Golden Gate.

Merger Sub

Talon Merger Sub, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, California 94111
(415) 983-2700

Talon Merger Sub, Inc., or Merger Sub, is a Pennsylvania corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on May 5, 2011, starting at 2:00 p.m., Eastern time, at the Pittsburgh Marriott North, 100 Cranberry Woods Drive, Cranberry Township, Pennsylvania 16066, or at any postponement, recess or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on March 22, 2011 as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 13,092,152 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of a majority of all of the shares of Company common stock issued and outstanding at the close of business on the record date which are entitled to vote on the matters to be acted upon at the special meeting will constitute a quorum for the purposes of the special meeting. A quorum is necessary to transact business at the special meeting. Shares of Company common stock represented at the special meeting but not voted, such as shares of Company common stock for which a shareholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes are also considered as being present for purposes of determining the existence of a quorum. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned. 6,546,077 shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum. Solely for purposes of the proposal to adjourn the special meeting, the shares of Company common stock that are present at the special meeting, whether in person or by proxy, will constitute a quorum.

Attendance

Except as set forth below, only shareholders of record or their duly authorized proxies have the right to attend the special meeting or any postponement or adjournment thereof. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Company common stock entitled to vote thereon (assuming a quorum is present). For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of or against the proposal to adopt the merger agreement but they will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will not be considered as a vote “cast” and will not affect the outcome of the vote on the proposals to be voted upon at the special meeting.

If your shares of Company common stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered, with respect to those shares of Company common stock, the “shareholder of record.” Accordingly, with respect to such shares, this proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Under the rules of the New York Stock Exchange, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, under such rules, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock “FOR” or “AGAINST” the proposal to adopt the merger agreement, which we refer to generally as “broker non-votes.”

Broker non-votes will be considered as being present at the special meeting for purposes of determining the existence of a quorum. However, once a quorum for the meeting has been established, broker non-votes will not be counted in the voting results and will have no effect on the outcome of the proposals to adopt the merger agreement and approve the adjournment or postponement of the special meeting. Therefore, you should provide your bank, brokerage firm or other nominee with instructions on how to vote your shares, or arrange to attend the special meeting and vote your shares in person to avoid a broker non-vote.

Adjournment of the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, may be approved by the affirmative vote of a majority of the votes cast by the shares of Company common stock entitled to vote thereon. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, the shares of common stock of the Company that are present at the special meeting, whether in person or by proxy, will constitute a quorum. If your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not be considered a vote “cast” and will have no effect on the outcome of the vote. Similarly, if you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a shareholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — shareholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do NOT send in your stock certificates with your proxy card. If you are a holder of stock certificates, when the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of the close of business on March 22, 2011, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, approximately 2,359,681 shares of Company common stock (including shares of restricted stock granted to the directors and executive officers as of the record date, but excluding any shares of Company common stock deliverable upon exercise or conversion of any options, performance shares or performance units), representing 18% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement. Only votes cast will have an effect on the outcome of the proposals to adopt the merger agreement and approve the adjournment or postponement of the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Company at 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066, or by attending the special meeting and voting in person. Please note that to be effective, your new proxy card, internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern time on May 4, 2011. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

Although it is not currently expected, we may ask our shareholders to vote on a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. See “Adjournment of the Special Meeting” on page 74. We may also postpone the special meeting under certain circumstances. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the end of May 2011.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Mackenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Mackenzie Partners, Inc. a fee not to exceed $15,000. The Company will reimburse Mackenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify Mackenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Mackenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2882 (toll-free) or emailing proxy@mackenziepartners.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company’s common stock will cease to be publicly traded. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the merger consideration of $10.10 per share, without interest.

Background of the Merger

As part of their ongoing activities, our board of directors and senior management have regularly discussed our business strategies and opportunities, including continued operations as an independent public company and the possible expansion of our business through significant product development initiatives or mergers and acquisitions, each with a view toward maximizing shareholder value. On April 10, 2008, our board of directors engaged an investment firm as its financial advisor to assist the board in its review of strategic alternatives available to the Company. The closing price of a share of our common stock on April 10, 2008 was $5.66. Following a detailed review of the Company’s business and the options available to it, and upon the recommendation of the investment firm engaged to advise the board, in May 2008 our board of directors began the process of exploring a potential sale or merger of the Company. In connection with the 2008 process, the investment firm contacted approximately 68 parties to consider a potential transaction with the Company. Of the parties contacted, ten parties (including Golden Gate, the parties referred to below as Fund A and Fund B, four other financial parties and one strategic party, all of whom also participated in the 2010 process described below) conducted due diligence and submitted preliminary indications of interest to acquire the Company, at per share prices ranging from the then-current market price ($4.78 on June 27, 2008, the date of the applicable indication of interest) to $8.50 at the upper end of the range provided. Subsequently, following the completion of preliminary due diligence review activities, five of the parties (including Golden Gate and the party referred to below as Fund A, each of whom also participated in the 2010 process described below) submitted revised indications of interest in acquiring the Company at prices ranging from $6.28 to $6.55 per share. We continued to engage in due diligence activities and negotiations with two of the remaining parties, including Fund A, and we ultimately granted exclusivity to Fund A for a limited period of time to enable the continued negotiation of a potential transaction. Ultimately, after careful deliberation, our board of directors determined not to pursue any of the indications submitted during the 2008 process for reasons which included the board’s determination that the consideration proposed in the indications was not adequate.

Subsequently, following the sale of our cable television status monitoring product line in May 2009, our board of directors again began to discuss our strategic alternatives, including a possible sale or merger of the Company, in light of our relatively small market capitalization, smaller remaining business and new and riskier growth strategy focusing on product development in non-core businesses of the Company (managed services and smart grid).

At a special meeting of our board of directors held on April 19, 2010, our board of directors reviewed and discussed the ongoing review of the Company’s strategic alternatives, and formed a sub-group of the board, consisting of Messrs. Kennedy, Hoffman, Meyercord and Solomon, to evaluate potential investment banking firms to assist the board with this review. This sub-group of directors, joined by our Chief Financial Officer and our Vice President of Marketing and Business Development, interviewed four investment banking firms, including Piper Jaffray, on June 15 and June 16, 2010.

In connection with the interview of Piper Jaffray on June 16, 2010, Piper Jaffray delivered a presentation which analyzed the following alternatives: (1) maintaining the status quo, i.e., remaining an independent public company and growing organically, (2) pursuing a strategy of growth through acquisition of complementary businesses, and (3) selling the Company. The closing price of the Company common stock on June 16, 2010 was $6.48 per share.

Following Piper Jaffray’s presentation regarding strategic alternatives and a discussion by the full board of directors at its meeting held on July 29, 2010, our board of directors resolved that it was in the shareholders’ best interest to authorize Piper Jaffray to act as the Company’s advisor in the review of the Company’s strategic alternatives. Piper Jaffray was engaged to advise the Company on September 1, 2010. The closing price of the Company common stock on September 1, 2010 was $7.84 per share.

On September 23, 2010, representatives of Piper Jaffray made a presentation to our board of directors and members of our senior management regarding the Company’s strategic alternatives (which were discussed earlier at Piper Jaffray’s interview on June 16, 2010) and Piper Jaffray’s recommendation that the Company engage in a process to sell the Company. Piper Jaffray’s recommendation was based on its observation of certain significant challenges to the Company’s business, including a decline or slower growth in its core business, uncertain prospects for growth in other lines of business and lack of critical mass, and its assessment that, in light of such challenges, becoming part of a larger enterprise may be a desirable long-term strategy for the Company. The valuation framework presented by Piper Jaffray included an overview of the potential premiums, equity values and enterprise values of the Company at various assumed sale prices as compared to the Company’s then-current stock price of $7.29. A total of 58 financial parties were initially selected for discussion purposes based on Piper Jaffray’s understanding of their interest in transactions of this size and profile, their experience in the telecom equipment and test and measurement industries, and their experience helping portfolio companies grow organically and through acquisitions. A total of 38 strategic parties were also selected and evaluated in the following categories: communications test and measurement, communications equipment, communications software and services, industrial technology and smart grid / power infrastructure. Piper Jaffray also discussed the anticipated process timetable and certain preliminary valuation parameters.

At our board of directors’ direction, Piper Jaffray contacted 35 financial parties (including Golden Gate) and 17 strategic parties during October 2010 regarding the possibility of entering into a transaction with us. These parties were selected based on an assessment of strategic fit and financial capacity with respect to strategic parties and, with respect to financial parties, an assessment of the extent to which we could meet their investment objectives and transaction parameters. The board of directors instructed Piper Jaffray not to contact two strategic parties that are direct competitors of the Company based on management’s concern that contacting them could jeopardize the Company’s business and management’s belief that those two competitors had no interest in acquiring the Company. Seven of the financial parties (including Golden Gate) and one of the strategic parties contacted by Piper Jaffray had participated in the Company’s 2008 process. Specifically, three of those seven financial parties (including Golden Gate) had submitted a revised indication of interest in the 2008 process; the remaining four financial parties had submitted a preliminary indication of interest but not a revised indication of interest; and the strategic party had signed a non-disclosure agreement but declined to participate. Of the total 52 parties contacted by Piper Jaffray in October 2010, 30 financial parties (including the seven financial parties which had participated in the 2008 process) and two strategic parties entered into confidentiality agreements and received non-public information from us. The confidentiality agreements with those parties were signed during the period from October 6 to November 2, 2010, with Golden Gate entering into a confidentiality agreement with us on October 7th, and Fund A and Fund B entering into confidentiality agreements with us on October 7th and October 22nd, respectively.

Eighteen of the financial parties (including Golden Gate and the six other financial parties that had participated in the 2008 process) responded affirmatively to Piper Jaffray’s offer to provide further information regarding the Company and to participate in introductory meetings with senior management. No strategic parties requested additional information or introductory meetings with management. From November 2 to 18, 2010, the Company’s Chief Executive Officer, Chief Financial Officer and Vice President of Marketing and Business Development, as well as representatives from Piper Jaffray, held initial meetings with the 18 financial parties at their respective offices.

At a telephonic meeting of the board of directors on November 15, 2010, which was attended by members of our senior management and representatives from Piper Jaffray and Reed Smith LLP, or Reed Smith, the Company’s outside counsel, members of our senior management and Piper Jaffray reviewed, and responded to questions from the board of directors concerning the 18 financial parties that had attended or would be attending introductory meetings with senior management and Piper Jaffray. At the conclusion of the meeting, the board of directors determined that the Company should continue to engage in discussions with each of the 18 financial parties regarding a potential transaction.

On November 17, 2010, at the direction of our board of directors, Piper Jaffray circulated a process letter to all parties that had participated in an introductory meeting with management. The process letter instructed potential buyers to submit by November 30, 2010 a non-binding indication of interest to acquire the Company, including the proposed purchase price, structure, financing sources, due diligence requirements, conditions and approvals and other key elements of a potential transaction.

From November 30, 2010 through December 2, 2010, eight of the financial parties submitted preliminary indications of interest to acquire the Company, at potential per share values ranging from $8.50 to $10.00. Five of these financial parties had participated in the earlier 2008 process. On a conference call on December 3, 2010, our board of directors, based on the recommendation of Piper Jaffray, determined the Company should continue to explore a possible transaction with the five parties whose preliminary indications of interest contained the highest proposed purchase prices, with potential per share values ranging from $9.35 to $10.00. Of these five, four had participated in the 2008 process. The purchase price proposed by Golden Gate in its preliminary indication of interest, at $9.40 to $9.50 per share, was the second highest. The parties referred to below as Fund A and Fund B proposed the next highest per share values, at $9.15 and $9.35, respectively. As described below, Golden Gate, Fund A and Fund B were the three parties who ultimately submitted revised indications of interest. The three excluded parties were those who had submitted the lowest per share values in their preliminary indications of interest. The closing price of the Company common stock on December 3, 2010 was $8.80 per share.

From December 8, 2010 through January 5, 2011, each of the five financial parties met with the Company’s senior management team near the Company’s headquarters outside of Pittsburgh. These full-day meetings provided the prospective buyers with a detailed overview of the Company’s operations, financial condition and growth strategies, among other topics.

Beginning on December 16, 2010, the potential buyers were provided access to a virtual data site containing significant non-public information about our business. On January 7, 2011 a form of merger agreement providing for an all-cash acquisition of the Company was posted to the virtual data site.

On December 17, 2010, at our direction, Piper Jaffray circulated a second process letter to the five parties that had participated in the detailed management presentations. The process letter instructed potential buyers to submit by January 20, 2011 a revised non-binding indication of interest to acquire the Company, including other key details relevant to the potential transaction, together with a mark-up of the form of merger agreement.

The five remaining parties continued their business, financial and legal due diligence review of the Company. Senior management and Piper Jaffray responded to various due diligence requests and posted additional information to the virtual data site. Follow-up meetings and conference calls took place, allowing the five parties to continue with their evaluation of the Company.

On January 5 and January 17, 2011, Piper Jaffray received notice from two of the remaining financial parties, including the financial party that had originally submitted the highest preliminary indication of interest, that neither party intended to submit a revised indication of interest. Those two financial parties expressed concerns about valuation, limited revenue scale, the nascent nature of the Company’s smart grid initiative and lack of clear exit opportunities.

The three remaining parties continued their due diligence review through January 20, 2011, the date on which the revised indications of interest were due. On the evening of January 20, 2011, each of the three remaining parties submitted revised indications of interest to Piper Jaffray at prices ranging from $9.25 to $9.70 per share. The closing price of our common shares on January 20, 2011 was $9.09 per share. The price included in Golden Gate’s revised indication of interest was $9.70 per share. The revised indications of interest submitted by the other parties, referred to as Fund A and Fund B, included prices of $9.25 per share and $9.35 per share, respectively. In addition and as an alternative to the one-step “take private” merger structure, Fund A’s revised indication of interest included a “stay public” option, in which Fund A would contribute one of its portfolio companies to be merged with and into the Company in exchange for 40% of the equity of the surviving corporation. All of the parties provided a mark-up of the form of merger agreement with their revised indications of interest. Each of the participants’ mark-ups indicated that their merger consideration would be funded in part with the Company’s available cash and cash equivalents. Of the three remaining participants, Golden Gate and Fund A had submitted revised indications of interest in the 2008 process, and Fund B had submitted a preliminary indication of interest, but not a revised indication of interest, in the 2008 process.

On January 21, 2011, the Company’s board of directors held a telephonic meeting with members of management and representatives from Piper Jaffray and Reed Smith present. Piper Jaffray made a presentation to the board of directors concerning their preliminary financial analyses of the revised indications of interest from Golden Gate, Fund A and Fund B, focusing in particular on the comparative per share values represented by each revised indication of interest.

Following such meeting, at the direction of the board of directors, Piper Jaffray informed Fund A that the Company would not pursue the “stay public” option presented in Fund A’s revised indication of interest because this option was viewed as complicated and the strategic merits of such a combination were unclear. Additionally, based on its analysis of this alternative transaction structure, Piper Jaffray estimated this structure potentially represented a lower value for our shareholders at approximately $9.15 per share. Further, the Board believed that to pursue such a transaction would require significant due diligence efforts on the part of the Company, would likely consume an extended time period, and the resultant delay would be reasonably likely to negatively impact the potential transactions with the other participants, or to cause them to be lost altogether.

On January 26, 2011, the Company’s board of directors held a telephonic meeting with members of management and representatives from Piper Jaffray and Reed Smith present. Reed Smith presented a comparison of the merger agreement mark-ups submitted by Golden Gate, Fund A and Fund B. The board of directors discussed the proposed price and other material terms contained in the revised indications of interest as well as qualitative factors related to the respective parties’ ability to successfully close a transaction. The board of directors noted that each of the parties possessed the financial wherewithal to complete a transaction and had invested a significant amount of time and resources in due diligence efforts, and had clearly communicated and demonstrated a high degree of interest in being selected as the buyer. Because of the level of interest from the three parties and the lack of any clear winner based solely on price, the board of directors determined that the Company should continue to pursue negotiations with all three prospective buyers.

On January 27, 2011, representatives from Piper Jaffray contacted Fund A and Fund B to clarify certain aspects of their revised indications of interest which had been highlighted at the board meeting the previous day, including the net purchase price per share and intended financing resources. Fund A confirmed the price of $9.25 included in its revised indication of interest. Piper Jaffray determined, however, that after subtracting estimated transaction costs Fund A’s net price to shareholders was approximately $9.00 per share. Fund A also indicated that it did not intend to use excess Company cash to fund the merger consideration directly and would seek instead a transaction structure in which some excess cash of the Company was distributed to shareholders as a pre-closing dividend with a corresponding adjustment to the per share merger consideration. Fund B confirmed its proposed price of $9.35 per share in its revised indication of interest was a net price, inclusive of transaction costs, and that it planned to finance the merger with a 50/50 mix of cash and debt, and that until further due diligence was completed, including discussions with certain of the Company’s customers, a debt financing contingency would be included as part of the proposal.

On January 28, 2011, representatives from Piper Jaffray spoke with a representative of Golden Gate to clarify certain aspects of Golden Gate’s revised indication of interest which had been highlighted at the board meeting on January 26th. The Golden Gate representative confirmed that Golden Gate’s offer of $9.70 per share was a net price based on Golden Gate’s projection that transaction costs would largely be offset by positive cash flow of the Company between December 31, 2010 and the closing date. The Golden Gate representative also stated that Golden Gate’s obligation to close would not be subject to a third party financing contingency. However, the Golden Gate representative expressed Golden Gate’s unwillingness to continue to expend time and money in due diligence without the Company agreeing to an exclusivity arrangement for a certain period of time. Golden Gate agreed to instruct its legal counsel, Kirkland & Ellis LLP, or Kirkland & Ellis, to deliver a more detailed mark-up of the merger agreement by the evening of Sunday, January 30, 2011, in order to give the Company a more complete understanding of Golden Gate’s proposal.

On January 29, 2011, Fund A confirmed that it would not raise its net price of $9.00 per share included in its revised indication of interest and noted it was willing to consider alternative deal structures, such as a partial tender offer or acquisition only of the core business, in lieu of a one-step merger. Fund A indicated that, while it still had a high level of interest in the transaction, due to its price limitation it was likely not competitive with the other participants.

On January 30, 2011, Kirkland & Ellis transmitted to Piper Jaffray for the Company’s review a more detailed mark-up of the merger agreement and a proposed timeline for completion of the merger.

On the evening of February 2, 2011, Piper Jaffray discussed with representatives of each of Golden Gate and Fund B the Company’s responses to their respective proposed changes to the merger agreement.

On February 3, 2011, the Company’s General Counsel and representatives from Reed Smith and Piper Jaffray held a conference call with representatives from Golden Gate and Kirkland & Ellis to review the Company’s specific responses to Golden Gate’s proposed changes to the merger agreement.

On February 4, 2011, the Company’s General Counsel and representatives from Reed Smith and Piper Jaffray held a conference call with representatives of Fund B and its legal counsel to review the Company’s specific responses to Fund B’s proposed changes to the merger agreement.

At a telephonic meeting of the board of directors on February 5, 2011, Piper Jaffray discussed the relative merits of the proposed offers of the three participants, based on Piper Jaffray’s recent discussions with them regarding the terms of their revised indications of interest, as well as the recent conference calls with Golden Gate and Fund B and their respective legal counsel to discuss their proposed changes to the merger agreement. The board of directors instructed Piper Jaffray to ask Golden Gate and Fund B to submit their “best and final” proposals by Monday, February 7, 2011.

Pursuant to Piper Jaffray’s request, during the weekend of February 5 — 6, 2011, Golden Gate increased its proposed purchase price to $9.75 per share and re-affirmed that receipt of third party financing would not be a condition to its obligation to close. Golden Gate also reiterated its insistence on an exclusivity period expiring on February 20, 2011. Golden Gate emphasized its intention to complete due diligence, negotiate a definitive merger agreement and sign the merger agreement prior to February 20, 2011. Fund B declined to increase its proposed purchase price of $9.35 per share, stating that it would need to conduct more due diligence before it would consider raising its price. Key members of the Company’s management team met with Fund B telephonically on February 6,

2011 for the purpose of assisting Fund B with its due diligence review, after which time Fund B reiterated that it would be unwilling to increase its price without completing still further due diligence review. In addition, Fund A contacted Piper Jaffray to reiterate its desire to proceed with a “stay public” or other alternative transaction structure.

On February 7, 2011, Golden Gate submitted to Piper Jaffray a revised letter of intent confirming its increased proposed purchase price of $9.75 per share and a proposed exclusivity agreement. The proposed exclusivity agreement provided that during the period beginning February 7, 2011 and ending at 11:59 p.m. Eastern time, February 20, 2011, the Company would not directly or indirectly solicit, initiate, enter into or conduct any discussions or transactions with, or encourage or provide any information to any other person or group other than Golden Gate concerning a sale of the Company or other similar transaction that was not in the ordinary course of business and not consistent with past practice.

On the afternoon of February 7, 2011, the board of directors and certain members of the Company’s executive management and representatives from Piper Jaffray and Reed Smith met by telephone to discuss the latest developments in the Company’s negotiations, particularly Golden Gate’s submission of an increased price. Based on Golden Gate’s extensive public-to-private acquisition experience, its willingness to execute the merger agreement without any financing contingency, its ability to use financing solely from affiliated funds to complete the transaction, and the fact that its net purchase price of $9.75 per share was $0.40 higher than Fund B’s proposed purchase price per share and $0.75 higher than the net purchase price per share proposed by Fund A, and that the proposed price of $9.75 per share represented a 2% premium to the last closing price of the stock and a 24% premium to the closing stock price on September 1, 2010, which was the day on which the Company began the process of exploring its strategic alternatives with the assistance of Piper Jaffray, the board of directors determined that the Company should enter into an exclusivity agreement with Golden Gate. The Board authorized a period of exclusivity continuing through 11:59 p.m. on February 20, 2011, or such earlier date as Piper Jaffray were able to successfully negotiate on behalf of the Company. Representatives of Piper Jaffray contacted Golden Gate, and the parties agreed to an exclusivity period through 11:59 p.m. on February 18, 2011.

During the exclusivity period, representatives from the Company, Golden Gate and their respective advisors, including Piper Jaffray and Reed Smith for the Company, and Kirkland & Ellis, Bain & Company Inc. and PriceWaterhouseCoopers LLP for Golden Gate, met or spoke on a daily basis regarding the Company’s business and Golden Gate’s financial, operational, legal and other due diligence. Those individuals also engaged in discussions and negotiations concerning the merger agreement and the other related agreements and documents. These discussions included details of the scope of representations and warranties to be included in the merger agreement, the mechanics of effecting payment of the merger consideration to the shareholders and to the holders of other equity and equity-based awards, the determination of the minimum amount of cash and cash equivalents the Company would be required to have at closing and the amount of Company cash that would be made available to fund part of the merger consideration, the Company’s ability to consider other acquisition proposals and to terminate the merger agreement to pursue such acquisition proposals, the respective termination rights of the parties, the amount and circumstances under which the Company would be obligated to pay Parent a termination fee or reimburse Parent’s expenses and the timing of such payments, the extent to which Golden Gate would be responsible for the obligations of Parent and Merger Sub under the merger agreement, and appropriate restrictions on the activities of the Company prior to the closing of the merger.

On the morning of February 14, 2011, the board of directors of the Company held a telephonic meeting attended by the Chief Financial Officer and General Counsel of the Company and representatives from Piper Jaffray and Reed Smith. The Company’s Chairman, Chief Executive Officer and President, Mr. Kennedy, provided an update regarding Golden Gate’s due diligence activities, including the timing for certain customer calls requested by Golden Gate as part of its due diligence investigation. Mr. Kennedy noted that based on the continuing level of involvement shown by Bain & Company and PriceWaterhouseCoopers in the due diligence process, as well as other factors, Golden Gate appeared to be highly motivated to close the transaction. Reed Smith provided a summary of the remaining open issues between the parties under the merger agreement. The board of directors also discussed the recent increase in the trading price of the Company’s stock, which was then above the proposed merger price of $9.75 per share, having traded at levels nearer to $9.55 the previous week. This increase in trading price was ascribed to greater market confidence in the Company’s industry and generally higher trading prices recently experienced by companies in the Company’s peer group. The board of directors also observed that because the

Company’s stock is thinly traded, isolated transactions involving relatively small amounts of shares have the ability to cause significant changes in the Company’s stock price. Reed Smith discussed the board of directors’ fiduciary duties in light of the changes in the trading price of the Company’s stock.

During the afternoon of February 16, 2011, the board of directors of the Company held another telephonic meeting, which was also attended by the Chief Financial Officer and General Counsel of the Company and representatives from Piper Jaffray and Reed Smith. Mr. Kennedy provided a further update regarding the due diligence process, including a listing of the customers that Bain & Company, on behalf of Golden Gate, had interviewed and the schedule for future customer calls. The board of directors turned the discussion to the trading price of the Company’s stock, which had closed the previous day at $9.74 per share and was, at the time of the meeting, trading at $10.14 per share. The board instructed Piper Jaffray to discuss the move in the trading price with Golden Gate and determine if Golden Gate had any ability to increase its purchase price, because it was expected that the merger agreement could be finalized within the next two days, thus putting the parties in a position to sign the agreement, provided the purchase price would be acceptable to the board of directors.

On Friday, February 18, 2011, after the close of the stock market, Golden Gate orally informed Piper Jaffray that it was willing to increase its proposed purchase price to $10.10 per share. Over the weekend of February 19 — 20, 2011, the parties continued to negotiate the remaining open issues in the merger agreement and related agreements, including the minimum amount of cash and cash equivalents the Company would be required to have at closing and the amount of Company cash that would be made available to fund part of the merger consideration, the respective termination rights of the parties, the timing of payment of the termination fee to Parent and the terms of the guaranty agreement. Golden Gate circulated, and Golden Gate and the Company executed, an amendment to the exclusivity agreement providing for an extension of the exclusivity period to 11:59 p.m. Eastern time on Monday, February 21, 2011.

At a telephonic meeting of our board of directors on the morning of February 21, 2011, in which the Chief Financial Officer and General Counsel of the Company and representatives of Piper Jaffray and Reed Smith participated, the board of directors considered the proposed merger. Representatives of Piper Jaffray reviewed for the board of directors the process relating to the sale of the Company that began with the engagement of Piper Jaffray on September 1, 2010 to assist with the Company’s review of its strategic alternatives. Piper Jaffray then rendered its oral opinion to the board of directors, which was confirmed by delivery of a written opinion dated February 21, 2011, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the $10.10 per share consideration to be received in the merger by the holders of the Company’s common stock (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. A representative from Reed Smith reviewed the terms and conditions of the merger agreement, discussed how certain open issues in the merger agreement had been resolved and the resolutions that had been proposed for the few remaining open issues. Our board of directors, after further deliberation, then unanimously (i) approved the merger agreement and the related ancillary agreements, subject to any final changes as may be deemed appropriate by the executive officers, (ii) approved the merger and determined that the terms of the merger and the merger agreement are fair to and in the best interests of the holders of the Company’s common stock, and (iii) recommended that such holders vote any shares held by them in favor of the merger.

We and Golden Gate executed the merger agreement at approximately 11:30 p.m. Eastern time on February 21, 2011 and issued a press release announcing the transaction before the market opened the next morning.

Reasons for the Merger; Recommendation of the Board of Directors

The board of directors, acting in consultation with its outside counsel and financial advisor, at a telephonic meeting held on February 21, 2011, unanimously determined that it is in the best interests of our shareholders and the Company for the Company to enter into the merger agreement and approved and declared advisable the merger agreement and resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders, and recommended that our shareholders vote to adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal counsel and financial advisor, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•	its belief that the merger is the best alternative for the Company and its shareholders, taking into account the uncertain returns to the shareholders in light of the Company’s slower growth in its core business, new growth strategy and prospects for its managed services and smart grid offerings, business operations and financial condition, as well as the risks of achieving those returns, the nature of the Company’s industry and general economic and market conditions;

•	that the per share merger consideration represents a premium of approximately 29% over the closing stock price of Company common stock on September 1, 2010, the day on which the Company began exploring its strategic alternatives with the assistance of Piper Jaffray and is within one percent of the Company’s three-year high closing stock price reached on February 16, 2011;

•	the board of directors’ belief that the merger is more favorable to our shareholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of our management and advisors, of potential strategic alternatives available to the Company;

•	the board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•	the financial presentation and opinion, dated February 21, 2011, of Piper Jaffray to the board of directors concluding that, based upon and subject to the qualifications, limitations and assumptions stated in the written opinion, as of the date of such opinion, from a financial point of view, the $10.10 per share merger consideration to be offered to the shareholders (other than Parent and its affiliates, if any), pursuant to the merger agreement is fair to such shareholders, as more fully described below under the caption “— Opinion of Piper Jaffray &Co.” beginning on page 29;

•	the fact that the merger consideration to be received by the Company’s shareholders is all cash, so that the merger allows the Company’s shareholders to immediately realize a fair value, in cash, for their investments and provides certainty of value to the Company’s shareholders for their shares;

•	the likelihood that the merger would be completed based on, among other things (not necessarily in order of relative importance):

•	the reputation of Golden Gate and its affiliate, the guarantor;

•	the ability of Golden Gate and the guarantor to complete large acquisition transactions and Golden Gate’s familiarity with the Company;

•	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;

•	the merger agreement is subject to a limited number of conditions and the board of directors believes, after review with its legal advisor, that the conditions to the merger have a high likelihood of being satisfied;

•	that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us a termination fee of $4.0 million, without our having to establish any damages, and the guarantor’s guarantee of such payment obligation pursuant to the guaranty agreement; and

•	the receipt of an executed equity commitment letter from guarantor to Parent in an amount sufficient, together with the amount to be deposited by the Company with the paying agent, to fund the per share merger consideration, and the terms of the equity commitment letter, which, in the reasonable judgment of the board of directors, increase the likelihood of such equity financing being completed.

•	our ability, prior to the time our shareholders adopt the merger agreement, to (i) consider and respond to unsolicited, written alternative acquisition proposals from third parties, and (ii) provide non-public information to and engage in discussions or negotiations with the person making such a proposal if our board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be inconsistent with the board of directors’ fiduciary duties under applicable law and, after consultation with outside counsel and its financial advisor, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

•	our ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal; provided that (i) we have complied with our obligations to provide timely written notice to Parent and Merger Sub of our intention to terminate the merger agreement, (ii) the board of directors determines, taking into account any changes to the merger agreement proposed by Parent and Merger Sub in response to such superior proposal, that the superior proposal continues to constitute a superior proposal, and (iii) we pay Parent a termination fee equal to $3.0 million plus reimbursable expenses of up to $1.0 million, each of which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement;

•	that the termination date under the merger agreement allows for sufficient time to complete the merger;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any antitrust law;

•	the assessment as to the low likelihood that a third party would offer a higher price than Parent, especially in light of the participation of the three final participants in the 2008 process as well as the 2010 process;

•	the current and historical market prices of the Company common stock relative to those of other industry participants and general market indices;

•	the belief that while improvements in our operating performance could yield improved operating results, the achievement of such improvements is uncertain and subject to significant execution risk; and

•	the fact that we are experiencing slower growth in our core business and our future success will be dependent on launching significant new products.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including, but not limited to, the following (not necessarily in order of relative importance):

•	the merger would preclude our shareholders from having the opportunity to participate in the future earnings growth, if any, and future appreciation of the value of Company common stock;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•	the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or certain other actions we would otherwise take with respect to our operations absent the pending completion of the merger;

•	the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•	the possibility that the termination fee of approximately $4.0 million (or $3.0 million plus up to $1.0 million of reimbursable expenses), which is payable by the Company upon the termination of the merger agreement under certain circumstances, could discourage other potential acquirers from making a competing bid to acquire the Company;

•	the fact that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitment of the guarantor and that our remedy in the event of the termination of the merger agreement may be limited to receipt of the $4.0 million termination fee, which is guaranteed by the guarantor, and that no termination fee is payable in connection with termination under certain circumstances;

•	the fact that an all-cash transaction would be taxable to our shareholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that under Pennsylvania law, the Company’s shareholders who are opposed to the merger will not have dissenters’ or similar rights;

•	that we would be unable to seek specific performance of Parent’s obligation to cause the guarantor to make or secure equity contributions to Parent pursuant to the equity commitment letter; and

•	the fact that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders. See “The Merger — Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 41.

Opinion of Piper Jaffray & Co.

The Company engaged Piper Jaffray to act as its financial advisor to our board of directors, and, if requested, to render to our board of directors an opinion as to the fairness, from a financial point of view, to the holders of our common stock of the $10.10 per share merger consideration to be received by the holders of Company common stock pursuant to the merger agreement.

The full text of the Piper Jaffray written opinion, dated February 21, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety, and this summary is qualified by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of our common stock (other than Parent and its affiliates, if any) of the $10.10 per share merger consideration to be paid to the holders of the Company’s common stock pursuant to the merger agreement. The Piper Jaffray opinion is directed to our board of directors and is not intended to be, and does not constitute, a recommendation as to how any of our shareholders should act or vote with respect to the merger or any other matter. The Piper Jaffray opinion is not intended to confer rights and remedies upon Parent, any shareholders of Parent or any affiliates thereof, any of our shareholders, option holders or any other holder of stock-based compensation of the Company. The Piper Jaffray opinion was approved for issuance by a committee of Piper Jaffray employees in accordance with its customary practice.

In connection with rendering the opinion described above and performing its financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of the merger agreement dated as of February 21, 2011;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•	reviewed and analyzed certain information, including financial forecasts, relating to the business, revenue, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to Piper Jaffray by the Company;

•	conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters described above, as well as the Company’s businesses and prospects before and after giving effect to the merger;

•	reviewed the current and historical reported prices and trading activity of the shares and similar information for certain other companies deemed by Piper Jaffray to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Jaffray deemed relevant; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Company board of directors at a meeting held on February 21, 2011. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the Company board of directors on February 21, 2011.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses to which they relate. The order in which the analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 18, 2011, and is not necessarily indicative of current market conditions.

Implied Consideration

For purposes of its analyses, Piper Jaffray calculated (i) the Company’s equity value implied by the merger to be approximately $137 million, based on approximately 13.5 million shares of common stock and common stock equivalents outstanding, consisting of options, restricted stock units, performance shares and performance units, calculated using the treasury stock method, and the per share merger consideration payable in connection with the merger (the “Consideration”), and (ii) the Company’s implied enterprise value (“EV”) based on the Consideration (for the purposes of this analysis, EV equates to implied equity value, calculated as described in the foregoing clause (i), plus debt, plus Stock Appreciation Rights, less cash) to be approximately $66 million.

Company management projects results through calendar year 2012 to be consistent with historical performance. For purposes of Piper Jaffray’s valuation analysis, management extended its projections through calendar year 2015, using such assumptions as management thought reasonably appropriate. Such projections through calendar year 2015 are referred to herein as the “Base Case.” For purposes of Piper Jaffray’s valuation analysis, management provided calendar year 2011 and 2012 projections for the Managed Services and Smart Grid businesses that reflected more conservative growth assumptions as compared with the Base Case to reflect the risk profile of those newer businesses. Such projections are referred to hereunder as the “Conservative Case.”

Historical Trading

Piper Jaffray reviewed the historical closing prices and trading volumes for the Company common stock over the past 3 years, in order to provide background information on the prices at which the Company’s common stock has historically traded. The following table summarizes some of these historical closing prices relative to the Consideration.

Price per
Share

Consideration	$10.10
1 trading day prior to February 21, 2011	$10.08
5 trading days prior to February 21, 2011	$9.90
20 trading days prior to February 21, 2011	$9.27
3 months prior to February 21, 2011	$8.22
6 months prior to February 21, 2011	$6.84
3 year high	$10.16
3 year low	$6.20

Valuation Analyses

Selected Public Companies Analysis

Piper Jaffray reviewed selected historical financial data of the Company and estimated financial data of the Company that were prepared by the Company’s management as its internal forecasts for calendar years 2011 and 2012 and compared them to corresponding financial data, where applicable, for public companies in the communications equipment industry which Piper Jaffray believed were comparable to the Company’s financial profile. Based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases, professional judgment and other sources, Piper Jaffray selected public communications equipment companies with last twelve months (“LTM”) revenue growth of less than 10%.

Based on these criteria, Piper Jaffray identified and analyzed the following selected companies:

Selected Communications Equipment Public Companies

Arris Group Inc
Concurrent Computer Corporation
Communications Systems Inc.
Digi International Inc.
Network Equipment Technologies Inc.
SeaChange International Inc.
Symmetricom Inc.
TEKELEC
Tellabs Inc.
Westell Technologies Inc.
Zhone Technologies Inc.

For the selected communications equipment public companies analysis, Piper Jaffray compared valuation multiples of the Company’s EV and its LTM and projected 2011 and 2012 revenue and EBITDA (calculated throughout as earnings before interest, taxes, depreciation and amortization and stock-based compensation) based on management’s Base Case and Conservative Case, on the one hand, to valuation multiples for the selected public companies derived from their closing prices per share on February 18, 2011 and corresponding period revenue and EBITDA, on the other hand.

	Selected Communications Equipment Public Companies
			Tollgrade
	Tollgrade		at Offer —									Implied Price Per Share
	at Offer —		Conservative									Base Case		Conservative Case
	Base Case(1)		Case(1)		High	Mean		Median		Low		High	Low	High	Low

EV to LTM revenue(2)	1.5	x	1.5	x	1.3x	0.9	x	0.8	x	0.4	x	$9.47	$6.81	NA	NA
EV to projected 2011 revenue(3)	1.3	x	1.4	x	1.3x	1.0	x	0.9	x	0.6	x	$9.99	$7.69	$9.70	$7.56
EV to projected 2012 revenue(3)	1.2	x	1.3	x	1.1x	0.8	x	0.8	x	0.7	x	$9.54	$8.01	$9.08	$7.74
EV to LTM EBITDA(2)(4)	6.1	x	6.1	x	10.4x	7.1	x	6.9	x	2.9	x	$13.43	$7.68	NA	NA
EV to projected 2011 EBITDA(3)(4)(5)	5.5	x	6.5	x	8.8x	7.0	x	6.5	x	5.4	x	$12.96	$10.03	$11.75	$9.31
EV to projected 2012 EBITDA(3)(4)(5)	5.1	x	6.2	x	8.3x	5.8	x	5.5	x	3.9	x	$12.96	$8.98	$11.55	$8.34

(1)	Based on the Consideration and 2011 and 2012 Base Case and Conservative Case projections from management.

(2)	Revenues and EBITDA for the LTM for the Company were for the twelve months ended December 31, 2010.

(3)	Projected calendar year 2011 and 2012 revenue and EBITDA for the Company were based on the estimates of the Company’s management. Projected calendar year 2011 and 2012 revenue and EBITDA for the selected communications equipment public companies were based on Wall Street consensus estimates or Wall Street research.

(4)	Piper Jaffray determined that EV/EBITDA ratios were not meaningful, and therefore omitted them, if they were negative or if they were an outlier in the data set.

(5)	Piper Jaffray determined that a ratio was not applicable where there was insufficient information available to Piper Jaffray to calculate the revenue and EBITDA ratio.

The selected communications equipment public companies analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of the Company based on the Consideration were within the range of valuation multiples of the selected communications equipment public companies when comparing (i) the ratio of EV to LTM revenue and projected 2011 and 2012 revenue and (ii) the ratio of EV to LTM EBITDA and projected 2011 and 2012 EBITDA. The Consideration to be received in the merger is within or above the range of per share values implied by the valuation multiples of the Selected Communications Equipment Public Companies that included (i) the ratio of EV to LTM revenue and projected 2011 and 2012 revenue and (ii) the ratio of EV to LTM EBITDA and projected 2011 and 2012 EBITDA.

Selected M&A Transactions Analysis

Piper Jaffray reviewed merger and acquisition transactions involving target companies in the technology industry with a primary focus on communications equipment and software products and test and measurement products that it deemed comparable to the Company’s financial profile. The universe of target companies utilized in the Selected M&A Transactions Anaylsis was broadened in scope from that used in the Selected Public Companies Analysis discussed above in order to ensure that it encompassed a sufficient number of relevant transactions with which to conduct a comprehensive analysis. Piper Jaffray selected these transactions based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases, professional judgment and other sources for transactions involving target companies in the communications equipment and software products and test and measurement products industry with the following criteria:

•	transactions that were announced since January 1, 2008;

•	transactions with publicly available information regarding financial terms; and

•	targets with a transaction value less than $500 million.

Based on these criteria, the following transactions had target companies that were in the communications equipment and software products and test and measurement products sectors that were deemed comparable to the Company:

Form of
Target	Exchange	Consideration	Acquiror

Ulticom	NASDAQ	Cash	Platinum Equity
EXFO Medical and Industrial	Division of EXFO	Cash	The Riverside Company
Intect Telecom	London Stock Exchange	Cash	CSG Systems
Occam Networks	NASDAQ	Cash/Stock	Calix
2Wire	Private	Cash	Pace
EF Johnson	NASDAQ	Cash	Francisco Partners
NetHawk	Private	Cash	EXFO
Agilent LTE Test	Division of Agilent	Cash	JDS Uniphase
Agilent N2X	Division of Agilent	Cash	Ixia
Finisar Network Tools	Division of Finisar	Cash	JDS Uniphase
Catapult	NASDAQ	Cash	Ixia
Scopus Video Networks	NASDAQ	Cash	Harmonic
Motive	OTC	Cash	Alcatel-Lucent
Radyne	NASDAQ	Cash	Comtech
Brix Networks	Private	Cash	EXFO

Piper Jaffray calculated the ratio of EV to historical revenue for the LTM preceding each transaction and the ratio of EV to projected revenue for the next 12 months (“NTM”) following each transaction. Piper Jaffray also calculated the ratio of EV to historical EBITDA for the LTM preceding each transaction and the ratio of EV to projected EBITDA for the NTM following each transaction. Piper Jaffray then compared the results of these calculations with similar calculations for the Company based on the Company’s EV using the Base Case and Conservative Case for the Company’s NTM revenue and NTM EBITDA.

The analysis indicated the following multiples:

	Selected Communications Equipment & Software and Test & Measurement M&A Transactions
			Tollgrade
	Tollgrade		at Offer —									Implied Price Per Share
	at Offer —		Conservative									Base Case		Conservative Case
	Base Case(1)		Case(1)		High	Mean		Median		Low		High	Low	High	Low

EV to LTM revenue(2)	1.5	x	1.5	x	1.9x	1.0	x	1.0	x	0.3	x	$11.38	$6.55	NA	NA
EV to NTM revenue(3)(4)	1.3	x	1.4	x	1.3x	0.9	x	1.0	x	0.4	x	$9.85	$6.68	$9.57	$6.61
EV to LTM EBITDA(2)(4)(5)	6.1	x	6.1	x	10.8x	6.7	x	6.1	x	5.4	x	$13.71	$9.55	NA	NA
EV to NTM EBITDA(3)(4)(5)	5.5	x	6.5	x	8.8x	6.3	x	5.8	x	4.7	x	$12.96	$9.46	$11.74	$8.84

(1)	Based on the Company’s and NTM Base Case and Conservative Case.

(2)	Revenues and EBITDA for the LTM for the Company were for the twelve months ended December 31, 2010.

(3)	Projected revenue and EBITDA for the Company with respect to the NTM were for the twelve months beginning January 1, 2011 and were based on estimates of the Company’s management. Revenues and EBITDA for the selected transactions for the forward twelve months period were based on Wall Street consensus estimates, Wall Street research, or public filings.

(4)	Piper Jaffray determined that a ratio was not applicable where there was insufficient information available to Piper Jaffray to calculate the revenue and EBITDA ratio.

(5)	Piper Jaffray determined that EV/EBITDA ratios were not meaningful, and therefore omitted them, if they were negative or an outlier.

The selected communications equipment and software products and test and measurement products companies M&A transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of the Company based on the Consideration to be received in the merger were within the range of valuation multiples of the selected financial profile M&A transactions when comparing the ratio of EV to (i) historical revenue for the LTM, (ii) projected revenue for the NTM, (iii) historical EBITDA for the LTM, and (iv) projected EBITDA for the NTM. The Consideration to be received in the merger is within or above the range of per share values implied by the valuation multiples of the selected financial profile M&A transactions that included the ratio of EV to (i) historical revenue for the LTM, (ii) projected revenue for the NTM, (iii) historical EBITDA for the LTM, and (iv) projected EBITDA for the NTM.

A selected M&A transactions analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the selected M&A transactions analysis is identical to the Company or the merger.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions from the Securities Data Corporation database if Piper Jaffray determined that the target was a public technology company based upon SIC codes and professional judgment, and applied, among others, the following criteria:

•	merger and acquisition transactions between a U.S. listed public company target and an acquirer seeking to purchase more than 51% of the shares of the target;

•	transactions announced since January 1, 2009;

•	transactions with 100% cash consideration;

•	for transactions involving multiple bids, the premiums were calculated using the final bid as compared to the target’s 1-day, 5-day, 20-day, 3-month and 6-month stock price at the time of the initial offer; and

•	equity value of the target of less than $500 million;

Piper Jaffray performed its analysis on 44 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to the Company’s shareholders based on the Consideration.

	Selected Premiums Paid
						Implied Price Per Share
	Tollgrade(1)	High	Mean	Median	Low	High	Low

Premium 1 day prior(2)	0.2%	171.4%	43.0%	32.8%	5.4%	$27.36	$10.63
Premium 5 days prior(3)	2.0%	171.4%	46.3%	36.7%	(2.1%)	$26.87	$9.69
Premium 20 days prior(4)	9.0%	238.3%	51.1%	40.8%	(9.1%)	$31.36	$8.43
Premium 3 months prior(5)	22.9%	227.9%	52.9%	49.9%	(12.2%)	$26.95	$7.22
Premium 6 months prior(6)	47.7%	235.9%	52.6%	48.4%	(51.2%)	$22.98	$3.34

(1)	Based on the Consideration.

(2)	Based on closing price per share of $10.08 on February 18, 2011.

(3)	Based on closing price per share of $9.90 on February 14, 2011.

(4)	Based on closing price per share of $9.27 on January 24, 2011.

(5)	Based on closing price per share of $8.22 on November 18, 2010.

(6)	Based on closing price per share of $6.84 on August 18, 2010.

This premiums paid analysis showed that, based on the estimates and assumptions used in the analysis, the premiums over the market prices at the selected dates for the shares implied that the Consideration was within the range of high and low premiums paid in the selected M&A transactions, with the exception of the Premium 1 day prior. This analysis also showed that the range of per share values implied by the premiums over the market prices at the selected dates for the shares implied that the Consideration was within the range of high and low premiums paid in the selected M&A transactions, with the exception of the Premium 1 day prior.

Discounted Cash Flow Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical values for the Company based on the net present value of (i) projected free cash flows from January 1, 2011 to December 31, 2015, discounted back to January 1, 2011, based on management’s Base Case, and (ii) a terminal value at calendar year end 2015 based upon perpetuity growth rates and EBITDA exit multiples, discounted back to January 1, 2011. The short horizon of the Conservative Case projection period would not provide meaningful insight into the value of the Company in a discounted cash flow analysis. The free cash flows for each year were calculated from the Base Case as follows: EBIT less taxes (at an implied 33% rate through 2015), plus depreciation and amortization, plus stock-based compensation, less capital expenditures, less the change in net working capital. Piper Jaffray calculated the range of net present values for each period from January 1, 2011 through 2015 based on discount rates ranging from 24.0% to 28.0%, based on a calculation of the Company’s weighted average cost of capital. Piper Jaffray calculated terminal values using perpetuity growth rates of 3.0% to 5.0% and terminal EBITDA multiples ranging from 5.0x to 6.0x applied to projected calendar year 2015 revenue, and discounted back to January 1, 2011 using discount rates ranging from 24.0% to 28.0%. The analysis based on perpetuity growth rates of 3.0% to 5.0% resulted in implied per share values of the Company’s common stock ranging from a low of $8.67 per share to a high of $9.27 per share. The analysis based on EBITDA exit multiples of 5.0x to 6.0x resulted in implied per share values of the Company’s common stock ranging from a low of $9.67 per share to a high of $10.48 per share. Piper Jaffray observed that the Consideration was within the range of values derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The analyses and the summary set forth above must be considered as a whole. Selecting portions of the foregoing analyses or of the summary without considering the analyses as a whole or all of the factors included in the analyses will not present a complete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of the Company.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the board of directors of the Company. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the Company’s board of directors in making the determination to approve the merger agreement. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified in its entirety by reference to the written option of Piper Jaffray attached as Annex B hereto.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of the Company that the financial information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice, and that management was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purposes of Piper Jaffray’s opinion, Piper Jaffray assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company to which such financial forecasts, estimates and other forward-looking information relate. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with the Company’s consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company as to all accounting, legal, tax and financial reporting matters with respect to the Company and the merger agreement.

Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other documents and instruments that are referred to therein were true and correct in all respects material to its analysis, (ii) each party to such agreements would fully and timely perform in all respects material to its analysis all of the covenants and agreements required to be performed by such party, (iii) the merger would be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents (including any consents required under applicable state corporate laws) required for the merger would be obtained in a manner that would not adversely affect the Company.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations nor did Piper Jaffray evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses and Piper Jaffray expressed no opinion regarding the liquidation value of the Company or any other entity. Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or any of its affiliates was a party or may be subject, and made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition, merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray expresses no opinion as to the price at which the shares of the Company may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of the common stock of the Company (other than Parent or its affiliates) of the $10.10 per share merger consideration set forth in the merger agreement and did not address any other terms or agreement relating to the merger agreement or any other related agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Consideration or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of the Company. Piper Jaffray expressed no opinion with respect to the allocation of the per share merger consideration among the holders of the common stock. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of the compensation to be paid to any officer, director or employee of the Company, if any, or any class of such persons, as a result of the merger relative to the per share merger consideration to be received by the holders of the common stock, or with respect to the fairness of any such compensation, including whether any such payments were reasonable in the context of the merger.

Information about Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Company board of directors selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the transactions contemplated by the merger agreement on the basis of such experience and its familiarity with the Company.

Piper Jaffray acted as a financial advisor to the Company in connection with the merger and will receive an estimated total fee of approximately $2.3 million from the Company. This includes a fee of $500,000 for providing its fairness opinion. Except for the fairness opinion fee, the entire fee is contingent upon consummation of the merger. The Company has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Piper Jaffray previously acted as a co-managing underwriter in connection with the May 2010 initial public offering and the December 2010 follow-on offering for Express, Inc., an entity affiliated with Golden Gate, for which Piper Jaffray received customary compensation. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to the Company or entities that are affiliated with the Company, or to other parties to the merger or entities affiliated with them, for which Piper Jaffray would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Company and other participants in the merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Certain Company Forecasts

In the course of the process resulting in the merger agreement, our management prepared and provided to Piper Jaffray and the parties (including Golden Gate) that entered into confidentiality agreements with us for purposes of the 2010 process described above, certain non-public, projected financial information, which was based on our management’s estimate of our future financial performance as of the date they were prepared. The projected financial information covered the fiscal years 2011 and 2012, and we refer to such projected financial information as the 2011 — 2012 forecasts. In addition, our management provided to Piper Jaffray, solely for purposes of its financial analyses, adjusted projected financial information for fiscal years 2011 and 2012, which we refer to as the adjusted forecast, that reflected more conservative growth assumptions for the managed services and smart grid lines of business to reflect the risk profile of those newer businesses, and an extended financial projection for fiscal years 2013 to 2015, which we refer to as the extended forecast. The adjusted forecast and the extended forecast were not provided to any of the parties who participated in the 2010 process. All of the foregoing projected financial information (meaning the 2011 — 2012 forecasts, the adjusted forecast and the extended forecast), which we refer to collectively as the Forecasts, were also provided to our board of directors.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because they were provided to our board of directors and Piper Jaffray and, solely with respect to the 2011 — 2012 forecasts, to Golden Gate and the other parties who entered into confidentiality agreements with us for purposes of the 2010 process. The Forecasts were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Our Independent Registered Public Accounting Firm has not examined, compiled or performed any procedures with respect to the Forecasts and accordingly does not provide any form of assurance with respect to the Forecasts. Neither we nor any of our representatives (including Piper Jaffray) has made or makes any representations to any person regarding the performance of the Company compared to the information contained in the Forecasts, and neither we nor any of our affiliates intend to provide any update or revision thereof, except as required by law.

Furthermore, the Forecasts:

•	while presented with numerical specificity, necessarily make numerous assumptions, many of which are subjective and beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the Forecasts will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders are cautioned not to place undue, if any, reliance on the Forecasts. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such.

The 2011 — 2012 forecasts are summarized in the following table:

	Fiscal Year
	2011E		2012E
	(In millions)

Revenue	$50.4		$55.5
Adjusted EBITDA	12.3	(1)	13.1

(1)	Includes non-recurring expense of $250,000 estimated to be incurred by the Company as legal fees in connection with the merger agreement.

The extended forecast is summarized in the following table:

	Fiscal Year
	2013E	2014E	2015E
	(In millions)

Revenue	$59.4	$63.4	$69.0
Adjusted EBITDA	13.7	14.4	15.5

The adjusted forecast is summarized in the following table:

	Fiscal Year
	2011E	2012E
	(In millions)

Revenue	$47.5	$49.7
Adjusted EBITDA	10.2	10.6

Adjusted EBITDA presented in the foregoing tables is not a measure of performance under U.S. generally accepted accounting principles. Adjusted EBITDA represents earnings before interest, taxes, stock-based compensation, depreciation and amortization and should not be considered as an alternative to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Cautionary Statement Regarding the Forecasts

The Forecasts are subjective in many respects and thus susceptible to various interpretations based on actual experience and business developments. The Forecasts were based on a number of assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond our control. Since the Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Forecasts are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risks and uncertainties described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14 and the risk factors referred to therein. Accordingly, there can be no assurance that the assumptions made in preparing the Forecasts will prove accurate, and actual results may be materially different than those contained in the Forecasts. We do not intend to make publicly available any update or other revisions to the Forecasts to reflect circumstances existing after the date of the Forecasts, except as required by law. Neither we nor our independent auditors nor any of our representatives (including Piper Jaffray) assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and we have made no representations to Golden Gate and make no representations to shareholders regarding such information. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that Golden Gate or any other party considered the Forecasts provided to it predictive of actual future events or that the Forecasts should be relied on for that purpose. In light of the uncertainties inherent in any projected data, our shareholders are cautioned not to place undue reliance on the Forecasts.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of March 22, 2011, would be approximately $137.6 million; and

•	pay our fees and expenses related to the merger,

will be funded as follows:

•	shareholder payments will be funded through a combination of:

•	equity financing of not less than $74.4 million to be provided by investment funds affiliated with Golden Gate, or other parties to which its assigns all or a portion of its commitment; and

•	approximately $62.0 million of our available cash and cash equivalents; and

•	our fees and expenses related to the merger will be funded through our available cash and cash equivalents in excess of the $62.0 million referred to above.

Parent has obtained the equity commitment letter described more fully below. Although obtaining the equity financing (or any other financing) is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain sufficient financing for any reason is likely to result in the failure of the merger to be completed.

Equity Financing

Parent has entered into an equity commitment letter with the guarantor, dated February 21, 2011, pursuant to which the guarantor has committed to make a capital contribution to Parent at the closing of the merger of $74.4 million to fund the payment of consideration payable pursuant to the merger agreement. The guarantor may assign all or a portion of its equity commitment to other persons. However, the assignment by any guarantor of any equity commitment to other persons will not affect guarantor’s commitment to make capital contributions to Parent pursuant to the equity commitment letter.

The guarantor’s obligation to fund the financing contemplated by the equity commitment is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement, the contemporaneous closing of the merger and the absence of any amendment, modification or waiver of any provision of the merger agreement not consented to in writing in advance by Golden Gate.

The obligation of guarantor to fund its equity commitment will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the date on which Golden Gate, its affiliates or its assigns collectively contribute to Parent the full amount of the equity commitment, (iii) any amendment to or modification or waiver of the merger agreement not consented to in writing in advance by Golden Gate, (iv) so long as that the full amount of the equity commitment has been contributed to Parent, the consummation of the merger or (v) the termination date.

Guaranty Agreement

Pursuant to a guaranty agreement delivered by the guarantor in favor of the Company, dated as of February 21, 2011, the guarantor has agreed to guarantee the performance and discharge of the payment obligations of Parent with respect to the Parent fee of $4.0 million to the Company (plus certain costs and expenses incurred in connection with any suit to enforce the payment thereof) as and when due pursuant to the merger agreement. See “The Merger Agreement — Termination Fees” beginning on page 67.

Subject to certain exceptions, the guaranty will terminate upon the earliest of (a) the occurrence of the merger, (b) the termination of the merger agreement under a provision under which Parent is not required to pay the Parent fee and (c) ninety days after the termination of the merger agreement in a circumstance in which Parent is required to pay the Parent fee or, if the Company has made a claim under the guaranty prior to such date, the date that such claim is fully satisfied or a court of competent jurisdiction has determined the Company is not entitled to the amounts covered by the guaranty.

Closing and Effective Time of Merger

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under “The Merger Agreement — Conditions to the Merger” below) other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the end of May 2011. The effective time of the merger will occur upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania (or at such later date as we and Parent may agree and specify in the articles of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Within three business days after the effective time of the merger, each record holder of certificates evidencing shares of Company common stock (other than with respect to excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry (sometimes referred to as Direct Registration System, or DRS), you will receive the per share merger consideration promptly, and in any event not later than the third business day, after the effective time of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company or the paying agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The board of directors was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of the Company. In the discussion below, we have quantified payments and benefits to our executive officers and to our non-employee directors. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Interests in Equity, Equity-based and Cash-based Awards

If the merger is completed, immediately prior to the effective time of the merger:

•	Stock Options and Stock Appreciation Rights. Each then-outstanding option to purchase shares of Company common stock and each then-outstanding stock appreciation right granted under any director or employee stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, will become fully vested and exercisable, and will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $10.10 over the exercise price per share of such option or stock appreciation right, multiplied by the number of shares of Company common stock the holder could have purchased or the number of shares on which such award was based, regardless of whether such option or stock appreciation right is then vested, had such holder exercised such option or stock appreciation right in full, without interest, less any applicable withholding taxes.

•	Performance Shares and Performance Units. All performance shares and performance units granted under any award agreement or director or employee stock option or compensation plan or arrangement will become fully earned for the entire performance period and will be paid in full at the effective time of the merger. As of the date of this proxy statement, there are no outstanding performance shares or performance units.

•	Restricted Stock Awards. Immediately prior to the occurrence of the merger, the restrictions applicable to each outstanding share of restricted stock granted under any award agreement or director or employee stock option or compensation plan or arrangement will lapse and, contingent upon the occurrence of the merger, each share of restricted stock will become fully vested, will be converted into the right to receive the per share merger consideration along with the holders of the Company common stock and shall thereafter be automatically cancelled so that the holders of such shares will cease to have any rights in such shares except for the right to receive the per share merger consideration.

•	Cash-based Awards. In addition, each then-outstanding cash-based award under any award agreement or compensation plan or arrangement of the Company will become fully earned, contingent upon the occurrence of the merger, and paid in full at the effective time of the merger.

— Executive Officers

In addition to proceeds related to outstanding shares currently held by our executive officers, assuming completion of the merger on May 31, 2011, approximate proceeds related to outstanding and unexercised options, vested (i.e., options that vest according to their standard terms; not options that become vested by operation of the merger) or unvested with respect to our executive officers are as follows:

			Aggregate	Aggregate
	Aggregate	Aggregate	Shares	Cash-out
	Shares	Cash-out	Subject to	Value of
	Subject to	Value of	Previously	Previously
	Unvested	Unvested	Vested	Vested
	Company	Company	Company	Company
Name	Stock Options	Stock Options	Stock Options	Stock Options

Edward H. Kennedy	150,000	$543,000.00	35,000	$172,550.00
(Chairman of Board, President and Chief Executive Officer)
Michael D. Bornak	33,333	$135,665.31	16,667	$67,834.69
(Chief Financial Officer and Treasurer)
David L. Blakeney	31,666	$152,078.78	0	$0.00
(Vice President, Research and Development)
Robert H. King	40,001	$161,704.74	19,999	$94,595.26
(Vice President, Global Sales and Services)
Thomas J. Kolb	12,666	$51,422.86	2,667	$15,228.57
(Vice President, Operations)
Gregory M. Nulty	50,000	$181,000.00	0	$0.00
(Vice President, Marketing and Business Development)
Joseph G. O’Brien	31,668	$127,472.96	54,832	$190,689.54
(Vice President, Human Resources)
Jennifer M. Reinke	37,334	$143,383.58	22,982	$73,883.68
(General Counsel and Secretary)

Assuming completion of the merger on May 31, 2011, the approximate proceeds related to outstanding stock appreciation rights held by our Chief Executive Officer that become payable by operation of the merger are as set forth in the table below. All of the stock appreciation rights held by Mr. Kennedy are unvested. No other executive officer holds any stock appreciation rights, vested or unvested.

	Aggregate	Aggregate
	Shares	Cash-out
	Relating to	Value of
	Unvested	Unvested
	Company	Company
	Stock	Stock
	Appreciation	Appreciation
Name	Rights	Rights

Edward H. Kennedy	250,000	$947,500

Assuming completion of the merger on May 31, 2011, the approximate proceeds related to shares of restricted stock, whether vested (i.e., shares that vest according to their standard terms; not shares that become vested by operation of the merger) or unvested with respect to our executive officers are as follows:

Aggregate
		Aggregate	Aggregate	Cash-out
	Aggregate	Cash-out	Number of	Value of
	Number of	Value of	Previously	Previously
	Unvested	Unvested	Vested	Vested
	Company	Company	Company	Company
	Restricted	Restricted	Restricted	Restricted
Name	Shares	Shares	Shares	Shares

Edward H. Kennedy	—	—	56,098	$566,589.80
Michael D. Bornak	20,000	$202,000.00	—	—
David L. Blakeney	—	—	—	—
Robert H. King	—	—	—	—
Thomas J. Kolb	—	—	—	—
Gregory M. Nulty	—	—	—	—
Joseph G. O’Brien	—	—	1,852	$18,705.20
Jennifer M. Reinke	—	—	1,111	$11,221.10

In addition, pursuant to our President’s Award Program, contingent upon consummation of the merger, Messrs. Bornak, Nulty, Blakeney, King, O’Brien and Kolb and Ms. Reinke will receive a discretionary, cash-based award in an amount equal to up to 20% of his or her base salary. The aggregate amount of all such awards is $225,500. Mr. Kennedy does not hold any cash-based awards, with respect to which payment is subject to consummation of the merger.

— Non-employee Directors

In addition to proceeds related to outstanding shares currently held by our non-employee directors, assuming completion of the merger on May 31, 2011, the approximate proceeds related to outstanding and unexercised vested options (there are no unvested options because all options previously granted to directors became vested on the date they were granted) are as set forth in the table below. Messrs. Chandler, Meyercord and Solomon do not hold any Company stock options.

	Aggregate	Aggregate
	Shares	Cash-out
	Subject to	Value of
	Vested	Vested
	Company	Company
Name	Stock Options	Stock Options

Richard H. Heibel	35,000	$49,300.00
Charles E. Hoffman	35,000	$152,600.00
Robert W. Kampmeinert	35,000	$49,300.00

Assuming completion of the merger on May 31, 2011, the approximate proceeds related to shares of restricted stock, whether vested (i.e., shares that vest according to their standard terms; not shares that become vested by operation of the merger) or unvested with respect to our non-employee directors are as follows:

				Aggregate
		Aggregate	Aggregate	Cash-out
	Aggregate	Cash-out	Number of	Value of
	Number of	Value of	Previously	Previously
	Unvested	Unvested	Vested	Vested
	Company	Company	Company	Company
	Restricted	Restricted	Restricted	Restricted
Name	Shares	Shares	Shares	Shares

Scott C. Chandler	8,000	$80,800.00	6,098	$61,589.80
Richard H. Heibel	8,000	$80,800.00	7,764	$78,416.40
Charles E. Hoffman	8,000	$80,800.00	6,098	$61,589.80
Robert W. Kampmeinert	8,000	$80,800.00	7,764	$78,416.40
Edward B. Meyercord, III	8,000	$80,800.00	6,098	$61,589.80
Jeffrey M. Solomon	8,000	$80,800.00	6,098	$61,589.80

All of the information in the foregoing tables is as of February 28, 2011.

Employment Agreements

The Company has employment agreements with Messrs. Kennedy, Bornak and Nulty and Ms. Reinke that provide for severance benefits in the case of certain termination scenarios, including in the case of a change-in-control. On February 20, 2011, the Company entered into amendments to its respective agreements with Messrs. Bornak and Nulty and Ms. Reinke. The amendments eliminated the provision of the agreement that required payments due under the agreement to be reduced to the maximum amount that could be paid to the executive without incurring an excise tax on “excess parachute payments,” and added in its place a tax gross-up provision. Under the added provision, if payments made under the agreement or otherwise, including any payments, benefits, distributions and deemed amounts received under any other agreement or resulting from the acceleration of the vesting of any stock options or other equity-based incentive awards, were subject to the excise tax on “excess parachute payments,” an additional payment would be made to restore the after-tax payments to the same amount that the executive would have retained if the excise tax had not been imposed. On that date the Company also entered into an amendment to its agreement with Mr. Kennedy, which agreement already contained a tax gross-up provision, for the purpose of clarifying that the tax gross-up provision was applicable to equity-based awards.

The discussion below describes the benefits to which each of Messrs. Kennedy, Bornak and Nulty and Ms. Reinke would be entitled under their respective agreements upon an involuntary termination in connection with the merger. Parent has agreed that the surviving corporation will honor and perform the Company’s obligations under these agreements including the severance-related and other provisions thereof. In the event that any of such employees is terminated from employment “without Cause” or “for Good Reason” as defined in his or her agreement, after the merger and during the “protected period” provided in his or her agreement, the surviving corporation will provide 100% of the severance payments and benefits payable thereunder.

— Edward H. Kennedy

If, at any time during the period beginning six months prior to the merger and ending three years after the merger, Mr. Kennedy’s employment is terminated by the Company “without Cause” or Mr. Kennedy resigns “for Good Reason,” the Company shall pay or provide Mr. Kennedy:

•	in cash, the unpaid portion of his full base salary through the date of termination or the date the merger occurred, as applicable.

•	in cash, an amount equal to 3.0 times (3.0x) the greater of (i) his annual base salary in effect on the date of termination (or the date preceding the event giving rise to Good Reason) or (ii) his annual base salary in effect on the date the merger occurred, paid in a lump sum;

•	the greater of (i) the average annual cash award received by Mr. Kennedy as incentive compensation or bonus for the two calendar years immediately preceding the date of termination, or (ii) the average annual cash award received by Mr. Kennedy as incentive compensation or bonus for the two calendar years immediately preceding the date the merger occurred;

•	payment of reasonable executive placement agency fees for a period not to exceed two years; and

•	employee medical insurance, pension and benefit continuation for three years for Mr. Kennedy and his eligible dependents, or, if the Company is unable to provide any such benefits to Mr. Kennedy and his dependants, payment of the difference between the benefits they would have received and the amount of the benefits actually paid by the Company.

If any payment or payments due to Mr. Kennedy or otherwise payable or distributable for his benefit in connection with a change-in-control (whether pursuant to his employment agreement or otherwise, and including any amounts resulting from the acceleration of any stock options or other equity-based incentive award) result in an excise tax being imposed on Mr. Kennedy pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or in any additional taxes being imposed on Mr. Kennedy pursuant to Section 409A of the Code, the Company is obligated to make certain “gross-up payments” (as defined in Mr. Kennedy’s employment agreement) to him. The gross-up payment is to be in an amount which, after payment by Mr. Kennedy of all taxes (and any interest or penalties), including any income tax, excise tax or additional tax pursuant to Section 409A of the Code imposed on the gross-up payment, Mr. Kennedy would retain an amount of the gross-up payment equal to the amount of the excise tax and additional taxes pursuant to Section 409A of the Code imposed on his change-in-control payments and benefits.

— Michael D. Bornak; Gregory M. Nulty; and Jennifer M. Reinke

If, at any time during the period beginning six months prior to the merger and ending two years after the merger, the executive’s employment is terminated by the Company “without Cause” or the executive resigns “for Good Reason,” the Company shall pay or provide the executive:

•	in cash, the unpaid portion of the executive’s full base salary through the date of termination or the date the merger occurred, as applicable;

•	in cash, an amount equal to 2.0 times (2.0x) the greater of (i) the executive’s annual base salary in effect on the date of termination (or the date preceding the event giving rise to Good Reason) or (ii) his or her annual base salary in effect on the date the merger occurred;

•	the greater of (i) the average annual cash award received by the executive as incentive compensation or bonus for the two calendar years immediately preceding the date of termination (or the date preceding the event giving rise to Good Reason), or (ii) the average annual cash award received by the executive as incentive compensation or bonus for the two calendar years immediately preceding the date the merger occurred;

•	payment of reasonable executive placement agency fees up to a maximum amount of $6,000 over a period not to exceed two years; and

•	employee health and welfare benefit continuation for two years, or, if the Company is unable to provide any such benefits to the executive, payment of the difference between the benefits he or she would have received and the amount of the benefits actually paid by the Company.

If any payment or payments due to the executive or otherwise payable or distributable for the executive’s benefit in connection with a change-in-control (whether pursuant to the executive’s employment agreement or otherwise, and including any amounts resulting from the acceleration of any stock options or other equity-based incentive award) result in an excise tax being imposed on the executive pursuant to Section 4999 of the Code, the Company is obligated to make certain “gross-up payments” (as defined in the executive’s employment agreement) to the executive. The gross-up payment is to be in an amount which, after payment by the executive of all taxes (and any interest or penalties), including any income tax and excise tax imposed on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the amount of the excise tax imposed on his or her change-in-control payments and benefits.

Executive Severance Agreements

The Company has entered into executive severance agreements with each of David L. Blakeney, Robert H. King, Joseph G. O’Brien and Thomas J. Kolb. The severance agreements for all executives have an initial three-year term and are automatically extended for successive two-year periods unless terminated by either the Company or the executive upon written notice given at least sixty (60) days prior to the end of the then-current term.

Under the severance agreements for the above-named executives, if an executive’s employment is terminated without Cause the Company shall pay or provide the executive:

•	in cash, an amount equal to the highest annual base salary received by the executive while employed by the Company, excluding bonuses, commissions and other amounts;

•	payment of reasonable executive placement agency fees up to a maximum amount of $6,000 for a period not to exceed two years; and

•	employee health and welfare benefit continuation for one year, of, if the Company is unable to provide any such benefits to the executive, payment of the difference between the benefits the executive would have received and the amount of the benefit actually paid by the Company.

However, if any payment due to any of the above-named executives results in an excise tax being imposed on him pursuant to Section 4999 of the Code, the Company will reduce the total amounts payable to the executive to the maximum amount payable without incurring the excise tax.

Estimated Possible Payouts Under Employment Agreements and Executive Severance Agreements

The following table summarizes the estimated amount of the change-in-control and severance payments and other benefits that would be received by our executive officers if each executive officer’s employment were terminated by the surviving corporation of the merger “without Cause” or, solely in the case of the agreements with Messr. Kennedy, Bornak and Nulty and Ms. Reinke, by such executive officer “for Good Reason” (in each case as the terms “without Cause” and, if applicable, “for Good Reason” are defined in such executive officer’s employment agreement or severance agreement, as applicable) immediately following the completion of the merger, assuming a May 31, 2011 closing date of the merger.

				Reimbursement of
	Severance	Pro Rata	Benefits	Outplacement		Tax
Name of Executive	Payments	Bonus	Continuation(1)	Services	Equity(2)	Gross-up(3)	Total

Edward H. Kennedy	$1,081,500.00	$310,770.00	$84,000.00	(4)	$2,229,639.80	$1,110,068.00	$4,815,977.80
Michael D. Bornak	$515,000.00	$116,214.00	$32,000.00	$6,000.00	$405,500.00	$291,975.00	$1,366,689.00
David L. Blakeney	$206,018.00	—	$16,000.00	$6,000.00	$152,078.78	—	$380,096.78
Robert H. King	$234,840.00	—	$16,000.00	$6,000.00	$256,300.00	—	$513,140.00
Thomas J. Kolb	$160,000.00	—	$16,000.00	$6,000.00	$66,651.43	—	$248,651.43
Gregory M. Nulty	$494,400.00	$110,496.00	$32,000.00	$6,000.00	$181,000.00	—	$823,896.00
Joseph G. O’Brien	$162,814.00	—	$16,000.00	$6,000.00	$336,867.70	—	$521,681.70
Jennifer M. Reinke	$370,800.00	$47,966.00	$32,000.00	$6,000.00	$228,488.36	$193,872.00	$879,126.36

(1)	Amounts in this column are estimated amounts.

(2)	Amounts in this column include all equity and equity-based awards presented in the preceding tables. For Mr. Kennedy this includes the aggregate cash-out value of unvested and previously vested stock options, unvested stock appreciation rights, and previously vested shares of restricted stock granted to him; and for all other executive officers, respectively, include the aggregate cash-out value of unvested and previously vested stock options and unvested previously vested shares of restricted stock granted to such officer.

(3)	Amounts in this column assume that awards granted under the President’s Award Program have been fully-earned. However, because such awards are granted on a discretionary basis, their amounts are not shown in this table.

(4)	Mr. Kennedy is to receive payment of reasonable executive placement agency fees for a period not to exceed two years following the date of termination. This amount is not determinable as of the date of this proxy statement.

With respect to the foregoing employment agreements and severance agreements, “Cause” is solely and exclusively defined to mean acts of malfeasance, including such acts as: (i) fraud, misappropriation, theft, embezzlement or other willful and deliberate acts of similar dishonesty, (ii) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, (iii) intentional and willful misconduct that subjects the Company to criminal liability or material civil liability, (iv) willful and deliberate breach of the executive’s duty of loyalty, (v) willful and deliberate disregard of the Company’s published policies and procedures in any material respect, and (vi) willful and deliberate insubordination, willful and deliberate refusal to perform, or willful gross neglect in the performance of, his or her duties or responsibilities. In the case of the agreements of Messrs. Kennedy, Bornak and Nulty and Ms. Reinke, “good reason for termination” means the separation from services of the executive within two years following the initial existence of circumstances such as the following, without the consent of the executive: (i) material diminution of his or her base compensation, (ii) material diminution in his or her authority, duties or responsibilities, (iii) material change in the geographic location at which the executive must perform his or her services, and (iv) any other action or inaction that constitutes a material breach by the Company of the executive’s employment agreement. The other executive severance agreements do not provide for a termination with “good reason.”

Other Employee-related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers and directors who are employees are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Parent has agreed to give Company employees full credit for purposes of eligibility, participation and vesting (other than vesting for future equity awards or for purposes of benefit accruals under defined benefit pension plans, to the extent the credit would result in a duplication of benefits for the same period of service) under all employee compensation incentive and benefit plans, programs, policies and arrangements maintained for the benefit of Company employees as of and after the effective time of the merger by Parent, its subsidiaries, or the surviving corporation for their service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior the effective time of the merger. Parent has also committed to honor all existing employee benefit plans of the Company. A more complete description of the commitments made by Parent under the merger agreement regarding benefits to be provided to Company employees after the merger is under the heading “The Merger Agreement — Employee Benefit Matters.”

Indemnification and D&O Insurance

For a period of six years from the effective time of the merger, the surviving corporation in the merger will indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries against all costs, liabilities, and expenses incurred in connection with a claim, action, suit, proceeding or investigation arising out of or pertaining to (i) the fact such person was or is an officer or director of the Company or its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, or (ii) matters existing at or before the effective time of the merger (including the merger agreement or the transactions contemplated thereby), whether asserted prior to, at or after the effective time of the merger, to the fullest extent permitted by law. The Company also is required to obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policy, and such extension must meet certain specific requirements as to its terms and conditions as are set forth in the merger agreement. If the Company or the surviving corporation, as applicable, fails to obtain such “tail” insurance policies, then Parent has agreed to cause the surviving corporation to continue to maintain the current policies in place or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the effective time of the merger and subject to certain limitations set forth in the merger agreement. The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to the Company’s directors and officers under the merger agreement is under the heading “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance.”

Other Interests

Pursuant to the merger agreement, Parent has committed to honor employment, severance and certain other arrangements between the Company and its officers, directors and employees, in each case, to the extent legally binding on the Company and outstanding as of the date of the merger agreement.

Arrangements with Parent and Merger Sub

As of the date of this proxy statement, there are no agreements, arrangements, commitments or understandings between any of our executive officers and Golden Gate or any of its affiliates regarding those officers’ future employment with the surviving corporation or the right to purchase or participate in the equity of Parent. Prior to the closing, some or all of our executive officers may discuss or enter into agreements, arrangements or understandings with Parent or Merger Sub or any of their respective affiliates regarding employment with the surviving corporation, or the right to purchase or participate in the equity of Parent.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder, and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This discussion applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, shareholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, shareholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, shareholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or shareholders deemed to sell Company common stock under the constructive sale provisions of the Code). This discussion also does not address the U.S. tax consequences to any shareholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This discussion does not address any state, local or foreign tax consequences of the merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each shareholder should consult its own tax advisor regarding the applicability of the rules discussed above to such shareholder and the particular U.S. federal income tax consequences to such shareholder of the merger in light of such shareholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on March 2, 2011 and obtained early termination of the waiting period on March 11, 2011.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not take action or otherwise attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its impact on the timing of the merger or its ultimate result.

Litigation Relating to the Merger

We are aware of four purported class action lawsuits related to the merger, two of which are derivative actions. The two derivative cases, Steven Tencza vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert and Charles E. Hoffman and Tollgrade Communications, Inc. (Case No. GD-11-003755), and Vladimir Gusinsky Revocable Trust vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert and Charles E. Hoffman and Tollgrade Communications, Inc. (Case No. GD-11-003908), were filed on February 24, 2011 and on March 1, 2011, respectively, in the Court of Common Pleas of Allegheny County, Pennsylvania. Both complaints allege, among other things, that the Company’s directors breached certain fiduciary duties in connection with the merger. The relief sought by the plaintiffs in these actions includes: (i) a declaration that the action is properly maintainable as a derivative and class action, (ii) a declaration that the merger is unlawful and unenforceable, (iii) an injunction barring the merger, (iv) rescinding (to the extent already implemented) the merger or any of the terms thereof and (v) the award of costs and disbursements relating to his or its action, including attorneys’ and experts’ fees. The other two lawsuits are Equity Benefit Partners vs. Edward H. Kennedy, Scott C. Chandler, Richard H. Heibel, M.D., Charles E. Hoffman, Robert W. Kampmeinert, Edward B. Meyercord, III, Jeffrey M. Solomon, and Golden Gate Capital (Case No. 11-10364), filed on March 18, 2011 in the Court of Common Pleas of Butler County, Pennsylvania, and Margaret W. Crouthamel vs. Edward H. Kennedy, Jeffrey M. Solomon, Scott C. Chandler, Edward B. Meyercord, III, Richard H. Heibel, Robert W. Kampmeinert, Charles E. Hoffman, Tollgrade Communications, Inc., Talon Holdings, Inc. and Talon Merger Sub, Inc., filed in the U.S. District Court for the Western District of Pennsylvania (Case No. 2:11-cv-00403-RCM) on March 28, 2011. In the Crouthamel lawsuit, the complaint alleges the defendants violated certain federal securities laws and that the Company, Parent and Merger Sub aided and abetted those violations. The Equity Benefit Partners complaint claims that the defendants interfered with an alleged contractual relationship between the Company and its shareholders and with the alleged prospective economic advantage of the plaintiff. The Company is not a defendant in the Equity Benefit Partners lawsuit. The relief sought by the plaintiffs in both actions includes: (i) a determination that the action is a proper class action, (ii) the award of compensatory and/or rescissory damages, (iii) the award of interest, attorney’s fees, expert fees and other costs relating to the action, and (iv) an injunction to bar the merger. Based on the facts known to date, the defendants believe that the claims asserted are without merit and intend to defend all four suits vigorously.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 76.

Explanatory Note Concerning the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue because of a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors and assigns have been duly elected and qualified or until their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until the earlier of their resignation or removal.

The articles of incorporation of the surviving corporation will be in the form of the articles of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the Company, as in effect immediately prior to the effective time of the merger will, by virtue of the merger, be the bylaws of the surviving corporation until thereafter amended in accordance with their terms, the articles of incorporation of the surviving corporation and as provided by law.

Following the completion of the merger, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day following the satisfaction or waiver in accordance with the merger agreement of all of the conditions to closing of the merger (described under “— Conditions to the Merger” below) (other than the conditions that by their terms cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of those conditions).

The effective time of the merger will occur upon the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania (or at such later date as we and Parent may agree and specify in the articles of merger).

Treatment of Company Common Stock, Options, SARs, Performance Shares and Performance Units

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (except for the excluded shares) will be converted into the right to receive $10.10 in cash, without interest. The per share merger consideration is subject to future adjustments for stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the completion of the merger. Company common stock owned by Parent, Merger Sub or the Company (and in each case not held on behalf of third parties) will be cancelled without payment of consideration. Company common stock owned by any wholly-owned subsidiary of the Company will be converted into the number of shares of stock of the surviving corporation required for that subsidiary to hold, following the merger, the same percentage ownership of the surviving corporation as its percentage ownership of the Company immediately prior to the merger.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Options and Stock Appreciation Rights

Immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Company common stock and each then-outstanding stock appreciation right granted under any equity plan or arrangement of the Company, whether or not vested or exercisable, will become fully vested and exercisable (contingent upon the occurrence of the merger) and will be cancelled and converted into the right to receive, and the Company will pay to each such individual holder, at the effective time of the merger (or, if payment at the effective time is not practicable, then within three business days thereafter), an amount in cash equal to the product of (i) the excess of $10.10 over the applicable exercise price per share of such stock option or stock appreciation right, as applicable, and (ii) the number of shares of Company common stock such holder could have purchased, or the number of shares on which such award was based, had such holder exercised such stock option or stock appreciation right, as applicable, in full immediately prior to the effective time of the merger.

Performance Shares and Performance Units

Immediately prior to the effective time of the merger, each then-outstanding performance share and performance unit granted by the Company under any award agreement or equity plan of the Company will become fully earned (contingent upon the occurrence of the merger) for the entire performance period relating to such award, and the Company will pay to each grantee of performance shares or performance units, as applicable, at the effective time of the merger (or, if payment at the effective time is not practicable, then within three business days thereafter), an amount in cash equal to the full amount of the performance shares or performance units. As of the date of this proxy statement, there are no outstanding performance shares or performance units.

Restricted Stock

Immediately prior to the effective time of the merger, the restrictions applicable to each then-outstanding share of restricted stock granted under any restricted stock award or equity plan of the Company will lapse and, to the extent not previously vested, each such share shall be deemed fully vested (contingent upon the occurrence of the merger), and the Company will pay to each grantee of restricted stock at the effective time of the merger, an amount in cash, for each share of restricted stock equal to $10.10.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will enter into an agreement with BNY Mellon or such other paying agent reasonably acceptable to the Company to act as paying agent to receive the merger consideration. At or immediately prior to the effective time of the merger, the Company will deposit with the paying agent cash in an amount equal to $62.0 million less the amounts to be paid by the Company as merger consideration in respect of stock options, restricted stock and other equity-based awards issued by the Company. At or immediately following the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent funds which, together with the Company’s deposit, are sufficient to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock, including holders of the Company’s restricted stock. With respect to shares of Company common stock held by The Depository Trust Company, or DTC, if the closing of the merger occurs (a) at or prior to 11:30 a.m., Pittsburgh time, on the date of the closing of the merger, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of Company common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the per share merger consideration, which we refer to as the DTC payment, or (b) after 11:30 a.m., Pittsburgh time, on the closing date of the merger, the paying agent will transmit the DTC payment to DTC on the first business day after the date of the closing of the merger.

Promptly, and in any event not later than the third business day, after the effective time of the merger, each record holder, as of the effective time of the merger, of a certificate or certificates representing outstanding shares of Company common stock will be sent a letter of transmittal describing how it may exchange its certificated shares of Company common stock for the per share merger consideration. Promptly, and in any event not later than the third business day, after the effective time of the merger, each record holder of uncertificated shares of Company common stock represented by book-entry will receive an amount in cash equal to the product of the number of book-entry shares of Company common stock held by such holder multiplied by the per share merger consideration.

Holders of Company stock options, stock appreciation rights, performance shares, performance units and cash-based awards will be paid the cash-out value of their awards at the effective time of the merger or, if payment at such time is not practicable, then within three business days thereafter, subject to any required withholding taxes. Payment may be withheld until the surviving corporation obtains a written acknowledgment from each holder of a Company stock option, stock appreciation right, performance share, performance unit, cash-based award or restricted stock, under which the holder agrees that its Company stock option, stock appreciation right, performance share, performance unit, cash-based award or restricted stock, as applicable, is terminated, canceled and void and that neither the holder nor the surviving corporation has any further obligations with respect to such benefit.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates to the paying agent. If you are the record holder of uncertificated shares of Company common stock represented by book-entry, you will receive the per share merger consideration promptly, and in any event within three business days, of completion of the merger. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by Parent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be treated as having been paid to the person in respect of whom it is withheld.

After the effective time of the merger, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company common stock that were outstanding prior to the effective time of the merger. If, after the effective time of the merger, stock certificates are presented to the surviving corporation for transfer such stock certificates shall be cancelled and exchanged for the merger consideration.

After the date that is twelve months after the effective time of the merger, Parent may require the paying agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have not been disbursed to holders of Company common stock, and thereafter such holders shall be entitled to look to Parent and the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration payable to them. None of the parties to the merger agreement, the surviving corporation or the paying agent shall be liable to any person for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Parent will use its reasonable efforts to obtain the equity financing for the merger on the terms and conditions described in or contemplated by the equity commitment letter and will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the equity commitment letter without the prior written consent of the Company if such amendment, modification or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the equity financing below the amount required, together with the Company’s freely available cash (including the Company’s cash deposit amount), to consummate the merger, (ii) impose new or additional conditions to the receipt of the equity financing, (iii) prevent or materially delay the consummation of the transactions contemplated by the merger agreement, or (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the equity commitment letter. However, Parent and Merger Sub may replace or amend the equity commitment letter to add investors or similar entities if the addition of such parties would not prevent or materially delay or impair the availability of the financing under the equity commitment letter or the completion of the merger.

Parent and Merger Sub acknowledge in the merger agreement that the obtaining of any financing is not a condition to the closing of the merger, such that if any financing (or any alternative financing) has not been obtained, Parent and Merger Sub will continue to be obligated, subject to the satisfaction or waiver of the conditions to the closing of the merger specified in the merger agreement, to consummate the merger.

Parent and Merger Sub are obligated to give us prompt notice of the occurrence of any of the following events:

•	any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to a material breach or material default) by any party to the equity financing commitment or definitive document relating to the equity financing of which Parent or Merger Sub becomes aware;

•	the receipt of a written notice or communication from any party to the equity commitment letter with respect to any breach, default, termination or repudiation by any party to the equity financing commitment or any definitive document relating to the equity financing; and

•	if Parent or Merger Sub will not be able to obtain all or any portion of the equity financing on the terms, from the sources or in the manner contemplated by the equity financing commitment or the definitive documents relating to the equity financing.

Upon our request, Parent and Merger Sub are obligated to provide us an update as to any of the circumstances listed above.

If Parent elects to seek any debt financing for the merger, we have agreed to use our commercially reasonable efforts to provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is reasonably necessary in connection with obtaining such debt financing, including (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections and similar documents reasonably necessary, proper or advisable in connection with such debt financing, (iii) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably required in connection with the debt financing, (iv) taking actions reasonably necessary to permit the lenders involved in the debt financing to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral arrangements, (v) executing and delivering pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, or other certificates, legal opinions or documents (which shall not be effective until the merger is completed) as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, and (vi) taking all corporate action reasonably necessary to permit the completion of the debt financing and to permit the proceeds thereof, together with the Company’s and its subsidiaries’ cash, to be made available to the Company on the closing date to complete the merger. Upon request of the Company, Parent will promptly reimburse the Company for all reasonable and documented out-of-pocket costs of the Company incurred in connection with its performance of these obligations.

Representations and Warranties

We made certain representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, and authority to carry on our businesses;

•	our articles of incorporation and bylaws;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the declaration of advisability of the merger agreement and the merger by the board of directors, and the approval of the merger agreement and the merger by the board of directors;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	compliance with applicable laws, government orders, licenses, permits and consent decrees;

•	our SEC filings since December 31, 2005;

•	our financial statements included in our SEC filings since December 31, 2008;

•	compliance since January 1, 2006 with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of NASDAQ;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the conduct of business in accordance with the ordinary course consistent with past practice since September 30, 2010 through the date of the merger agreement;

•	the absence of a Company material adverse effect (as described below) and the absence of certain other changes or events since September 30, 2010 through the date of the merger agreement;

•	the absence of legal proceedings, investigations and governmental orders against us or our subsidiaries;

•	employee benefit plans;

•	certain employment and labor matters;

•	insurance policies;

•	real property;

•	tax matters;

•	this proxy statement;

•	the inapplicability of any Pennsylvania anti-takeover law to the merger;

•	intellectual property;

•	environmental matters;

•	material contracts and the absence of any default under any material contract;

•	the absence of any undisclosed material contracts or transactions with executive officers or directors of the Company or any person beneficially owning more than 5% of the Company’s common stock;

•	the receipt of an opinion from Piper Jaffray;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	the estimated amount of any change-in-control payments the Company or any of its subsidiaries is obligated to make upon consummation of the merger; and

•	a list of the Company’s top ten suppliers and top ten customers and whether there has been any adverse change in the business relationship between any major supplier or major customer and the Company or any of its subsidiaries.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means an event, change, occurrence or development or effect that (i) prevents or materially delays, or is reasonably expected to prevent or materially delay, our ability to perform our obligations under the merger agreement or to complete the merger, or (ii) would have or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its subsidiaries taken as a whole, other than, solely with respect to clause (ii) above, any event, change, occurrence or development or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;

•	changes or developments in any of the industries in which the Company operates;

•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•	any change in the price or trading volume of the shares of Company common stock, in and of itself (provided that the facts or occurrence contributing to such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect pursuant to this exception);

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of the Company’s revenue, earnings or other financial performance or results of operations, in each case in and of itself (provided that the facts or occurrence contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect pursuant to this exception);

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	the announcement of the merger agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the merger agreement, and including any negative impact on dealings with any customers, suppliers, distributors, partners or employees of the Company because of the announcement and performance of the merger agreement or the identity of the parties to the merger agreement (provided that the exceptions in this bullet do not apply to certain specified provisions of the merger agreement);

•	the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any action taken by the Company which is required by the merger agreement; or

•	any actions taken (or omitted to be taken) at the request of Parent or Merger Sub.

In the case of each of the first three and the sixth bullets above, the exceptions provided for in each such bullet do not apply, to the extent such changes have a disproportionately adverse impact on the Company relative to other industry participants.

The merger agreement also contains certain representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing under the merger agreement;

•	the required governmental consents, approvals, authorizations, permits, notices and filings;

•	the absence of legal proceedings and investigations against Parent and Merger Sub;

•	information supplied for inclusion in this proxy statement;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	validity and enforceability of the equity commitment letter;

•	the absence of any amendment or modification to the equity commitment letter;

•	sufficiency of funds;

•	lack of operations of Parent and Merger Sub;

•	the capitalization of Merger Sub and Parent;

•	the absence of ownership of Company common stock by Merger Sub and Parent, except pursuant to the merger agreement;

•	inapplicability of “interested shareholder” provisions of Section 2553 of the PaBCL to Parent or Merger Sub;

•	the absence of any requirement for any vote or consent by any capital stock holder of Parent or Merger Sub, in order to adopt the merger agreement;

•	delivery of the executed guaranty; and

•	the absence of certain agreements or compensation or employee arrangements with any shareholders or employees of the Company.

Many of the Parent and Merger Sub representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Parent material adverse effect,” which means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law or regulation, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval in its sole discretion (which cannot be unreasonably withheld or delayed in certain cases), we and our subsidiaries will conduct our businesses in the ordinary course and will use commercially reasonable efforts to preserve substantially intact our business organization, and to preserve in all material respects our present relationships with customers, suppliers and other persons with which we have material business relations.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith or as required by law, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s written approval in its sole discretion (which cannot be unreasonably withheld or delayed in a certain few instances set forth in the merger agreement):

•	make changes to organizational documents;

•	issue, deliver, sell, pledge, dispose of or encumber shares of capital stock, ownership interests or voting securities (or options, warrants, convertible securities or other rights to acquire or receive shares of capital stock, other ownership interests or voting securities) of the Company or our subsidiaries (subject to certain exceptions specified in the merger agreement);

•	declare, set aside, make or pay any dividends or other distributions (other than dividends paid by wholly-owned subsidiaries to the Company or to our other wholly-owned subsidiaries);

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company, subject to certain exceptions, or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

•	acquire any corporation, partnership or other business organization or division thereof, or any material amount of assets, other than purchases of assets from suppliers or vendors in the ordinary course of business;

•	other than in the ordinary course of business consistent with past practice, enter into or amend on terms materially adverse to the Company and its subsidiaries (taken as a whole), fail to renew, cancel or terminate any real property lease or material contract, or waive, release, assign or transfer any material right of the Company or its subsidiaries;

•	make or authorize any new capital expenditures involving more than an aggregate amount of $100,000 per fiscal quarter, except in accordance with the Company’s capital expenditure budget and prior fiscal year carryover amounts, or fail to expend funds for budgeted capital expenditures or commitments;

•	sell, lease, license, transfer, mortgage or otherwise encumber any of its or its subsidiaries’ assets or properties, having a value in excess of $100,000 individually or $250,000 in the aggregate, or the capital stock of its subsidiaries, other than sales of products or services in the ordinary course of business or of other assets pursuant to certain existing contracts identified on the Company’s disclosure schedule;

•	incur or modify in any material respect the terms of any indebtedness or guarantee or otherwise become responsible for the obligations of another person, or make any loans, advances or capital contributions to, or investments in any other person, other than in the ordinary course of business and in an amount not to exceed $100,000;

•	increase the compensation or benefits of any present or former directors, officers or employees (except, solely with respect to non-officer employees, in the ordinary course of business consistent with past practice or as required by a Company plan); adopt, enter into, amend or otherwise increase, re-price or accelerate the payment or vesting of amounts, benefits or rights payable under a Company plan; enter into, establish or amend any consulting, employment, bonus, severance, change-in-control, retention or any similar agreement, or any collective bargaining agreement, or grant any severance, bonus, termination or retention pay to any officer, director, consultant or employee of the Company or any of its subsidiaries (other than as required by a Company plan) or terminate any Company plan; or pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefits or perquisite not currently required by a Company plan, except that the Company is expressly permitted to terminate or promote any employee in the ordinary course of business consistent with past practice, and hire candidates for certain positions identified on the Company’s disclosure schedule;

•	make any material changes in any accounting principles or methods, except as required by GAAP;

•	make any material tax election, settle or compromise any material tax liability, file any amended tax return with respect to any material tax, change any method of tax accounting or tax accounting period, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•	settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amounts set forth on the Company’s disclosure schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

•	other than in the ordinary course of business consistent with past practice, pay, discharge, cancel, waive or satisfy any material claims, liabilities or obligations;

•	except for customer contracts entered into in the ordinary course of business consistent with past practice, enter into any new or renegotiate any license, agreement or arrangement relating to any intellectual property rights;

•	fail to maintain, enforce or protect any material intellectual property rights of the Company, except in the ordinary course of business in all material respects consistent with past practice;

•	make any material restatement of the financial statements of the Company or the notes thereto which are included in or incorporated by reference into the reports filed by the Company with the SEC;

•	take, commit to take, or fail to take any action that would make representation or warranty of the Company in the merger agreement inaccurate in any material respect prior to the effective time of the merger or that would result in any of the conditions to the completion of the merger not to be satisfied, or that would materially impair the ability of the Company, Parent or Merger Sub to complete the merger in accordance with the terms of the merger agreement or materially delay the completion of the merger pursuant to the terms of the merger agreement;

•	enter into any joint venture, partnership or similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business and that do not result in the formation of a new entity or any funding obligations of the Company or its subsidiaries; or

•	authorize or agree to take any of the foregoing actions.

Parent and Merger Sub are prohibited from directly or indirectly taking any action that would individually or in the aggregate prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the merger agreement or the consummation of the merger.

Solicitation of Acquisition Proposals

From and after the date the merger agreement is signed, we are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any acquisition proposals. Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that we will not:

•	solicit, initiate, facilitate or encourage any inquiries, offers or proposals relating to an acquisition proposal (as defined below);

•	engage in discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or its subsidiaries to any person that has made an acquisition proposal;

•	fail to make, withdraw (or not continue to make), modify, qualify or amend in a manner adverse to Parent, the Company recommendation with respect to the merger;

•	approve, endorse, recommend or publicly propose to recommend any acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement relating to any class of equity securities of the Company or its subsidiaries; or

•	enter into any agreement relating to an acquisition proposal, other than a confidentiality agreement containing such terms as we and Parent have specified in the merger agreement.

However, prior to the time our shareholders adopt the merger agreement, if the Company receives a written acquisition proposal from any person, we may:

•	engage in discussions with such person if, prior to taking such action, the board of directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal is reasonably likely to result in a superior proposal and the board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take action would be inconsistent with its fiduciary obligations under applicable law;

•	furnish or disclose any non-public information relating to the Company or its subsidiaries to any person who has made an unsolicited, written acquisition proposal if, prior to taking such action,

•	the board of directors determines in good faith (after consultation with its financial and legal advisors) that such acquisition proposal is reasonably likely to result in a superior proposal;

•	the board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take action would be inconsistent with its fiduciary obligations under applicable law;

•	such person has entered into a confidentiality agreement containing the terms that we and Parent have specified in the merger agreement; and

•	we promptly disclose the same non-public information to Parent if not previously disclosed;

At any time before the merger agreement is adopted by our shareholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. See “— Termination Fees” below. In addition, at any time prior to the time our shareholders adopt the merger agreement, the Company and its board of directors may approve, endorse or recommend an unsolicited written acquisition proposal and withdraw, modify or amend the Company recommendation if the board of directors has determined in good faith after consultation with its financial and legal advisors that the acquisition proposal constitutes a superior proposal and that failure to take such action would be inconsistent with its fiduciary obligations under applicable law. However, prior to withdrawing, modifying or amending the Company recommendation in connection with a superior proposal:

•	we must provide Parent at least four business days’ notice that the board of directors intends to endorse another acquisition proposal and withdraw, modify or amend the Company recommendation; and

•	in determining whether the other acquisition proposal continues to be a superior proposal, we must take into consideration any changes to the merger agreement proposed by Parent during the four-business day period.

Nothing in the provisions of the merger agreement relating to acquisition proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to our shareholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or making any similar communication to our shareholders, or making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act to our shareholders, provided that neither we nor our board of directors will approve, endorse or recommend an acquisition proposal or withdraw, modify or amend the Company recommendation unless the Company has first given Parent four business days’ written notice thereof, and taken into consideration any changes to the merger agreement proposed by Parent in response to such superior proposal in determining whether the other acquisition proposal continues to be a superior proposal.

In this proxy statement, we refer to any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole (other than a merger involving only the Company and one or more of the wholly-owned subsidiaries), (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities in a single transaction or a series of related transactions, representing 20% or more of the voting power of the capital stock of the Company or any of its subsidiaries, (iv) a liquidation or dissolution of the Company, (v) a reorganization or recapitalization of the Company, other than a transaction which does not involve a transfer of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the voting power of the capital stock of the Company, or (vi) any other transaction having a similar effect to those described in the preceding clauses, other than those transactions contemplated by the merger agreement, as an “acquisition proposal.”

In this proxy statements, we refer to any acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that our board of directors has determined in its good faith judgment (after consultation with its financial and legal advisors) would, if consummated, result in a transaction (A) that offers for each share of Company common stock an amount greater than the merger consideration, (B) that is, in light of all the terms of such proposal more favorable to the Company than the merger or in any other binding proposal of the Parent made pursuant to a Company change of recommendation, and (C) the board of directors determines in good faith (after consultation with its financial and legal advisors) is reasonably capable of being consummated in a timely manner on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal and for which financing, if a cash transaction (whether in whole or in part), is then fully committed on terms no more conditional than those set forth in the merger agreement and the equity financing commitment, taken as a whole, as a “superior proposal.”

Shareholders Meeting

We are required, as soon as reasonably practicable following confirmation by the SEC that it has no further comments regarding this preliminary proxy statement, to take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of adopting the merger agreement and, except as described under “— Solicitation of Acquisition Proposals” above, to include in the definitive proxy statement the Company recommendation with respect to the merger and, use our reasonable best efforts to obtain the vote of our shareholders approving the merger. We are not required to hold the shareholders meeting if the merger agreement is terminated.

Further Action; Efforts

We, Parent and Merger Sub will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including effecting the regulatory filings described under “The Merger — Regulatory Approvals and Notices” and using commercially reasonable efforts to defend all lawsuits and other proceedings before any governmental entity challenging the merger agreement or the consummation of the merger. We, Parent and Merger Sub will respond in good faith, as soon as reasonably practicable and after consultation with the other parties, to any request from any governmental entity for information with respect to the merger agreement or the transactions contemplated thereby. We, Parent and Merger Sub will also use our reasonable best efforts to obtain any approvals and consents (including the expiration of all waiting periods) required for the consummation of the transactions contemplated by the merger agreement.

We, Parent and Merger Sub have agreed to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement and to work cooperatively in connection with obtaining any of the approvals of, or clearances from, each applicable governmental entity, including:

•	cooperating with each other in connection with filings required to be made by any party under applicable antitrust laws and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all material communications with such governmental entities;

•	furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under applicable antitrust laws;

•	promptly notifying each other of any material communications from or with any governmental entity with respect to the transactions contemplated by the merger agreement and ensuring to the extent permitted by law or governmental entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the merger agreement;

•	consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the applicable antitrust laws; and

•	without prejudice to any rights of the parties under the merger agreement, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated thereby.

We, Parent and Merger Sub will use our commercially reasonable efforts to resolve any objection asserted under any antitrust law raised by any governmental entity and to have vacated any injunction or other action of any governmental entity that would prevent or delay the consummation of the transactions contemplated by the merger agreement. However, the obligation of Parent to use its commercially reasonable efforts does not require Parent to: (i) sell, divest, or otherwise convey particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agree to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or after the effective time of the merger; (iii) permit us to sell, divest, or otherwise convey particular of our and our subsidiaries’ assets, categories, portions or parts of assets or businesses prior to the effective time of the merger; or (iv) license, hold separate or enter into similar arrangements with respect to Parent’s respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any governmental entity.

Employee Benefit Matters

Without limiting any rights that any of our employees may have under any of our benefits plans prior to or in connection with the merger, Parent has agreed the surviving corporation and each of its subsidiaries, after the completion of the merger, will honor and perform the Company’s obligations under the change-in-control agreements for our Chief Executive Officer, Chief Financial Officer, Vice President — Marketing and Business Development and General Counsel, including without limitation, the severance-related and other provisions thereof. In the event that any of such employees is terminated from employment “without Cause” or for “Good Reason” as defined in his or her agreement, after the merger and during the “protected period” provided in his or her agreement, the surviving corporation will provide 100% of the severance payments and benefits payable thereunder.

In addition, after the effective time of the merger, the surviving corporation will give our employees full credit for purposes of eligibility, participation and vesting (other than vesting under future equity awards and not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service) under any employee compensation, incentive and benefit plans, programs, policies and arrangements maintained for the benefit of our employees as of and after the effective date of the merger by Parent, its subsidiaries or the surviving corporation for such employee’s service with the

Company, its subsidiaries and their predecessor entities to the same extent recognized by us immediately prior to the effective time of the merger. With respect to each plan that provides welfare benefits (such as medical, dental or life insurance benefits), Parent or its subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, waiting periods or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, our employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the merger occurs.

From and after the effective time of the merger, the surviving corporation will honor (i) each of our existing benefits plans that is an employment, change-in-control, severance and termination protection plan or agreement, or equity-based or bonus plan, program or agreement or a Company plan (as defined in the merger agreement) and (ii) all obligations in respect of vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the date of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

From the effective time of the merger through the sixth anniversary of the effective time of the merger, the surviving corporation will indemnify and hold harmless our and our subsidiaries’ present and former officers and directors against all costs, liabilities and expenses (including attorneys’ fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to (i) the fact such person is or was an officer or director of the Company or its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, or (ii) matters existing or occurring at or prior to the effective time of the merger (including the merger agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent permitted under applicable law.

We are required to obtain and fully pay the premium for a six-year extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies. Such policies must be obtained from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and must have terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, than our existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of us or any of our subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger.

If we or the surviving corporation, as applicable, fail to purchase such “tail” insurance policies as of the effective time of the merger because such tail insurance is not available for purchase for any reason, then the surviving corporation will continue to maintain in effect for a period of at least six years the policies in place as of the date of the merger agreement, or to use reasonable best efforts to purchase comparable policies for such six-year period, in each case that are no less favorable, in the aggregate, than provided in our existing policies as of the date of the merger agreement. The surviving corporation’s obligation to provide this insurance will be capped at 300% of the annual premium amount we are currently paying for such insurance. If the annual premium amount for such coverage exceeds the cap, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding the amount of the cap.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third-party beneficiaries of the merger agreement for this purpose.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Company common stock entitled to vote thereon;

•	the waiting period applicable to the consummation of the merger under the HSR Act has expired or terminated early; and

•	no court or governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for changes permitted by or necessitated by the merger agreements and except that representations and warranties made as of a specific date need be true and correct only as of the specified date), without giving effect to any materiality or material adverse effect qualification, except in the case of our representations and warranties regarding this proxy statement.

•	the Company has available cash of at least $66.0 million plus an amount of cash equal to the proceeds payable to the Company in connection with the exercise of Company stock options during the period from the date of the merger agreement through the closing date, and has deposited with the paying agent $62.0 million, less amounts to be paid as merger consideration in respect of stock options, restricted stock and other equity-based awards issued by the Company;

•	the Company performed in all material respects its other obligations under the merger agreement at or prior to the date of the closing of the merger;

•	no circumstance, effect, event or change has occurred that has had, or is reasonably expected to have, a material adverse effect;

•	no suit, action or proceeding is pending which seeks to restrain or prohibit the merger, or limit the ownership or operation by the Company or any of its subsidiaries of a material portion of their respective business or assets, or impose limitations on the ability of Parent, Merger Sub or their affiliates to acquire the Company common stock;

•	each director of the Company and its subsidiaries shall have tendered his or her resignation; and

•	Parent has received a certificate signed by a senior executive officer of the Company certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of the Company have been satisfied.

The representations and warranties we have made in the merger agreement which are designated as “identified Company representations” concern the following matters:

•	organization and corporate authority;

•	capitalization;

•	corporate authorization of the merger and enforceability of the merger agreement;

•	obligations with respect to excess parachute payments;

•	cash severance payments owed to employees who terminated employment prior to the date of the merger agreement;

•	this proxy statement;

•	the inapplicability of any Pennsylvania anti-takeover law to the merger;

•	the receipt of an opinion from Piper Jaffray;

•	the absence of any undisclosed brokers’ or finders’ fees; and

•	the estimated amount of any change-in-control payments the Company or any of its subsidiaries is obligated to make upon consummation of the merger.

Even if we breach a representation and warranty or a representation and warranty we have made otherwise ceases to be true, the Company will be deemed to have satisfied the condition to closing concerning its representations and warranties if:

•	the failure of certain identified Company representations to be true (namely, those that concern capitalization, excess parachute payments, cash severance payments owed to employees who terminated employment prior to the date of the merger agreement, the absence of any undisclosed broker’s or finder’s fees, and the estimated amount of any change-in-control payments the Company or any of its subsidiaries is obligated to make upon consummation of the merger) has not resulted in, and would not reasonably be expected to result in, additional cost, expense or liability to the Company, Parent and their affiliates of more than $250,000; and

•	our breaches of any of the representations and warranties that are not identified Company representations collectively do not have and are not reasonably expected to have a material adverse effect.

Our obligation to effect the merger is subject to the satisfaction or waiver (in writing) by us at or prior to the effective time of the merger of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except for changes permitted by or necessitated by the merger agreement and except that representations and warranties made as of a specified date need be true and correct only as of the specified date), without giving effect to any materiality or material adverse effect qualification, except where such failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent material adverse effect.

•	each of Parent and Merger Sub has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger; and

•	the Company has received a certificate signed by a senior executive officer of Parent certifying that all of the above conditions with respect to the representations and warranties and performance of the obligations of Parent and Merger Sub have been satisfied.

The conditions to each of the parties’ obligations to complete the merger are for the sole benefit of such party and may be waived by such party in whole or in part (to the extent permitted by applicable laws).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by May 31, 2011, which we refer to as the termination date;

•	our shareholders meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting;

•	our shareholders meeting has not been held by the date that is five calendar days prior to the termination date; or

•	applicable law prohibits consummation of the merger, or an order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable.

However, the termination right described in the first bullet point will not be available to any party whose failure to fulfill any of its obligations was a principal cause of, or resulted in the failure to consummate the merger by May 31, 2011.

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our shareholders, (i) our board of directors authorizes the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, and (ii) immediately prior to or substantially concurrently with termination, we pay Parent the termination fee discussed under “— Termination Fees” below (provided that this right will not be available to us unless we have complied with the notice and other requirements described under “— Solicitation of Acquisition Proposals” beginning on page 59);

•	there has been a breach of a representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, and such breach or failure to be true would cause the closing condition relating to the accuracy of Parent’s and Merger Sub’s representations and warranties or the closing condition relating to Parent and Merger Sub’s performance of their obligations under the merger agreement, not to be satisfied, and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Parent and (ii) the date that is two business days prior to the termination date (provided that we will not have this right to terminate if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions to the obligation of Parent and Merger Sub to consummate the merger not to be capable of being satisfied); or

•	the conditions to the obligation of Parent and Merger Sub to complete the merger have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), yet Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

•	by Parent, if:

•	the board of directors fails to make, withdraws (or does not continue to make), modifies, qualifies or amends the Company recommendation in a manner adverse to Parent;

•	the board of directors fails to include in this proxy statement when mailed, the Company recommendation with respect to the merger;

•	the board of directors fails to call the shareholders meeting or fails to mail this proxy statement within five business days after it is cleared by the SEC or, if no comments are received from the SEC as of the tenth day following the initial filing date, within five business days after such tenth day;

•	the board of directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an acquisition proposal (other than by Parent or any of its affiliates) within ten business days after the commencement of such tender or exchange offer;

•	the Company enters into, or publicly announces its intention to enter into, an alternative acquisition agreement;

•	there has been a breach of a representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement, and such breach or failure to be true would cause the closing condition relating to the accuracy of the Company’s representations and warranties or the closing condition relating to the Company’s performance of its obligations under the merger agreement, not to be satisfied, and such breach or failure to be true cannot be cured or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Parent to the Company and (ii) the date that is two business days prior to the termination date (provided that Parent will not have this right to terminate if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the conditions to the obligation of the Company or of either party to consummate the merger not to be capable of being satisfied); or

•	the Company has materially breached its obligation under the merger agreement (i) to duly call a shareholders meeting for the purpose of adopting the merger agreement (see “— Shareholders Meeting” on page 64), or (ii) to comply with the “no shop” provisions restricting our ability to solicit acquisition proposals from other parties (see “— Solicitation of Acquisition Proposals” beginning on page 59).

Termination Fees

Company Termination Fee

If we consummate any acquisition proposal with a third party within twelve months after termination of the merger agreement (provided that references to 20% in the definition of “acquisition proposal” shall be deemed to be references to 50%), and the termination of the merger agreement occurs under any of the circumstances described below, we must pay Parent a termination fee equal to $3.0 million plus up to $1.0 million of the out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement.

•	(i) either we or Parent terminate the merger agreement because the merger was not consummated by May 31, 2011 and (ii) a third party made or publicly disclosed its intention to make an acquisition proposal to us after the date of the merger agreement but prior to its termination (whether or not such acquisition proposal is the same one that is eventually consummated);

•	(i) Parent terminates the merger agreement because the closing conditions relating to our representations and warranties or performance of our obligations under the merger agreement were not satisfied and the underlying breach or failure was either incurable or not capable of being cured within the cure periods given in the merger agreement, and (ii) a third party made or publicly disclosed its intention to make an acquisition proposal to us after the date of the merger agreement but prior to its termination (whether or not such acquisition proposal is the same one that is eventually consummated); or

•	(i) either we or Parent terminate the merger agreement because our shareholders meeting was held and completed and our shareholders did not adopt the merger agreement at such meeting or any adjournment or postponement of such meeting, and (ii) a third party made or publicly disclosed its intention to make an acquisition proposal to us after the date of the merger agreement but prior to its termination, and the acquisition proposal was not publicly withdrawn prior to termination of the merger agreement or at least ten business days prior to the shareholders meeting.

If we are the party that elects to terminate, we must pay the expense reimbursement portion of the termination fee to Parent immediately prior to, and as a condition to, the termination. If Parent is the party that elects to terminate, we must pay the expense reimbursement portion of the termination fee to Parent within two business days following the date of termination. Within two business days prior to, and as a condition to, consummation of the third-party acquisition proposal, we must pay Parent the full amount of the termination fee ($3.0 million plus up to $1.0 million of expenses), less the expense reimbursement amounts previously paid by us.

If Parent terminates the merger agreement under any of the circumstances described below, within two business days after the date of termination we must pay Parent the full termination fee of $3.0 million plus up to $1.0 million of expenses:

•	our board of directors fails to make, withdraws (or does not continue to make), modifies, qualifies or amends the Company recommendation in a manner adverse to Parent;

•	our board of directors fails to include in this proxy statement when mailed, the Company recommendation with respect to the merger;

•	our board of directors fails to call the shareholders meeting or fails to mail this proxy statement within five business days after it is cleared by the SEC or, if no comments are received from the SEC as of the tenth day following the initial filing date, within five business days after such tenth day;

•	our board of directors fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an acquisition proposal (other than by Parent or any of its affiliates) within ten business days after the commencement of such tender or exchange offer;

•	the Company enters into, or publicly announces its intention to enter into, an alternative acquisition agreement; or

•	the Company has materially breached its obligation under the merger agreement (i) to duly call a shareholders meeting for the purpose of adopting the merger agreement (see “— Shareholders Meeting” on page 61), or (ii) to comply with the “no shop” provisions restricting our ability to solicit acquisition proposals from other parties (see “— Solicitation of Acquisition Proposals” beginning on page 59).

If we terminate the merger agreement prior to the adoption of the merger agreement by our shareholders because our board of directors has authorized the Company to enter into one or more alternative acquisition agreements with respect to a superior proposal, then immediately prior to or substantially concurrently with termination, we must pay Parent the full termination fee of $3.0 million plus up to $1.0 million of expenses.

Reimbursement of Parent Expenses

If Parent terminates the merger agreement under either of the circumstances described below, we are not required to pay the full termination fee of approximately $4.0 million (or $3.0 million plus up to $1.0 million of expenses), but we must reimburse to Parent up to $1.0 million of the out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement.

•	our shareholders meeting has been held and completed and our shareholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•	the closing conditions relating to our representations and warranties or performance of our obligations under the merger agreement were not satisfied and the underlying breach or failure was either incurable or not capable of being cured within the cure periods given in the merger agreement.

Parent Fee

In the event we terminate the merger agreement under either of the circumstances described below, Parent must pay us the Parent fee of $4.0 million within two business days after the date of termination.

•	the closing conditions relating to Parent’s and Merger Sub’s representations and warranties or performance of Parent’s and Merger Sub’s obligations under the merger agreement were not satisfied and the underlying breach or failure was either incurable or not capable of being cured within the cure periods given in the merger agreement; or

•	the conditions to the obligation of Parent and Merger Sub to complete the merger have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger), yet Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement within two business days of the date on which the closing of the merger should have occurred under the merger agreement and we stood ready and willing to consummate the merger on that date.

The guarantor has agreed to guarantee the obligation of Parent to pay the Parent fee and to guarantee the performance and discharge of certain expense reimbursement obligations of Parent and Merger Sub, in each case pursuant to the guaranty.

Expenses

Other than as described in the immediately preceding section entitled “Termination Fees,” each party to the merger agreement will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby.

Remedies

Our right to terminate the merger agreement and receive the Parent fee of $4.0 million from Parent is our sole and exclusive remedy against Parent or Merger Sub, the guarantor and certain related parties for any loss suffered as a result of any breach of any covenant in the merger agreement or the failure of the merger to be consummated, in any circumstance in which we are permitted to terminate the merger agreement and receive the Parent fee. Upon payment of such amounts, subject to certain exceptions described in the merger agreement, no such party has any further liability or obligation relating to the merger agreement or the transactions contemplated thereby.

Subject to Parent’s right to specific performance (described below), if Parent has the right to receive from the Company the termination fee of $3.0 million plus up to $1.0 million of expenses of the out-of-pocket expenses incurred by Parent, Merger Sub and their affiliates in connection with the merger agreement, such termination fee is the sole and exclusive remedy of Parent, Merger Sub, the guarantors and their respective affiliates against the Company, its subsidiaries and certain of their related parties for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement giving rise to or associated with such termination. Upon payment of such amounts, subject to certain exceptions described in the merger agreement, none of the Company, its subsidiaries or certain of their related parties has any further liability or obligation relating to any such loss.

Parent is entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which it is entitled at law or in equity.

If Parent or the Company, as applicable, fails to timely pay the applicable termination fee owed by such party, and the other party obtains a judgment in litigation or arbitration in its favor, the paying party shall also be responsible for the reasonable and documented costs and expenses (including attorneys’ fees) of the other party in connection with such suit, including interest at the prime rate in effect on the date such payment was required to be made, plus interest of 5% per annum through the date on which payment was actually received.

Access

Subject to certain exceptions, we will, upon reasonable prior written notice, afford Parent and its representatives reasonable access to the Company and furnish Parent and its representatives information concerning our business, properties and personnel as may reasonably be requested.

Amendment; Waiver

The merger agreement may be amended by a written agreement signed by us, Parent and Merger Sub at any time prior to the completion of the merger, whether or not our shareholders have adopted the merger agreement. However, after adoption of the merger agreement by our shareholders no amendment that requires further approval of our shareholders will be made without obtaining that approval. At any time prior to the completion of the merger, we, Parent or Merger Sub may waive the other party’s compliance with certain provisions of the merger agreement.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NASDAQ under the symbol “TLGD.” The table below shows, for the periods indicated, the high and low prices for the Company common stock, as reported by NASDAQ.

	Common Stock Price ($)
	High	Low

Fiscal Year Ended December 31, 2011
First Quarter ended March 31, 2011 (through March 30, 2011)	$10.20	$8.81
Fiscal Year Ended December 31, 2010
First Quarter ended March 31, 2010	$6.88	$6.00
Second Quarter ended June 30, 2010	6.90	6.11
Third Quarter ended September 30, 2010	8.30	6.16
Fourth Quarter ended December 31, 2010	9.50	7.12
Fiscal Year Ended December 31, 2009
First Quarter ended March 31, 2009	$7.14	$4.73
Second Quarter ended June 30, 2009	5.95	5.04
Third Quarter ended September 30, 2009	6.93	4.98
Fourth Quarter ended December 31, 2009	6.83	5.49

The closing price of Company common stock on the NASDAQ on February 18, 2011, the last trading day prior to the Company’s press release announcing the execution of the merger agreement, was $10.08 per share. On March 30, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Company common stock on the NASDAQ was $10.08 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth certain information as to the beneficial ownership of our common stock as of March 22, 2011, for (i) each director; (ii) each of the named executive officers named in the Summary Compensation Table set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 10, 2011; (iii) each other person who is known by us to beneficially own 5% or more of our common stock; and (iv) all directors and executive officers as a group. The information in the table concerning beneficial ownership is based upon information furnished to the Company by or on behalf of the persons named in the table, or in the case of the persons identified in the foregoing clause (iii), in filings with the SEC.

				Percentage of
	Amount and Nature of			Common Stock
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)			Outstanding(3)

Edward H. Kennedy	(4	)(5)	91,098	*
Michael D. Bornak	(4	)(6)	36,667	*
David L. Blakeney			23,334	*
Robert H. King	(4)		23,332	*
Gregory M. Nulty			0	—
Scott C. Chandler	(7)		16,598	*
Richard H. Heibel	(4	)(7)(8)	119,973	*
Charles E. Hoffman	(4	)(7)	49,098	*
Robert W. Kampmeinert	(4	)(7)	50,764	*
Edward B. Meyercord, III	(7)		16,798	*
Jeffrey M. Solomon	(7	)(9)	2,109,055	16.11%
All directors and executive officers as a group (14 persons)	(4	) — (9)	2,620,161	20.00%
Other Principal Shareholders
Ramius LLC	(10)		2,094,957	16.00%
599 Lexington Avenue, 20th Floor
New York, NY 10022
Bradford Capital Partners	(11)		1,547,053	11.82%
133 Freeport Road
Pittsburgh, PA 15215
Dimensional Fund Advisors LP	(12)		1,073,801	8.20%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Royce & Associates, LLC	(13)		828,060	6.32%
745 Fifth Avenue
New York, NY 10151
Renaissance Technologies, LLC	(14)		709,800	5.42%
800 Third Avenue
New York, NY 10022
Wellington Management Company, LLP	(15)		666,200	5.09%
280 Congress Street
Boston, MA 02210
Wellington Trust Company, NA	(16)		666,200	5.09%
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210

*	Less than 1%

Notes to Security Ownership of Certain Beneficial Owners and Management Table:

(1)	If not provided above, the address of listed shareholders is c/o Tollgrade Communications, Inc., 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066.

(2)	Under regulations of the SEC, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated

in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite his name. The inclusion of any shares of stock deemed to be beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	In computing the percentage ownership of any person, the number of shares outstanding includes 13,092,152 shares of common stock outstanding as of March 22, 2011, plus any shares subject to outstanding stock options exercisable within 60 days after March 22, 2011, held by the applicable person or persons.

(4)	Includes options that were exercisable on or within 60 days of March 22, 2011 of such individual for the following number of shares: Kennedy (35,000), Bornak (16,667), King (23,332), Heibel (35,000), Hoffman (35,000), Kampmeinert (35,000) and other executive officers as a group (80,481).

(5)	Includes 50,000 restricted share units issued to Mr. Kennedy on March 23, 2010, which vest on March 23, 2011.

(6)	Includes 20,000 restricted shares granted to Mr. Bornak on March 26, 2010, which vest on March 26, 2013.

(7)	Includes 8,000 restricted shares granted to each of our non-employee directors on October 1, 2010, which vest on October 1, 2011.

(8)	Includes 32,246 shares held by the spouse of Dr. Heibel, as to which Dr. Heibel shares voting and dispositive power.

(9)	Includes 965,199 shares held by Ramius Value and Opportunity Master Fund Ltd., 794,514 shares held by Ramius Navigation Master Fund Ltd., and 335,244 shares held by Ramius Enterprise Master Fund Ltd., which Mr. Solomon may be deemed to beneficially own as described in Note 10, below. Mr. Solomon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	Information taken solely from the Form 4 filed with the SEC on May 1, 2010 by Ramius LLC, C4S & Co. L.L.C., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Cowen Group, Inc. and RGC Holdings, LLC (collectively the “Reporting Persons” for purposes of this footnote 10). Based on the matters reported in such filing, as of May 1, 2010:

• Ramius Value and Opportunity Master Fund Ltd. (“Value and Opportunity Master Fund”) is the beneficial owner of 965,199 shares.

• Ramius PB, Ltd. is the beneficial owner of 794,514 shares.

• Ramius Navigation Master Fund Ltd. is the beneficial owner of 335,244 shares.

• RCG PB Ltd. (“RCG PB”), as the sole shareholder of Navigation Master Fund, may be deemed to beneficially own the common stock beneficially owned by Navigation Master Fund.

Each Reporting Person (other than Ramius Enterprise Master Fund Ltd., Value and Opportunity Master Fund, Ramius Navigation Master Fund Ltd. and RCG PB) disclaims beneficial ownership of the shares of common stock except to the extent of his or its pecuniary interest therein.

As the sole member of Ramius Advisors, LLC (“Ramius Advisors”), the investment advisor of Ramius Enterprise Master Fund Ltd. (“Enterprise Master Fund”), Ramius LLC (“Ramius”) may be deemed to beneficially own the shares of common stock beneficially owned by Enterprise Master Fund. As the sole member of Ramius, Cowen Group, Inc. (“Cowen”) may be deemed to beneficially own the shares of common stock beneficially owned by Enterprise Master Fund. As a significant shareholder of Cowen, RCG Holdings LLC (“RCG Holdings”) may be deemed to beneficially own the shares of common stock beneficially owned by Enterprise Master Fund. As the managing member of RCG Holdings, C4S, & Co., L.L.C. (“C4S”) may be deemed to beneficially own the shares of common stock beneficially owned by Enterprise Master Fund. As the managing members of C4S, each of Messrs. Cohen, Stark, Solomon and Strauss may be deemed to beneficially own the shares of common stock beneficially owned by Enterprise Master Fund.

As the sole member of Ramius Advisors, the investment advisor of Ramius Navigation Master Fund Ltd. (“Navigation Master Fund”), Ramius may be deemed to beneficially own the shares of common stock beneficially owned by Navigation Master Fund. As the sole member of Ramius, Cowen may be deemed to beneficially own the shares of common stock beneficially owned by Navigation Master Fund. As a significant shareholder of Cowen, RCG Holdings may be deemed to beneficially own the shares of common stock beneficially owned by Navigation Master Fund. As the managing member of RCG Holdings, C4S may be deemed to beneficially own the shares of common stock beneficially owned by Navigation Master Fund. As the managing members of C4S each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the shares of common stock beneficially owned by Navigation Master Fund.

As the sole member of RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), the investment manager of Ramius Value and Opportunity Master Fund Ltd. (“Value and Opportunity Master Fund”), Ramius may be deemed to beneficially own the shares of common stock beneficially owned by Value and Opportunity Master Fund. As the sole member of Ramius, Cowen may be deemed to beneficially own the shares of common stock beneficially owned by Value and Opportunity Master Fund. As a significant shareholder of Cowen, RCG Holdings may be deemed to beneficially own the shares of common stock beneficially owned by Value and Opportunity Master Fund. As the managing member of RCG Holdings, C4S may be deemed to beneficially own the shares of common stock beneficially owned by Value and Opportunity Master Fund. As the managing members of C4S, each of Messrs. Cohen, Stark, Solomon and Strauss may be deemed to beneficially own the shares of common stock beneficially owned by Value and Opportunity Master Fund.

As the sole member of Ramius Advisors, the investment advisor of RCG PB, Ramius may be deemed to beneficially own the shares of common stock beneficially owned by RCG PB. As the sole member of Ramius, Cowen may be deemed to beneficially own the shares of common stock beneficially owned by RCG PB. As the majority shareholder of Cowen, RCG Holdings may be deemed to beneficially own the shares of common stock beneficially owned by RCG PB. As the managing member of RCG Holdings, C4S may be deemed to beneficially own the shares of common stock beneficially owned by RCG PB. As the managing members of C4S, each of Messrs. Cohen, Stark, Solomon and Strauss may be deemed to beneficially own the shares of common stock beneficially owned by RCG PB.

(11)	Information taken solely from the Schedule 13D/A filed with the SEC on December 1, 2008 reflecting ownership of our common stock as of December 1, 2008. The filing reflects that Bradford Capital Partners, BCP Investment LLC, Stephen J. Lynch and Joseph L. Calihan have shared voting and dispositive power over 1,547,053 shares. No more recent filings were available as of February 2011.

(12)	Information taken solely from the Schedule 13G/A filed on February 11, 2011 reflecting ownership of our common stock as of December 31, 2011. The filing indicates that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). The filing reflects that Dimensional Fund Advisors LP has sole voting power over 1,057,376 shares and has sole power over 1,073,801 shares. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, according to the filing, all securities reported are owned by the Funds. The filing indicates that Dimensional disclaims beneficial ownership of such securities and shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(13)	Information taken solely from the Schedule 13G/A filed with the SEC on January 25, 2011 reflecting ownership of our common stock as of December 31, 2010. The filing reflects that Royce & Associates, LLC has sole voting and dispositive power over 828,060 shares. Accordingly to the Schedule 13 G/A, the interests of one account, Royce Opportunity Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 651,988 shares or 5.0% of the total shares outstanding.

(14)	Information taken solely from the Schedule 13G/A filed with the SEC on February 14, 2011 reflecting ownership of our common stock as of December 31, 2010. The filing indicates that it was filed pursuant to a joint filing agreement between Renaissance Technologies LLC (“RTC”), James H. Simons and Renaissance

Technologies Holdings Corporation (“RTHC”). The filing reflects that each of RTC, in its capacity as investment advisor, and RTHC beneficially owns and has sole voting and dispositive power over 790,800 shares of our common stock. Certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the securities covered by the filing. According to the filing, as of January 1, 2010, James H. Simons ceased to be the beneficial owner of any of these shares.

(15)	Information taken solely from the Schedule 13G filed with the SEC on February 14, 2011 reflecting ownership of our common stock as of December 31, 2010. The filing reflects that Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 666,200 of our shares or 5.09%, which are held of record by clients of Wellington Management. According to the Schedule 13G, the securities are owned of record by clients of Wellington Management and those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G, no such client is known to have such right or power with respect to more than five percent of this class of securities other than Wellington Trust, which is disclosed in the Note below.

(16)	Information taken solely from the Schedule 13G filed with the SEC on February 14, 2011 reflecting ownership of our common stock as of December 31, 2010. The filing reflects that Wellington Trust, in its capacity as investment adviser, may be deemed to beneficially own 666,200 of our shares or 5.09%, which are held of record by clients of Wellington Trust. According to the Schedule 13G, the securities are owned of record by clients of Wellington Trust and those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G, no such client is known to have such right or power with respect to more than five percent of this class of securities.

NO DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority or held beneficially or of record by more than 2,000 persons. Consequently, because the Company’s common stock is currently listed on NASDAQ, shareholders of the Company will not have the right to exercise dissenters’ rights. If the merger agreement is adopted and the merger is completed, shareholders who voted against the adoption of the merger agreement will be treated the same as shareholders who voted for the adoption of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from NASDAQ and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of the Company’s common stock.

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our shareholders to vote on a proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement and approve the merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Company common stock entitled to vote on the matter. For purposes of this proposal, the shares of Company common stock which are present at the special meeting, whether in person or by proxy, will be sufficient to constitute a quorum.

Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Company knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the shareholders should properly come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Deadline for Shareholder Proposals to be Presented at Next Annual Meeting

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed before May 31, 2011, we expect to hold a 2011 Annual Meeting of Shareholders. Any shareholder nominations or proposals for other business intended to be presented at our 2011 Annual Meeting of Shareholders meet must be submitted to us as set forth below.

For shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act to be presented at our 2011 Annual Meeting and included in our proxy statement, such proposals must be submitted and received by the Secretary of Tollgrade at our principal offices, Tollgrade Communications, Inc., 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066, no later than December 10, 2010.

If a shareholder wishes to submit a proposal outside of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than February 23, 2011.

In addition, Section 3.17 of our Bylaws requires that any shareholder intending to present a proposal for action at an annual meeting, but is not intending to have such proposal included in our proxy statement, must give written notice of the proposal to the Secretary of the Company, containing the information specified in Section 3.17, not later than the 60th day nor earlier than the close of business on the 120th day prior to the anniversary date of the Company’s proxy statement for the annual meeting for the previous year, or not later than February 8, 2011 and not earlier than December 10, 2010 for our 2011 Annual Meeting. Shareholders are advised to review our Bylaws for a complete discussion of the requirements that must be complied with by shareholders intending to present proposals at an annual meeting, but not intending to have such proposals included in our proxy statement.

Shareholders Sharing the Same Address

A number of brokers with account holders who are Company shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may:

•	if you are a shareholder of record, direct your written request to Investor Relations, Tollgrade Communications, Inc., 3120 Unionville Road, Suite 400, Cranberry Township, Pennsylvania 16066, or contact the Investor Relations department by phone at (724) 720-1400; or

•	if you are not a shareholder of record, notify your broker.

The Company will promptly deliver, upon request to the Company address or telephone number listed above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact our Investor Relations Department if you are a shareholder of record, using the contact information provided above.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. Information that we file later with the SEC will automatically update and supersede the information included or incorporated in this proxy statement.

We incorporate by reference into this proxy statement the document listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this proxy statement. The information incorporated by reference is an important part of this proxy statement. Nothing in this proxy statement shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded to the extent a statement contained in (1) this proxy statement, or (2) any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes such statement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on March 10, 2011)

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Attention: Secretary
Tollgrade Communications, Inc.
3120 Unionville Road
Suite 400
Cranberry Township, Pennsylvania 16066
(724) 720-1400

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 31, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
among
TALON HOLDINGS, INC.,
TALON MERGER SUB, INC.
and
TOLLGRADE COMMUNICATIONS, INC.
Dated as of February 21, 2011

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 9.3(a)
Acquisition Proposal	Section 9.3(b)
Action	Section 9.3(c)
affiliate	Section 9.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(d)(iv)
Anti-Takeover Statutes	Section 3.16
Antitrust Law	Section 9.3(e)
Articles of Incorporation	Section 3.2
Authorized Committee	Section 9.3(f)
beneficially owned	Section 9.3(g)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(h)
Bylaws	Section 3.2
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(c)
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(a)(iii)
Company Adverse Recommendation Notice	Section 6.4(d)(iii)
Company Board	Recitals
Company Cash Based Award	Section 2.2(d)
Company Cash Deposit	Section 2.3(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Inbound Agreements	Section 3.17(d)
Company IP	Section 9.3(i)
Company Outbound Agreements	Section 3.17(d)
Company Performance Share	Section 2.2(c)
Company Performance Unit	Section 2.2(c)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4
Company Related Parties	Section 9.3(j)
Company Requisite Vote	Section 3.4
Company Restricted Stock	Section 2.2(b)
Company SAR	Section 2.2(a)
Company Securities	Section 3.3(a)
Company Software Products	Section 9.3(k)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.3(d)
Contract	Section 3.5(a)

A-iv

control	Section 9.3(l)
D&O Insurance	Section 6.6(c)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(c)(i)
Environmental Permits	Section 3.18(c)(ii)
Equity Financing	Section 4.7
Equity Financing Commitment	Section 4.7
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Expenses	Section 9.3(m)
Financial Advisor	Section 3.21
Foreign Merger Control Laws	Section 3.5(b)
GAAP	Section 3.7(b)
Governmental Entity	Section 3.5(b)
Guarantor	Recitals
Guaranty	Recitals
Hazardous Materials	Section 3.18(c)(iii)
HSR Act	Section 3.5(b)
Indentified Company Representations	Section 9.3(n)
Indemnified Parties	Section 6.6(a)
Indebtedness	Section 9.3(o)
Intellectual Property Rights	Section 9.3(p)
knowledge	Section 9.3(q)
Law	Section 3.6(a)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Major Customers	Section 3.24
Major Suppliers	Section 3.24
Material Adverse Effect	Section 9.3(r)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Minimum Company Cash	Section 2.3(a)
NASDAQ	Section 3.5(b)
Net Cash Balance	Section 2.3(a)
Order	Section 3.6(a)
PA Articles of Merger	Section 1.2
PaBCL	Recitals
Parent	Preamble

A-v

Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.5(b)
Parent Related Parties	Section 8.5(d)(ii)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Permitted Liens	Section 3.13
person	Section 9.3(s)
Preferred Stock	Section 3.3(a)
Protected Period	Section 6.5(a)
Proxy Statement	Section 3.15
Real Property Leases	Section 3.13
Registered IP	Section 9.3(t)
Representatives	Section 9.3(u)
Required Information	Section 6.13(b)
Sarbanes-Oxley	Section 3.7(a)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shares	Section 2.1(a)
Shareholders Meeting	Section 6.2(a)
Software	Section 9.3(v)
Solvent	Section 4.11
subsidiary, subsidiaries	Section 9.3(w)
Superior Proposal	Section 9.3(x)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(z)
Taxes	Section 9.3(y)
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Third Party	Section 9.3(aa)
WARN	Section 5.1(t)

A-vi

Execution Version

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2011 (this ‘‘Agreement”), among Talon Holdings, Inc., a Delaware corporation (“Parent”), Talon Merger Sub, Inc., a Pennsylvania corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the ‘‘Merger”) of Merger Sub with and into the Company in accordance with the Pennsylvania Business Corporation Law (the “PaBCL”), upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement in accordance with the PaBCL;

WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Golden Gate Capital Opportunity Fund, L.P. (the “Guarantor”) is entering into a guaranty agreement with the Company (the “Guaranty”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the PaBCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2  Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Reed Smith LLP, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, at 10:00 a.m. local time, on the later of (i) the second Business Day after the date of the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the date that is forty-five (45) days following the date hereof; provided that, if at such date the Company does not then have sufficient cash on hand to satisfy the Company Cash Deposit amount required by Section 2.3(a) hereof and meet its other ongoing needs, and such requirement has not been waived by Parent and Guarantor, the Company shall have the right to extend the Closing Date by up to twenty (20) calendar days so as to enable it to meet the Company Cash Deposit requirement (it being agreed that if Parent and Guarantor waive such requirement, the Company shall have no right to extend the Closing Date pursuant to this proviso). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “PA Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with, the relevant provisions of the PaBCL. The Merger shall become effective at such date and time as the PA Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the PA Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the PaBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Articles of Incorporation; Bylaws

(a) Subject to Section 6.6(b), at the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

Section 1.5  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.20 per share, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including each vested share of Company Restricted Stock that is outstanding at the Effective Time), other than any shares of Company Common Stock described in Section 2.1(b), shall be converted into the right to receive ten dollars and ten cents ($10.10) in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and each holder of a certificate or certificates representing any Shares shall cease to have any rights with respect thereto (other than the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest). If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, in each case in accordance with Section 5.1, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

(b) Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto. Any Shares owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company’s capital stock immediately prior to the Effective Time.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that remain outstanding pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2  Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units, Cash-based Awards.

(a) Immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) and each stock appreciation right relating to shares of the Company Common Stock (a “Company SAR”) granted under any director or employee stock option or equity compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be, as of or immediately prior to the Effective Time, canceled and converted into the right to receive, and the Surviving Corporation shall pay to each former holder of any such fully vested converted Company Stock Option or Company SAR, as applicable, at the Effective Time or, if it is not practical to make such payments at the Effective Time, no later than the third (3rd) Business Day following the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option or Company SAR, as applicable, and (ii) the number of Shares such holder could have purchased (without regard to whether the Company Stock Option or Company SAR is then vested) had such holder exercised such Company Stock Option or Company SAR, as applicable, in full immediately prior to the Effective Time; provided, however, that if the applicable exercise price per Share of such Company Stock Option or Company SAR, as applicable, exceeds the Merger Consideration, then such Company Stock Option or Company SAR, as applicable, shall be canceled without payment of any consideration therefor and shall be of no further force and effect. Prior to the Effective Time, the Company, the Company Board (and any board of directors of any applicable subsidiary) and any applicable committees thereof shall take all actions necessary to terminate, adjust or amend the Company Stock Plans so the Company Stock Options are cancelled and extinguished for the payments provided herein. Parent (and each of its affiliates) is not assuming or continuing any Company Stock Option, Company SAR, stock awards or stock option grants made prior to the Effective Time, if any.

(b) Immediately prior to the Effective Time, the restrictions applicable to each then-outstanding share of restricted stock granted under any restricted stock award or Company Stock Plan (“Company Restricted Stock”) shall lapse and, to the extent not previously vested, contingent upon the Effective Time, be deemed fully vested, and such Company Restricted Stock shall be, as of or immediately prior to the Effective Time, converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).

(c) Immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock and performance share (“Company Performance Share”) and each performance unit (“Company Performance Unit”) granted under any award agreement or Company Stock Plan shall be deemed to have been fully earned for the entire performance period, contingent upon the Effective Time, and paid in full at the Effective Time.

(d) Immediately prior to the Effective Time, each then-outstanding cash-based award (“Company Cash Based Award”) granted under any award agreement or compensation plan or arrangement of the Company or any Company Stock Plan shall be deemed to have been fully earned for the entire performance period, contingent upon the Effective Time, and paid in full at the Effective Time.

(e) All amounts payable pursuant to this Section 2.2 to the holders of Company Stock Options, Company SARs, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards shall be paid by the Surviving Corporation at the Effective Time or, if it is not practical to make such payments at the Effective Time, no later than the third (3rd) Business Day following the Effective Time, subject to any required withholding Taxes, and may be withheld until a written acknowledgement, in a form mutually agreed to by Parent and the Company prior to the Closing, is obtained from the holder of such Company Stock Option, Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award to the effect that (i) the payment contemplated by this Section 2.2, if any, will satisfy in full the Company’s obligation to such person pursuant to such Company Stock Option, Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based

Award, as applicable, and (ii) subject to the payment of the same, such Company Stock Option, Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award, as applicable, shall, without any action on the part of the Company or the holder thereof, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder thereof and neither party shall have any further rights or obligations with respect thereto. As soon as reasonably practicable following the date of this Agreement, the Company (and the Company Board and any applicable committees thereof) shall take all actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.2.

Section 2.3  Surrender of Shares.

(a) Prior to the Closing, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with BNY Mellon or such other paying agent reasonably acceptable to the Company to act as paying agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1. At or immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1, less the amount of the Company Cash Deposit. At or immediately prior to the Effective Time, the Company shall (i) have a Net Cash Balance of not less than $66,000,000 plus an amount of cash equal to the aggregate amount of proceeds payable to the Company in connection with the exercise of Company Stock Options during the period of February 21, 2011 through the Closing Date, and (ii) deposit (or cause to be deposited) with the Paying Agent an amount not less than (A) the Minimum Company Cash less (B) the aggregate amount to be paid in respect of Company Stock Options, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards pursuant to Section 2.2 (such deposit, the “Company Cash Deposit”), with the Paying Agent. The funds deposited with the Paying Agent pursuant to this Section 2.3 are referred to as the “Payment Fund”. “Net Cash Balance” of the Company shall mean the sum of the cash, cash equivalents (liquid investments with remaining maturity of three months or less) and marketable securities (excluding restricted cash) of the Company and its subsidiaries, less the sum of (x) indebtedness of the Company and its subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the prepayment thereof on or prior to the Closing Date) and (y) the aggregate amount of all fees and expenses and other obligations paid or to be paid by the Company which are incurred in connection with, or triggered as a result of, the Merger and the other transactions contemplated hereby (including, without limitation, legal fees, advisory fees, and any employee bonuses, retention payments, any amounts payable in respect of any Company SARs pursuant to this Agreement, the Taxes required to be paid by the Company, parachute payment Taxes and other compensation payable as a result of the consummation of the Merger and the other transactions contemplated hereby, and the cost of the “tail” insurance policy described in Section 6.6(c)). “Minimum Company Cash” means $62,000,000 plus an amount of cash equal to the aggregate amount of proceeds payable to the Company in connection with the exercise of Company Stock Options during the period of February 21, 2011 through the Closing Date. The Payment Fund may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Pittsburgh time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Pittsburgh time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of each Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award or any Company Stock Option or Company SAR shall be payable pursuant to Section 2.2 and not pursuant to this Section 2.3, no deposit shall be made with the Paying Agent by the Company or Parent pursuant to this Section 2.3 and the procedures of this Section 2.3 in respect of holders of Shares shall not apply to the extent of each Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award or any Company Stock Option or Company SAR.

(f) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(g) Notwithstanding anything in this Agreement to the contrary, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options, Company SARs, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards in respect of whom such deduction and withholding was made by Parent or the Surviving Corporation.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face) or as disclosed in the SEC Reports filed and publicly available from December 31, 2009 to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof that:

Section 3.1  Organization and Qualification.  Each of the Company and each of its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, for any such failures to be duly organized or validly existing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2  Articles of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation of the Company, as amended to date (the “Articles of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect, and copies of the certificate or articles of incorporation, certificate or articles of formation, by-laws, limited liability company operating agreement and similar organizational documents, as the case may be, of each of the Company’s subsidiaries, as amended to date and currently in effect. The Articles of Incorporation and the Bylaws and similar organizational documents of each of the Company’s subsidiaries are in full force and effect, and neither the Company nor any of its subsidiaries is in violation of any provision of the Articles of Incorporation or the Bylaws with respect to the Company or the similar organizational documents with respect to the Company’s subsidiaries.

Section 3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). At the close of business on February 21, 2011 (the “Measurement Date”): (i) 13,006,388 Shares were issued and outstanding; (ii)1,161,888 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 1,202,316 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options, Company SARs or satisfaction of Company Performance Units in Shares; and (v) 120,111 shares of Company Restricted Stock or Performance Shares were issued and outstanding. From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, Company SARs or satisfaction of Company Performance Units in Shares, in each case that were granted or issued prior to the date hereof, in accordance with their terms. Except as set forth above or in Section 3.3(a) of the Company Disclosure Schedule, as of the Measurement Date, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) subscriptions, options, warrants, calls or other similar rights to acquire from the Company or its subsidiaries, and no obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any rights to share in the equity, income, revenue or cash flow of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), (B) there are no outstanding obligations of the Company or any subsidiary to issue, transfer, repurchase, redeem or otherwise acquire any Company Securities., and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character, including, for the avoidance of doubt any profits interests, stock appreciation rights, equity equivalents or phantom stock or any other right to receive payment relating to the issued or unissued capital stock or voting securities of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the Measurement Date, (i) a list of all holders of outstanding Company Stock Options and Company SARs, the date of grant, the number of shares of Company Common Stock subject to such Company Stock Options and Company SARs, the price per share at which such Company Stock Option and Company SARs may be exercised, the vesting schedule, the expiration date, the number of shares of Company Common Stock subject to each such Company Stock Option and Company SAR that is currently exercisable and the status of any Company Stock Option granted as qualified or nonqualified under Section 422 of the Code and (ii) a list of all stockholders agreements, voting trusts, registration rights agreements and other agreements or understandings relating to voting or disposition of any Shares or the capital stock of the Company’s Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a member of the Company Board or the board of directors of any of its subsidiaries. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any Indebtedness.

(b) All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens. As of the date hereof, except for the Company’s subsidiaries or as set forth in Section 3.3(b) of the Company Disclosure Schedule, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 3.3(b) of the Company Disclosure Schedule sets forth a list of each subsidiary of the Company as of the date hereof and, for each such subsidiary, the holder(s) of the capital stock of, or other equity interests in, such subsidiary and the jurisdiction in which such subsidiary is organized. As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

Section 3.4  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the affirmative vote of at least a majority of the votes cast at a Shareholders Meeting by the holders of the Shares entitled to vote thereon, in accordance with the PaBCL, the Articles of Incorporation and the Bylaws (the “Company Requisite Vote”), and the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Company Board, at a duly called and held meeting, has unanimously adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolving to recommend that shareholders of the Company adopt this Agreement (the “Company Recommendation”). The only vote of the shareholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5  No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not (i) conflict with or violate the Articles of Incorporation or the Bylaws or other equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or result in the creation of any Lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any transnational, domestic or foreign federal, state or local governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body, including any political subdivision thereof (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6  Compliance.

(a) To the knowledge of the Company, neither the Company nor any of its subsidiaries is, and since January 1, 2006 none have been, in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order of any Governmental Entity (collectively and individually, “Law”), or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary, temporary or final (an “Order”) applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties or assets, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect, the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7  SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (all such forms, reports, statements, certificates and other documents filed since December 31, 2005, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports (including any financial statements or other documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b) Since December 31, 2008, the financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments, none of which adjustments are expected, individually or in the aggregate, to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto) (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or required to file any forms, reports or other documents with the SEC.

(c) Since January 1, 2006, subject to any applicable grace periods, the Company and each of its officers has been and is in compliance with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ, except in the case of clauses (i) and (ii) for any such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) (i) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since January 1, 2006 to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2009 to the date of this Agreement. All certificates of the principal executive officer and principal financial officer required by Sarbanes-Oxley to be filed or submitted with the SEC Reports have been so filed or submitted.

(e) Except (i) as reflected, accrued or reserved against on the face of the Company’s consolidated balance sheet as of September 30, 2010 included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended September 30, 2010, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, and (v) as set forth in Section 3.7(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8  Absence of Certain Changes or Events.  Except as set forth in Section 3.8 of the Company Disclosure Schedules, since September 30, 2010, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since September 30, 2010, there has not been: (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants of Company Stock Options, Company SARs or other equity awards pursuant to the terms of a Company Stock Plan); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (e) any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, or (f) any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(a)-(u); provided that, solely for the purposes of this Section 3.8, references to “the date hereof” in clauses (a) through (u) of Section 5.1 shall be deemed to refer to September 30, 2010.

Section 3.9  Absence of Litigation.  Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no material suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against or affecting or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, settlement entered into in the past twelve months, injunction, action, proceeding, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect. No officer or director of the Company or any of its subsidiaries is a defendant in any action or suit or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company or its subsidiaries.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all retirement, welfare, stock option or equity incentive, fringe benefit, severance, change-in-control, retention bonus, deferred compensation, employee loan, vacation or sick pay plans, programs or arrangements and all other material benefit plans, programs or arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), with respect to which the Company or any of its subsidiaries has any liability or under which any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which have been contributed to, sponsored by or maintained by the Company or any of its subsidiaries.

(b) With respect to each written Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established, maintained, funded and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other applicable Law.

(d) No Company Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a defined benefit pension plan subject to Title IV of ERISA.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no restricted actions, suits or claims, audits or investigations (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, (i) the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code and (ii) neither the Company nor any of its subsidiaries has any obligation pursuant to a written agreement to “gross up” any person for the taxes set forth under Code Section 4999 (or any similar provision of Law).

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedules or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement: (i) would entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries has any current or potential obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

(j) The Company has no obligation to pay cash severance to any employees who have terminated employment prior to the date hereof.

Section 3.11  Labor and Employment Matters.  Except as described in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as described in Section 3.11 of the Company Disclosure Schedule, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries has complied in all material respects with all applicable laws relating to employment or labor, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining and the payment of social security and other taxes.

Section 3.12  Insurance.  Set forth in Section 3.12 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries or under which the Company or any of its subsidiaries is currently an insured, a named insured or otherwise the principal beneficiary of coverage and a description of the type of insurance covered by such policies, the names of the insurer, the principal insured, the policy number, the period, scope and amount of coverage and the premium charged. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Except as set forth on Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (a) maintains any material self-insurance or co-insurance programs, or (b) has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

Section 3.13  Properties.  Section 3.13 of the Company Disclosure Schedule contains a true and complete list of (i) the addresses of all real property leased, subleased (as either subtenant or sublandlord), licensed or otherwise occupied by the Company or any of its subsidiaries (the “Leased Real Property”), and (ii) the leases for the Leased Real Property (together with all amendments, extensions, renewals, guaranties, security deposits currently held in connection therewith, and other agreements with respect thereto, the “Real Property Leases”). The Leased Real Property listed on Section 3.13 of the Company Disclosure Schedule constitutes all of the real property used, owned or occupied by the Company or any of its Subsidiaries as of the date hereof. The Company or a subsidiary of the Company owns and has good and marketable title to all of its material personal property and assets and has good and valid leasehold interests in each parcel of Leased Real Property, in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases Liens for Taxes not due and payable as of the Closing Date, and other Liens, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries

(collectively, “Permitted Liens”)); provided that no representation is made under this Section 3.13 with respect to any Intellectual Property Rights. Neither the Company nor any of its subsidiaries owns, and, except as set forth on Section 3.13 of the Company Disclosure Schedule, neither has owned within the past five (5) years, any real property. Neither the Company nor any of its subsidiaries has assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in any such Real Property Lease.

Section 3.14  Tax Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law) has been entered into by or with respect to Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) any adjustments pursuant to Section 481 of the Code or any similar provision of Law (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, or (v) an election pursuant to Section 108(i) of the Code, (j) neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder, (k) with respect to any contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is party that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, (A) each such nonqualified deferred compensation plan has, since January 1, 2009, complied in all material respects with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and any Treasury guidance issued thereunder; (B) no material amount under any such nonqualified deferred compensation plan is expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code; and (C) except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligation pursuant to a written agreement to “gross-up” any person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code, (l) each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party, and (m) none of the Company or its subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

Section 3.15  Proxy Statement.  The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the

Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.

Section 3.16  Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the laws of the Commonwealth of Pennsylvania applicable to the Company (collectively, “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17  Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no legal disputes, claims, actions or proceedings, pending or, to the knowledge of the Company, threatened (i) alleging infringement of any Intellectual Property Rights of any third party by the Company or any of its subsidiaries, or (ii) challenging the ownership or use of the Company IP. To the knowledge of the Company, none of the Company IP infringes any Intellectual Property Rights of any person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no third parties are infringing any Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has made any claims alleging that any third party is infringing any Company IP.

(b) To the knowledge of the Company, the Company or one of its subsidiaries owns the right, title and interest in and to, free and clear of any Liens, or has the right or license to use, all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except pursuant to the first sale doctrine or a license agreement, reseller agreement or distributor agreement entered into in the ordinary course of business with a third party, no person, other than the Company and its subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products to any third party.

(c) Section 3.17(c) of the Company Disclosure Schedule contains a true and complete list of all Registered IP owned by the Company or one of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fees that are or have become due with respect to such Registered IP on or before the Closing have been or will be timely paid prior to Closing. The Company and its subsidiaries have taken all actions reasonably necessary to maintain the applications and registrations of Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Entities.

(d) Section 3.17(d) of the Company Disclosure Schedule contains a true and complete list of all material licenses and other agreements pursuant to which (i) the Company or any subsidiary is granted rights in any third-party Intellectual Property Rights (excluding any commercially available off-the-shelf non-custom software) that are (A) sold, bundled or distributed with, or embedded, integrated or incorporated into, the Company Software Products, (B) used in the development of any Company Software Product, or (C) used or held for use by the Company or any of its subsidiaries for any other purpose, including for the internal operations of the Company’s or any of its subsidiaries’ respective businesses (collectively, all licenses and agreements listed in Section 3.17(d)(i) of the Company Disclosure Schedule, the “Company Inbound Agreements”), or (ii) the Company or any of its subsidiaries has granted to any person (A) any licenses or rights under any Company IP (other than non-exclusive licenses granted in the ordinary course of business to customers), (B) any rights to resell or otherwise distribute the Company Software Products (collectively, all licenses and agreements listed in Section 3.17(d)(ii) of the Company Disclosure Schedule, the “Company Outbound Agreements”).

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has disclosed, delivered or otherwise provided the source code of any Company Software Product or any material part thereof to a third party pursuant to an escrow arrangement or otherwise. The Company or one of its subsidiaries, as applicable, is in the possession of the source code and object code for all of the Company Software Products.

(f) Neither the Company nor any of its subsidiaries has granted any currently effective exclusive license with respect to, any Company IP, including any Company Software Products, to any other person.

(g) To the Knowledge of the Company, Section 3.17(g) of the Company Disclosure Schedule contains a complete and accurate list of all Public Software that is used with, in the development of, or incorporated in the Company Software Products, and for each item of such Public Software identified, specifies the license that the Public Software is licensed under. To the Knowledge of the Company, none of the Company Software Products have been distributed or are being used in conjunction with any Public Software in a manner which would require that such Products be disclosed or distributed in Source Code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License. Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, only the object code relating to any Company Software Products has been licensed or disclosed to any third party.

(h) To the Knowledge of the Company, the Company IP and other computer software, computer hardware and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its subsidiaries in the conduct of their respective businesses are sufficient in all material respects for the conduct of such business as conducted as of the date hereof.

(i) All current employees of the Company, and to the Knowledge of the Company all former employees of the Company, that have created or contributed to any Company IP owned by the Company or its subsidiaries have assigned or otherwise transferred to the Company or its subsidiaries all ownership and other rights of such person in any such Intellectual Property Rights developed for the Company or its subsidiaries.

(j) To the Knowledge of the Company, the participation by the Company and its subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements and other obligations of any such organization. Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Company IP to any third party. No Company IP has been submitted to such a pool, body, association or organization.

(k) No federal, state, local or other governmental entity nor any university, college, other educational institution or research center has material rights in or to any material Company IP other than pursuant to a valid, nonexclusive license granted by the Company or any of its subsidiaries.

(l) The Company or any subsidiary has not granted any warranties with respect to the Company Software Products that materially deviate from the standard warranties the Company provides with respect to such Company Software Products and that are in effect as of the date of this Agreement except for negotiated variations in the duration of warranty periods. During the twelve (12) months prior to the date of this Agreement, the Company and its subsidiaries have not received any warranty claims related to the Company Software Products that are (i) for amounts in excess of $50,000, (ii) claims under any “epidemic failure” or similar clause, or (iii) other material claims outside the ordinary course of business.

Section 3.18  Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, and to the knowledge of the Company, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials, at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in the Real Property Leases.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) ‘‘Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety currently in effect.

(ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) ‘‘Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19  Contracts.

(a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a material contract relating to material Intellectual Property Rights, other than non-exclusive, off-the-shelf software licenses, and Contracts for the non-exclusive license of products and services to customers in the ordinary course of business; (iii) relating to any Indebtedness of the Company or any of its subsidiaries or mortgages, pledges, or that otherwise places a Lien on any material asset or material group of assets of the Company or its subsidiaries, or any guaranty thereof in excess of $250,000; (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business or geographic area, including contracts with provisions that would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries); (v) that contains non-solicitation provisions binding the Company or any of its subsidiaries; (vi) that contains most favored nations provisions by the Company or any of its subsidiaries; (vii) relating to the disposition or acquisition by the Company or any of its subsidiaries of assets other than in the ordinary course of business consistent with past practices or pursuant to which the Company or any of its subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company’s subsidiaries; (viii) that involves or is likely to involve annual expenditures in excess of $100,000 in the aggregate; (ix) that provides for the lease of any properties or assets of the Company or its subsidiaries with annual lease payments in excess of $100,000; (x) that provides for the advancement or loan to any third party of amounts in excess of $100,000 (excluding, for the avoidance of doubt, trade accounts receivable incurred in the ordinary course of business); (xi) that contains commitments for material product developments; (xii) that contains any warranty agreements with respect to the Company’s or its subsidiaries’ services or products, other than warranties granted in the ordinary course of business; (xiii) that is between or among the Company or any of its subsidiaries, (xiv) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company; or (xv) that provides for change-in-control or retention payments or other compensation with any employee of the Company or its subsidiaries providing for aggregate payments to any Person in any calendar year in excess of $50,000. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, and each Contract set forth in Sections 3.10, 3.11 and 3.17 of the Company Disclosure Schedule is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract and each Real Property Lease is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Real Property Lease expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract and each Real Property Lease, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or any Real Property Lease and (iv) no other party to such Material Contract or Real Property Lease is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20  Affiliate Transactions.  Except as set forth in Section 3.20 of the Company Disclosure Schedule and except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, no affiliate, executive officer, employee or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares, or, to the knowledge of the Company, any relative of any of the foregoing, (i) is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets that is material to the Company and its subsidiaries, taken as a whole, or (ii) has any material interest in any material property owned by the Company or any of its subsidiaries or (iii) is a creditor or debtor of the Company or its subsidiaries.

Section 3.21  Opinion of Financial Advisor.  Piper Jaffray & Co. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been provided to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 3.22  Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Financial Advisor, pursuant to which the Financial Advisor could be entitled to any payment from or any right of first offer or similar right with respect to the Company relating to the transactions contemplated hereby.

Section 3.23  Change of Control.  Section 3.23 of the Company Disclosure Schedule sets forth the estimated amount of (i) any compensation, benefit, obligation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or any of its subsidiaries or any other person (other than the Financial Advisor), in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby

(assuming that the severance obligations pursuant to the agreements set forth in Section 3.23 of the Company Disclosure Schedule are not triggered) and (ii) any earn-out or similar deferred payment obligations to which the Company or any of its subsidiaries is liable, contingently or otherwise, as obligor or otherwise.

Section 3.24  Major Customers and Suppliers.  Section 3.24 of the Company Disclosure Schedule sets forth a list of the top ten customers (the “Major Customers”) and a list of the top ten suppliers (the “Major Suppliers”) of the Company and its subsidiaries, taken as a whole, for each of the last three years, as measured by the dollar amounts of purchases therefrom or thereby and showing the approximate total purchases by such Major Customers from the Company and by the Company from such Major Supplier. To the Company’s knowledge, as of the date hereof, there has not been any material adverse change in the business relationship between the Company and/or its subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, or any material controversies with any Major Customer or Major Supplier. Neither the Company nor any of its subsidiaries has received written notice, nor do they reasonably believe, that any Major Customer or Major Supplier (i) is contemplating terminating its relationship with the Company and/or its subsidiaries, or (ii) shall stop, or materially decrease the rate of, supplying or buying (as the case may be) materials, products or services to or from (as applicable) the Company and/or its subsidiaries.

Section 3.25  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1  Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Department of State of the Commonwealth of Pennsylvania of the Articles of Merger as required by the PaBCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6  Brokers.  No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7  Financing.  Parent has delivered to the Company true, complete and correct copies of an executed commitment letter from Golden Gate Capital Opportunity Fund, L.P. (the “Equity Financing Commitment”), pursuant to which the investors party thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing”). The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement and as of the date of this Agreement no such amendment or modification is contemplated. As of the date of this Agreement, (i) the commitments contained in the Equity Financing Commitment have not been withdrawn or rescinded in any respect, and (ii) the Equity Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent or Merger Sub, each of the other parties thereto. Assuming the Equity Financing is funded in accordance with the Equity Financing Commitment and together with the Company’s Freely Available Cash (including, without limitation, the Company Cash Deposit), Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.8  Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.9  Ownership of Shares.  Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested shareholder” of the Company, as defined in Section 2553 of the PaBCL.

Section 4.10  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.

Section 4.11  Guaranty.  Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. As of the date hereof, the Guaranty is in full force and effect and is valid, binding and enforceable obligations of the Guarantor (except to the extent that enforceability may be limited to by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditor’s rights generally or by general principals of equity). As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.

Section 4.12  Absence of Certain Agreements.  As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company (other than employees of the Company and its subsidiaries) would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.

Section 4.13  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and in a manner consistent in all material respects with past practice. The Company shall and shall cause each of its subsidiaries to use its commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) preserve in all material respects the present relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has material business relations, (iii) keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear), other than those disposed of in the ordinary course of business, (v) maintain all insurance and permits necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, and (vii) maintain, enforce and protect all of the material Company IP in a manner consistent in all material respects with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of Parent in its sole discretion (provided that Parent’s consent shall not be unreasonably withheld or delayed solely with respect to clauses (k), (l), (o) and (s) of this Section 5.1):

(a) amend or propose any amendment of or otherwise change the Articles of Incorporation or the Bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of, grant or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of previously issued Company Stock Options, Company SARs or the vesting of equity awards in accordance with the terms of any Company Plan, or (ii) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d) adjust, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting, settlement or exercise of any grants of Company Stock Options, Company SARs or other equity award pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire, or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of the operating assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business); (ii) merge or consolidate with any other person; or (iii) liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;

(f) other than in the ordinary course of business consistent with past practice, enter into or amend, modify or supplement on terms materially adverse to the Company and its subsidiaries, taken as a whole, fail to renew, cancel or terminate any Real Property Lease, Material Contract or Contract (which if entered into prior to the date hereof would be a Material Contract), or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Real Property Lease, Material Contract or otherwise);

(g) make or authorize any new capital expenditures involving more than an aggregate amount of $100,000 per fiscal quarter, except in accordance with the Company’s capital expenditure budget and prior fiscal year carryover amounts set forth in Section 5.1(g) of the Company Disclosure Schedule, or fail to expend funds for budgeted capital expenditures or commitments;

(h) sell, lease, license, transfer, grant, exchange or swap, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its or any of its subsidiary’s properties or assets with a value in excess of $100,000 individually or $250,000 in the aggregate or the capital stock of its subsidiaries, other than sales of products and services in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed on Section 5.1(h) of the Company Disclosure Schedule;

(i) incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e) above), in each case, other than (A) in the ordinary course of business and (B) in an amount not to exceed $100,000;

(j) (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the Company or such subsidiary, except, solely with respect to non-officer employees, in the ordinary course of business consistent with past practice or required by the terms of a Company Plan in effect as of the date of this Agreement, (ii) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Plan, (iii) enter into, establish, adopt, renew or amend any consulting, employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its subsidiaries (other than as required by the terms of a Company Plan in effect as of the date of this Agreement) or terminate any Company Plan, or (iv) pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a Company Plan in effect as of the date of this Agreement; provided, however, that nothing in this Section 5.1(j) shall prohibit the Company or any of its subsidiaries (A) from taking any action relating to the termination or promotion of employees in the ordinary course of business consistent with past practice or (B) from filling a position referenced in Section 5.1(j) of the Company Disclosure Schedule;

(k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(m) of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries and any of its or their assets, taken as a whole;

(n) other than in the ordinary course of business consistent with past practice, pay, discharge, cancel, waive or satisfy any material claims, liabilities or obligations (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any of its Subsidiaries);

(o) except for customer contracts entered into in the ordinary course of business consistent with past practice, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property Rights, including for any current or new Third Party Software;

(p) fail to maintain, enforce or protect any material Company IP, except in the ordinary course of business in all material respects consistent with past practice;

(q) make any material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the SEC Reports;

(r) take, commit to take, or fail to take any action that (i) would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) would result in any of the conditions to the consummation of the Merger not being satisfied, or (iii) would materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(s) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or its subsidiaries;

(t) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN; or

(u) authorize, commit to or agree to take any of the actions described in Sections 5.1(a)-(t).

Section 5.2  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 5.3  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Proxy Statement.  As soon as reasonably practicable and in no event later than March 14, 2011, the Company shall, with the cooperation of Parent in accordance with this Section 6.1, prepare and file its Proxy Statement with the SEC. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

Section 6.2  Shareholders Meeting.

(a) The Company, acting through the Company Board (or an Authorized Committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting this Agreement (the “Shareholders Meeting”) and (ii) subject to Section 6.4(d), include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Requisite Vote.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated.

Section 6.3  Access to Information.

(a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors and representatives to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling and that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.

(b) Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.3 shall require the Company to disclose any information that, after consultation with legal counsel, the Company concludes in good faith, (i) it is not legally permitted to disclose or the disclosure of which would contravene any Law or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, (ii) the disclosure of which would jeopardize any attorney-client privilege, work product doctrine or other legal privilege, (iii) the disclosure of which would conflict with, violate or cause a default under any existing contract or agreement to which it is a party, or (iv) constitutes any competitively sensitive information or trade secrets of Third Parties; provided, that, in each of the foregoing cases, the parties hereto shall cooperate to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. If any of the information or material furnished pursuant to this Section 6.3 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) The Non-Disclosure Agreement, dated as of October 7, 2010 (the “Confidentiality Agreement”), by and between the Company and Golden Gate Private Equity, Inc. shall, subject to Section 6.4 of this Agreement, continue to apply with respect to information furnished by the Company, its subsidiaries and the Company’s Representatives hereunder.

(e) For the avoidance of doubt, the disclosure of information with respect to an Acquisition Proposal shall be exclusively governed by the provisions of Section 6.4.

Section 6.4  Acquisition Proposals; No-Shop.

(a) Except as specifically permitted in Section 6.4(d), from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to, and shall not authorize or permit its Representatives to, directly or indirectly:

(i) solicit, initiate, facilitate or encourage any inquiries, offers or proposals relating to an Acquisition Proposal;

(ii) engage in or continue discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its subsidiaries to, any person that has made an Acquisition Proposal;

(iii) fail to make, withdraw (or not continue to make), modify, qualify or amend the Company Recommendation in any manner adverse to Parent (a “Company Adverse Recommendation Change”);

(iv) approve, endorse, recommend or publicly propose to recommend any Acquisition Proposal;

(v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or

(vi) enter into any agreement in principle, arrangement, understanding or Contract relating to an Acquisition Proposal other than an Acceptable Confidentiality Agreement.

(b) Except as specifically permitted in Section 6.4(d), the Company shall, and shall cause each of its subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an interest or intention to make an Acquisition Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.4 and shall instruct its Representatives to notify the Company as promptly as practicable following receipt of an Acquisition Proposal.

(c) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt by the Company or any of its subsidiaries (including through a notification by its Representatives) of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request). The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of the status of any such Acquisition Proposal, indication, inquiry or request and any related communications to or by the Company, any of its subsidiaries or its representatives. The Company shall not, and shall cause its subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement, which prohibits the Company from providing such information to Parent or requires the Company to negotiate on an exclusive basis (other than with respect to matters in the ordinary course of business and unrelated to an Acquisition Proposal) with such other person. The Company shall not, and shall cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill to which it or any of its subsidiaries is a party, and the Company shall, and shall cause its subsidiaries to, seek enforcement of the provisions of any such agreement, in each case, except to the extent the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.

(d) Subject to the Company’s compliance with the provisions of this Section 6.4, and only until the Company Requisite Vote is obtained, the Company and the Company Board (or any Authorized Committee) shall be permitted to:

(i) engage in discussions with a Person who has made a written Acquisition Proposal not solicited in violation of this Section 6.4 if and only if, prior to taking such action, (A) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law;

(ii) furnish or disclose any non-public information relating to the Company or any of its subsidiaries to a person who has made a written Acquisition Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, (A) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law and (C) the Company (1) has caused such person to enter into an Acceptable Confidentiality Agreement and (2) promptly discloses the same such non-public information to Parent if not previously disclosed;

(iii) in response to the receipt of any written Acquisition Proposal not solicited in violation of this Section 6.4, approve, endorse or recommend an Acquisition Proposal and, in connection therewith, make a Company Adverse Recommendation Change, if (A) the Company Board (or any Authorized Committee) has determined in good faith, after consultation with a nationally-recognized financial advisor (which may be the Financial Advisor) and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fourth (4th) Business Day following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Company Board (or such Authorized Committee) is prepared to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new four (4) Business Day period); and provided further that in determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Company Board (or such Authorized Committee) shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal continues to constitute a Superior Proposal; or

(iv) subject to the termination of this Agreement in accordance with Section 8.3, enter into an agreement providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary in this Agreement, the Company Board (and any Authorized Committee) shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines in good faith, after consultation with outside legal counsel, is required under applicable Law, provided, however, that neither the Company nor the Company Board shall (x) recommend that the shareholders of the Company tender their Shares in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (y) withdraw, modify or amend the Company Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 6.4(d)(iii) have been satisfied; and provided, further, that any disclosure in connection with the commencement of a tender or exchange offer with respect to the Shares, other than a recommendation against acceptance of such offer or a “stop-look-and-listen” communication to the shareholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act, shall be deemed to constitute a Company Adverse Recommendation Change.

Section 6.5  Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, the Surviving Corporation and each of its subsidiaries, as applicable, shall honor and perform those pre-existing change-in-control agreements set forth in Section 3.10(a) of the Company Disclosure Schedule and maintain, for the period commencing at the Effective Time and ending on the date on which the protected period during which the Company Employee would receive benefits if his or her employment is terminated for “Good Reason” or “Without Cause”, as specified in each such change-in-control agreements, lapses or expires (the “Protected Period”), the severance-related and other provisions thereof and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee whose employment is terminated during such Protected Period pursuant to circumstances that would give rise to severance payments and benefits under such change-in-control agreements.

(b) As of and after the Effective Time, the Surviving Corporation shall give Company Employees full credit for purposes of eligibility, participation, and vesting (other than vesting under future equity awards and not for purposes of benefit accruals under any defined benefit pension plans as defined in Section 3(2) of ERISA, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall use commercially reasonable efforts to cause there to be waived any waiting periods or other requirements for participation or coverage (except to the extent such waiting periods or other requirements applied immediately prior to the Closing Date). With respect to each Parent Plan that provides group health benefits, including, without limitation, medical, dental and vision benefits, Parent or its subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations (except to the extent such waiting periods or other requirements applied immediately prior to the Closing Date) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(c) From and after the Effective Time, the Surviving Corporation will honor and perform, and will, as applicable, cause its subsidiaries to honor, in accordance with its terms (including, without limitation, any terms with respect to amendment, waiver, modification or termination set forth therein except as provided in Section 6.5(a) hereof), (i) each existing Company Plan, and (ii) all obligations in respect of vested and accrued benefits under any Company Plan, in each of the foregoing cases referenced in clauses (i) and (ii) above, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the date of this Agreement.

(d) Nothing in this Section 6.5, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement (including, without limitation, any right to employment or continued employment for any period of time or any right to a particular term or condition of employment), or (ii) shall constitute an amendment to any Company Plan.

Section 6.6  Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the PaBCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company is unable to obtain such “tail” insurance policies as of the Effective Time by reason of such “tail” insurance policies being unavailable for purchase for any reason, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

Section 6.7  Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; and (B) using commercially reasonable efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) commercially reasonable efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) If applicable, in furtherance and not in limitation of the provisions of Section 6.7(a), each of the parties agrees to prepare and file as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to file as promptly as practicable any filings, notifications or reports required under any Foreign Merger Control Laws. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or such Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or such Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.7(a)(y) to use its commercially reasonable efforts shall not include Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby.

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.8  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.8 shall limit the Company’s or the Company Board’s rights under Section 6.4.

Section 6.9  Anti-Takeover Statutes.  If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.10  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

Section 6.11  Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12  Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.13  Financing.

(a) Parent shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in or contemplated by the Equity Financing Commitment and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Financing Commitment without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Equity Financing below the amount which, together with the Company’s Freely Available Cash (including the Company Cash Deposit), is required to consummate the Merger, (x) impose new or additional conditions to the receipt of the Equity Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Equity Financing Commitment (provided, that, for the avoidance of doubt, Parent and Merger Sub may replace or amend the Equity Financing Commitment to add investors or similar entities, if the addition of such additional parties, individually or in the aggregate, would not prevent or materially delay or impair the availability of the financing under the Equity Financing Commitment or the consummation of the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Equity Financing Commitment or definitive document related to the Equity Financing of which Parent or Merger Sub become aware; (B) of the receipt of any written notice or other written communication from any party to any Equity Financing Commitment with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Equity Financing or any provisions of the Equity Financing Commitment or any definitive document related to the Equity Financing; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Financing Commitment or the definitive documents related to the Equity Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide notice of the circumstances referred to in clauses (A), (B) or (C) of the immediately preceding sentence.

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with obtaining any debt financing that it elects to seek, including: (a) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (b) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections and similar documents reasonably necessary, proper or advisable in connection with such debt financing; (c) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably required in connection with such debt financing (all such information in this clause (c), the “Required Information”); (d) taking all actions reasonably necessary to permit the lenders involved in the debt financing to evaluate the Company’s and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; (e) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided that such documents will not take effect until the Effective Time; and (f) taking all corporate actions reasonably necessary to permit the consummation of such debt financing and to permit the proceeds thereof, together with the cash at the Company and its subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with the performance of the provisions of this Section 6.13(b).

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the financing of any kind is not a condition to Closing.

Section 6.14  Stock Exchange Delisting.  Each of the Company and Parent shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time. Notwithstanding the foregoing, the Company shall cause the continued trading and quotation of the Company Common Stock on NASDAQ during the term of this Agreement.

Section 6.15  Parent Vote.

(a) Parent shall be present for the purposes of a quorum and shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 1766 of the PaBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been duly adopted by the Company Requisite Vote in accordance with the applicable Law and the Articles of Incorporation and the Bylaws.

(b) Regulatory Consents.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) No Injunctions or Restraints.  No applicable Law shall prohibit the consummation of the Merger and there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as provided herein, no proceeding or lawsuit shall be pending by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially impair or delay or restructure the transactions contemplated hereby.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties.  (i) All representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (except in the case of Section 3.15, without giving effect to any materiality or Material Adverse Effect qualification for purposes of a determination of any breach of such other representations and warranties) at and as of the Closing as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that those representations and warranties made as of a specified date need be true and correct in all respects only as of the specified date); provided that, (x) in the event of a breach of a representation or warranty of the Company other than an Identified Company Representation, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches of such representations and warranties (other than the Identified Company Representations) taken together has had, or is reasonably expected to have, a Material Adverse Effect and (y) with respect to breaches of the Identified Company Representations set forth in Section 3.3, Section 3.10(g), Section 3.10(j), Section 3.22 and Section 3.23, the condition set forth in this Section 7.2(a) shall be deemed satisfied if the failure of such representations and warranties to be correct in all respects has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, of more than $250,000; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed (i) in all respects, all obligations required to be performed by it under Section 2.3 hereof at or prior to the Closing Date, and (ii) in all material respects, all obligations required to be performed by it under this Agreement (other than those set forth in Section 2.3) at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect.

(d) No Pending Litigation.  There shall not be pending by or before any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including, without limitation, the right to vote Company Common Stock on all matters properly presented to the shareholders of the Company.

(e) Director Resignations.  At the Closing, the Company shall deliver signed letters of resignation from each member of the Company Board (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each subsidiary of the Company) pursuant to which each such director resigns from his or her position as a director of the Company (and/or any such subsidiary, as applicable) and makes such resignation effective at or prior to the Effective Time.

Section 7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (A) at and as of the date hereof and (B) at and as of the Closing as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that representations and warranties made as of a specified date need be true and correct only as of the specified date), without giving effect to any materiality or Parent Material Adverse Effect qualification, except where such failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.7 and 6.13.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2  Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company at any time prior to the Closing:

(a) if the Merger has not been consummated on or before May 31, 2011 (the “Termination Date”) except that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Mergers by such date;

(b) (i) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Shareholders Meeting (or adjournment or postponement thereof) and the Company Requisite Vote is not obtained upon a vote taken thereon or (ii) if this Agreement has not been submitted to the shareholders of the Company for adoption at a duly convened Shareholders Meeting, by the date that is five (5) calendar days prior to the Termination Date;

(c) if any applicable Law prohibits consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger and such Order has become final and nonappealable.

Section 8.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including, but not limited to,

Section 6.4 herein), to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (ii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or

(c) if all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready and willing to consummate on that date.

Section 8.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if

(a) the Company Board (i) shall have made a Company Adverse Recommendation Change, (ii) fails to include in the Proxy Statement when mailed the Company Recommendation, (iii) fails to call the Shareholders Meeting or fails to mail the Proxy Statement within five (5) Business Days after being cleared by the SEC (or in the case of no comments by the SEC, within five (5) Business Days after the tenth (10th) calendar day from the date of the initial filing of the preliminary Proxy Statement), or (iv) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act);

(b) the Company enters into, or publicly announces its intention to enter into, an Alternative Acquisition Agreement;

(c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4(c) if Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.3(a) or 7.3(b) not to be capable of being satisfied; or

(d) there shall have been a material breach of Section 6.2 or Section 6.4.

Section 8.5  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that the provisions set forth in this Section 8.5, Section 8.6, Section 6.13(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) this Agreement is terminated pursuant to Section 8.2(a) or Section 8.4(c), (y) any person shall have made or publicly disclosed an intention to make an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal, to the extent publicly disclosed, shall not have been publicly withdrawn prior to such termination, and (z) prior to or within twelve (12) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of each of this clause (z) and clause (A) below, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) (x) this Agreement is terminated pursuant to Section 8.2(b), (y) any person shall have publicly made or publicly disclosed an intention to make an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or at least 10 Business Days prior to the Shareholders Meeting, and (z) prior to or within twelve (12) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of each of this clause (z) and clause (A) below, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(iii) this Agreement is terminated by Parent pursuant to Section 8.4(a), 8.4(b) or 8.4(d); or

(iv) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall pay Parent or its designee (A) in the case of clauses (i) and (ii) above, if this Agreement has been terminated by the Company, then immediately prior to and as a condition to such termination, and if this Agreement has been terminated by Parent, within (2) Business Days following such termination, an amount equal to the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000), and within two (2) Business Days prior to and as a condition to the consummation by the Company of any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in subclause (i)(z) or (ii)(z), as applicable, above), 100% of the Termination Fee (as defined below) minus the Expenses of Parent, Merger Sub and their affiliates previously paid pursuant to this clause, (B) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, 100% of the Termination Fee, and (C) in the case of clause (iv) above, immediately prior to or substantially concurrently with and as a condition to the effectiveness of such termination, 100% of the Termination Fee, in each case by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion (excluding, for the avoidance of doubt, the two installment payments contemplated by the preceding clause (A)). “Termination Fee” shall mean an amount equal to $3,000,000, plus the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000).

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.2(b) or 8.4(c), then the Company shall, within two (2) Business Days after the date of such termination, pay to Parent or its designee an amount equal to the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000) by wire transfer of immediately available funds; provided that Parent, Merger Sub or its affiliates shall only be entitled to a single recovery of its Expenses pursuant to this Section 8.5(c) and Section 8.5(b) and the Company shall not be obligated to reimburse the Expenses of Parent, Merger Sub or its affiliates pursuant to each of this Section 8.5(c) and Section 8.5(b).

(d) In the event that this Agreement is terminated pursuant to:

(i) Section 8.3(b); or

(ii) Section 8.3(c);

then Parent shall, within two (2) Business Days after the date of such termination, pay or cause to be paid to the Company, an amount equal to $4,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(e) (i) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 8.5(b), Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.5(b), together with any amounts payable pursuant to Section 8.5(f), and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective affiliates nor any other person shall have any rights or claims against the Company or any of its affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby.

(ii) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing for any reason or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantor and any of their respective former, current or future general or limited partnership, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (collectively, the “Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any breach, loss or damage shall be to terminate this Agreement and, to the extent and only to the extent provided by Section 8.5(c) or pursuant to the Guaranty, as applicable, to receive payment of the Parent Fee from Parent (or Guarantor under the Guaranty), together with any amounts payable pursuant to Section 8.5(f), and upon payment in full of such amounts, neither the Company nor any other person shall have any rights or claims against any Parent Related Parties under or relating to this Agreement, the Equity Financing Commitment or the Guaranty or the transactions contemplated hereby or thereby, nor shall the Company or any other person be entitled to bring or maintain any other claim, action or proceeding against the Parent Related Parties arising out of this Agreement, the Equity Financing Commitment or the Guaranty, any of the transactions contemplated hereby or thereby.

(f) If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commence litigation or arbitration which results in a judgment (or any settlement payment) against the other party for the payment set forth in this Section 8.5, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of JPMorgan Chase & Co. in effect on the date such payment was required to be made plus five percent (5%) per annum through the date such payment was actually received.

(g) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties acknowledge that the Termination Fee and the Parent Fee, in the circumstances in which such fees become payable, constitute liquidated damages and are not a penalty. Each of the Termination Fee, the Parent Expenses amount and the Parent Fee provided for in this Section 8.5 is payable under the terms provided in this Section 8.5 whether or not there has been any breach of this Agreement.

(h) The party seeking to terminate this Agreement pursuant to Sections 8.2, 8.3 or 8.4, as applicable, shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this Article VIII, any valid termination of this Agreement pursuant to Sections 8.2, 8.3 or 8.4, as applicable, shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable. In the event of a valid termination of this Agreement pursuant to Section 8.2, 8.3 or 8.4, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except that the provisions set forth in this Section 8.5, Section 8.6, Section 6.13(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement.

Section 8.6  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.7  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Closing, whether before or after adoption of this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8  Waiver.  At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guaranty), shall survive the Closing, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Closing and (b) those contained in this Article IX.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(c) if to Parent or Merger Sub:

c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Attention: John Knoll
Facsimile: (415) 983-2701
E-Mail: jknoll@goldengatecap.com

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis, LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention: Stephen D. Oetgen
Facsimile: 415-439-1500
E-Mail: stephen.oetgen@kirkland.com

(d) if to the Company:

Tollgrade Communications, Inc.
3120 Unionville Road
Suite 400
Cranberry Township, PA 16066
Attention: Jennifer M. Reinke, General Counsel
Facsimile: (724) 720-1580
E-mail: jreinke@tollgrade.com

with an additional copy (which shall not constitute notice) to:

Reed Smith LLP
225 Fifth Avenue
Pittsburgh, PA 15222
Attention: David L. DeNinno, Esq.
Facsimile: 412 288 3063
E-mail: ddeninno@reedsmith.com

All such notices, requests, claims, demands and other communications shall be deemed received, if delivered via facsimile or e-mail, the date of transmission (transmission confirmed) if sent prior to 5:00 p.m. on a Business Day (and if sent after 5:00 p.m. on a Business Day, then on the next succeeding Business Day) and, if delivered via hand or registered or certified mail, on the date of receipt by the recipient thereof.

Section 9.3  Certain Definitions.  For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company and its subsidiaries to keep such information confidential; provided, in the case of clause (ii) that such agreement shall (x) not prohibit the Company from providing information to Parent or require the Company to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its(their) representatives named therein) and (y) contain such terms and conditions that are substantially the same as those contained in the Confidentiality Agreement.

(b) “Acquisition Proposal” means, any proposal, offer, indication of interest or inquiry relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole (other than a merger involving only the Company and one or more of its wholly-owned subsidiaries), (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a liquidation or dissolution of the Company, (v) a reorganization or recapitalization of the Company, other than any such transaction that does not involve a transfer of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the voting power of the capital stock of the Company, or (vi) any other transaction having a similar effect to those described in clauses (i) — (v), including any other transaction the consummation of which is reasonably likely to impede, interfere with, prevent or materially delay the Merger, in each case other than the transactions contemplated by this Agreement.

(c) “Action” means any actual or threatened claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative.

(d) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(f) “Authorized Committee” means a special committee or any other committee of the Company Board given power by the Company Board for any purpose under this Agreement.

(g) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

(h) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in Pittsburgh, Pennsylvania.

(i) “Company IP” means all Intellectual Property Rights used or held for use in the operation of the business of the Company or any of its subsidiaries as currently conducted.

(j) “Company Related Parties” means, collectively, Company and its subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing.

(k) “Company Software Products” means all material Software products developed and owned by the Company or any of its subsidiaries that are (i) offered for license by the Company or any of its subsidiaries or (ii) used in the conduct of their respective businesses.

(l) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(m) “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred or payable by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(n) “Identified Company Representations” means the representations or warranties of the Company set forth in Section 3.1(a) and (b) (Organization and Qualification), Section 3.3 (Capitalization) (other than changes in Section 3.3(a) relating to the exercise of Company Stock Options or Company SARs granted on or prior to the date hereof and the issuance of Shares upon the exercise of Company Stock Options or Company SARs granted on or prior to the date hereof), Section 3.4 (Authority), Section 3.10(g) (280G), Section 3.10 (j) (Severance Obligations), Section 3.15 (Proxy Statement), Section 3.16 (Takeover Statutes), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Brokers) and Section 3.23 (Change of Control).

(o) “Indebtedness” means, with respect to the Company and its subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) guarantees and similar commitments relating to any of the foregoing items, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

(p) “Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trademark and service mark registrations and applications, trade dress, logos, slogans and trade names, whether or not registered, and all goodwill associated therewith; (iv) copyrights, copyrightable works, copyright registrations and applications, rights in databases and related rights, whether or not registered; (v) mask works; (vi) Software; (vii) Internet domain names and Internet websites and the content thereof, (viii) trade secrets, confidential, technical and business information, and know-how; (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions; (x) all other intellectual property or proprietary rights; and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

(q) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(q)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent.

(r) “Material Adverse Effect” means any event, change, occurrence, circumstance or developments or effect that individually or in the aggregate, (A) prevents or materially delays, or is reasonably expected to prevent or materially delay, the ability of the Company and its subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (B) would have or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than, solely with respect to clause (B) of this definition, any event, change, occurrence, circumstance or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.1(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is required by this Agreement or (x) any actions taken at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants.

(s) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity (including a “person” as defined in Section 13(d)(3) of the Exchange Act).

(t) “Registered IP” means all material U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reexaminations, reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations. Notwithstanding the foregoing, Registered IP does not mean any patent, patent application, trademark, or trademark application that was intentionally abandoned, or a decision to abandoned has been made, by the Company or any of its subsidiaries in the reasonable business judgment of the Company or such subsidiary.

(u) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives of Parent or the Company, as applicable, and their respective subsidiaries.

(v) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user documentation, user manuals, specifications and training materials, relating to any of the foregoing.

(w) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(x) “Superior Proposal” means a bona fide written Acquisition Proposal (with references in the definition of the term “Acquisition Proposal” to the figure “20%” deemed to be replaced by the figure “50%”) that (i) the Company Board (or any Authorized Committee) determines, in its good faith judgment, (after consultation with its financial advisors and its outside legal counsel) would, if consummated, result in a transaction (A) that offers for each Share an amount in consideration greater than the Merger Consideration as of the date of determination, and (B) that is, in light of all of the terms of such proposal, more favorable to the Company than the transactions contemplated by this Agreement, including the Merger, or in any other binding proposal made by Parent after Parent’s receipt of notice of a proposed Company Adverse Recommendation Change in response to a Superior Acquisition Proposal, and (ii) the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated in a timely manner on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal (including, without limitation, the identity and nature of the proposing party), and for which financing, if a cash transaction (whether in whole or in part), is then fully committed on terms no more conditional than the terms of the transactions contemplated by this Agreement and the Equity Financing Commitment taken as a whole.

(y) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

(z) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

(aa) “Third Party” means any person other than Parent, Merger Sub or any affiliates thereof.

Section 9.4  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Confidentiality Agreement and the Guaranty constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6  Parties in Interest.  Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the Company, Parent and Merger Sub. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (but in any case contingent upon the Effective Time): (a) as provided in Section 6.6 and (b) the rights of holders of Shares to receive the Merger Consideration set forth in Article II.

Section 9.7  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (without giving effect to choice of law principles thereof).

Section 9.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10  Enforcement; Jurisdiction.

(a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, subject to Section 8.5 and Section 9.10(b), prior to the valid termination of this Agreement, Parent shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which Parent is entitled at law or in equity. Without limiting the foregoing, but subject to the provisions of Section 8.5 and Section 9.10(b), in the event of any breach of this Agreement by the Company, each of Parent and Merger Sub retain the right to pursue any and all remedies available at law, in equity, in contract or otherwise, including without limitation specific performance and monetary damages. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Parent and Merger Sub have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b) Without limiting the rights of Parent or its affiliates under and to the extent provided in this Section 9.10, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent or its affiliates, any of the Company Related Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of the Company under and to the extent provided in this Section 9.10, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its affiliates, any of the Parent Related Parties (other than Parent and Merger Sub to the extent provided in this Agreement and the Guarantor to the extent provided in the Guaranty), through either Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Related Party (including any general partner or managing member)) under and to the extent provided in the Guaranty and subject to the limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and any other Parent Related Party (other than Parent and Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

(c) Each of the parties hereto irrevocably agrees that any Action arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Common Pleas of Allegheny County, Commonwealth of Pennsylvania and any state appellate court therefrom within the Commonwealth of Pennsylvania (or, if the Court of Common Pleas declines to accept jurisdiction over a particular matter, any state or federal court within Allegheny County, Commonwealth of Pennsylvania). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives (to the fullest extent permitted by applicable Law), and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each of the parties hereto agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.11  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.12  WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE EQUITY FINANCING COMMITMENT) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TALON HOLDINGS, INC.

BY:	/s/ John Knoll
Name: John Knoll

Title:	Secretary

TALON MERGER SUB, INC.

BY:	/s/ John Knoll
Name: John Knoll

Title:	Secretary

TOLLGRADE COMMUNICATIONS, INC.

BY:	/s/ Edward H. Kennedy
Name: Edward H. Kennedy

Title:	Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TOLLGRADE COMMUNICATIONS, INC.

1. Name.  The name of the Corporation is Tollgrade Communications, Inc.

2. Address of Registered Office.  The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 3120 Unionville Road, Suite 400, Cranberry Township, Butler County, PA 16066.

3. Business Corporation Law of 1988.  The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4. Capital Stock.  (a) Generally.  The authorized capital stock of the Corporation shall be: 50,000,000 shares of Common Stock, par value of $.20 per share, and 10,000,000 shares of Preferred Stock, par value of $1.00 per share.

(b) No Cumulative Voting.  Shareholders shall not be entitled to cumulative voting rights in the election of directors.

5. Uncertificated Shares.  Every class and series of shares, or any part thereof, may be uncertificated. Any share that is represented by a certificate on the date hereof shall only be entitled to be uncertificated after it is first surrendered to the corporation.

6. Personal Liability of Directors and Officers.  (a) Limitation on Liability of Directors. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

(b) Officers: Standard of Care and Personal Liability.  An officer of the Corporation shall perform his duties as an officer in good faith, and in a manner he reasonably believes to be in the best interests of the Corporation, so long as his performance does not constitute self-dealing, willful misconduct or recklessness. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation. The provisions of this paragraph (b) shall not apply to (i) the responsibility or liability of an officer pursuant to any criminal statute or (ii) the liability of an officer for the payment of taxes pursuant to Federal, State or local law.

(c) Nature and Extent of Rights.  The provisions of this Article shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while this Article is in effect, and each director and officer shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any bylaw or provision of the Second Amended and Restated Articles of Incorporation of the Corporation which has the effect of increasing director or officer liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director or officer prior thereto.

Annex B

February 21, 2011

Board of Directors
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15042

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.20 per share (the “Company Common Stock”), of Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”), of the Merger Consideration (as defined below), pursuant to the Agreement and Plan of Merger, dated as of February 21, 2011 (the “Agreement”), by and among the Company, Talon Holdings, Inc., a Delaware corporation (the “Acquirer”) and Talon Merger Sub, Inc. (“Merger Sub”), a Pennsylvania corporation and a newly formed wholly-owned subsidiary of the Acquirer. The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquirer or Merger Sub, will be converted into the right to receive $10.10 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available

Board of Directors
Tollgrade Communications, Inc.
February 21, 2011

estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, including, without limitation, the representation and warranty of the Company that no shares of preferred stock of the Company are outstanding as of the date of the Agreement, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a timely manner.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We were engaged by the Company to act as its financial advisor and will receive a fee from the Company for providing our services, a portion of which is contingent upon the consummation of the Merger. Pursuant to that engagement, we have solicited expressions of interests for a possible business combination with the Company, conducted the bidding process with potential buyers and participated in negotiations with respect to the Agreement.

We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In addition to our engagement in connection with the Merger, we acted as a co-managing underwriter in connection with the May 2010 initial public offering and the December 2010 follow-on offering for Express, Inc., an entity affiliated with the Acquiror, for which we received compensation. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company, the Acquiror and/or entities affiliated with the Company or the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or

Board of Directors
Tollgrade Communications, Inc.
February 21, 2011

short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result. Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company and disclosure to the Acquiror and Merger Sub in accordance with the Agreement (which provides that the Acquiror and Merger Sub may not rely on this opinion), this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquirer’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger,

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Acquirer and its affiliates, if any) as of the date hereof.

  Sincerely,

  PIPER JAFFRAY & CO.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Tollgrade Communications, Inc.

INTERNET
http://www.proxyvoting.com/tlgd
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
69420

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	X
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

FOR	AGAINST	ABSTAIN

1.    To adopt the Agreement and Plan of Merger, dated as of February 21, 2011, as it may be amended from time to time, by and among Tollgrade Communications, Inc., Talon Holdings, Inc., and Talon Merger Sub, Inc.

☐	☐	☐

FOR	AGAINST	ABSTAIN

2.  To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.
☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your Tollgrade Communications, Inc. account online.
Access your Tollgrade Communications, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Tollgrade Communications, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼
PROXY

TOLLGRADE COMMUNICATIONS, INC.

Special Meeting of Shareholders – May 5, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned hereby appoints Edward H. Kennedy and Jennifer M. Reinke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tollgrade Communications, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the company to be held May 5, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
  WO#
69420